NETWORK IMAGING CORPORATION
                         ------------------------------

                    NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                          To Be Held December 31, 1997

                         ------------------------------

To the Stockholders of Network Imaging Corporation:


         NOTICE IS HEREBY GIVEN that a Special Meeting of the Stockholders (the "Special Meeting") of Network Imaging Corporation ("Network Imaging") will be held on December 31, 1997 at 9:00 a.m., Eastern Standard Time, at the Hidden Creek Club, 1711 Clubhouse Road, Reston, Virginia, for the following purposes:

          1. To approve and adopt the Certificate of Amendment to Certificate of Designations of Series A Cumulative Convertible Preferred Stock of Network Imaging Corporation ("Certificate of Amendment") in the form attached to this Proxy Statement-Prospectus as Annex B.


          2. To transact such further and other business as may properly come before the meeting or any adjournments or postponements thereof.


         Approval of the Certificate of Amendment (also referred to herein as "Proposal") requires the approval of (1) a majority of the voting power of all of the outstanding shares of Common Stock voting separately as a class and (2) a majority of the voting power of all of the outstanding shares of Series A Cumulative Convertible Preferred Stock ("Series A Stock") of Network Imaging voting separately as a class. The Certificate of Amendment must also be approved by a majority of the voting power of Network Imaging's Series F Convertible Preferred Stock, voting separately as a class, by a majority of the voting power of Network Imaging's Series K Convertible Preferred Stock, voting separately as a class, and by a majority of the voting power of Network Imaging's Series L Convertible Preferred Stock, voting separately as a class. Only the holders of Common Stock and Series A Stock as of December 9, 1997, the record date (the "Record Date") for the Special Meeting, are entitled to notice of and to vote at the Special Meeting and at any adjournments or postponements thereof. A list of stockholders as of the Record Date will be available for inspection by stockholders at the executive office of Network Imaging located at 500 Huntmar Park Drive, Herndon, Virginia 20170 during ordinary business hours in the ten-day period prior to the Special Meeting.


         Stockholders of Network Imaging will not have the right to seek an ap-praisal of their shares of Common Stock in connection with the transaction described in the accompanying Proxy Statement-Prospectus. See "No Rights of Dissenting Stockholders" in the attached Proxy Statement-Prospectus.

                                        By Order of the Board of Directors




                                        Julia A. Bowen
                                        Vice President, General Counsel and
                                        Assistant Secretary
December 12, 1997

                           NETWORK IMAGING CORPORATION
               PROXY STATEMENT FOR SPECIAL MEETING OF STOCKHOLDERS

                         To Be Held on December 31, 1997

                         ------------------------------

                           NETWORK IMAGING CORPORATION
                          PROXY STATEMENT - PROSPECTUS
       1,750,000 Shares of Series A Cumulative Convertible Preferred Stock

                          (par value $.0001 per share)

                        15,027,937 Shares of Common Stock
                          (par value $.0001 per share)

                          -----------------------------


         This Proxy Statement-Prospectus is being furnished in connection with the solicitation of proxies by the Board of Directors of Network Imaging Corporation, a Delaware corporation ("Network Imaging" or the "Company"), from holders of record as of the close of business on December 9, 1997, (the "Record Date") of the outstanding shares of Common Stock , par value $.0001 per share ("Common Stock "), and Series A Cumulative Convertible Preferred Stock, par value $.0001 per share ("Series A Stock") of Network Imaging, for use at a special meeting of stockholders (the "Special Meeting") to be held on December 31, 1997 at 9:00 a.m. local time at the Hidden Creek Club, 1711 Clubhouse Road, Reston, Virginia and for the purposes specified in the accompanying notice and at any adjournments or postponements of the Special Meeting.

         At the Special Meeting, stockholders of Network Imaging will be asked to approve the Certificate of Amendment to Certificate of Designations of Series A Cumulative Convertible Preferred Stock of Network Imaging Corporation in the form attached to this Proxy Statement - Prospectus as Annex B ("Certificate of Amendment") (generally, this transaction is referred to as the "Restructuring"). This proposal ("Proposal") must be approved by (1) a majority of the voting power of all of the outstanding shares of Common Stock voting separately as a class and (2) a majority of the voting power of all of the outstanding shares of Series A Stock of voting separately as a class for the Proposal to be adopted. For the Proposal to be adopted, the Certificate of Amendment must also be approved by a majority of the voting power of the Company's Series F Convertible Preferred Stock ("Series F Stock"), voting separately as a class, by a majority of the voting power of the Company's Series K Convertible Preferred Stock ("Series K Stock"), voting separately as a class, and by a majority of the voting power of the Company's Series L Convertible Preferred Stock ("Series L Stock"), voting separately as a class.

         This Proxy Statement-Prospectus also constitutes a prospectus of Network Imaging with respect to the amended Series A Stock and the Common Stock to be issued to the holders of Series A Stock in connection with the Restructuring. The Common Stock and Series A Stock are traded on the Nasdaq National Market under the symbols "IMGX" and "IMGXP," respectively.



         See "Certain Investment Considerations Relating to Network Imaging" beginning on page 26 for a discussion of certain factors that should be considered in connection with the purchase of securities hereunder.


         This  Proxy  Statement-Prospectus,   the  attached  Notice  of  Special
Meeting, and the enclosed form of proxy were first mailed to stockholders of Network Imaging on or about December 12, 1997.

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
        AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED
   UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE
                         CONTRARY IS A CRIMINAL OFFENSE.

        The date of this Proxy Statement-Prospectus is December 12, 1997.


                              --------------------


                              AVAILABLE INFORMATION


         Network Imaging is subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"). Such reports, proxy statements and other information can be inspected and copied at the public reference rooms of the Commission, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and copies of such materials can be obtained by mail from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. In addition, copies of such materials are available for inspection and reproduction at the public reference facilities of the SEC at its New York regional office, 7 World Trade Center, New York, New York 10048 and at its Chicago regional office, Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. The SEC also maintains a Web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The Company's Common Stock, Series A Stock and Public Warrants are listed on the Nasdaq National Market. Reports, proxy statements and other information concerning the Company can also be inspected at Nasdaq, 1735 K Street, N.W., Washington, D.C. 20036.

         Network Imaging has filed with the SEC a Registration Statement on Form S-4 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), relating to the shares of Series A Stock and Common Stock to be issued in connection with the Restructuring. As permitted by the rules and regulations of the SEC, this Proxy Statement-Prospectus does not contain all of the information set forth in the Registration Statement. Such additional information may be obtained from the SEC's principal office in Washington, D.C. as set forth above. Statements contained in this Proxy Statement-Prospectus as to the contents of any contract or other document are not necessarily complete and, in each instance where such contract or document is an exhibit to the Registration Statement, reference is made to the copy of such contract or document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference.



         No person is authorized to give any information or make any representation other than those contained or incorporated by reference in this Proxy Statement-Prospectus, and, if given or made, such information or representation should not be relied upon as having been authorized. This Proxy Statement-Prospectus does not constitute an offer to exchange or sell, or a solicitation of an offer to exchange or purchase, the securities offered by this Proxy Statement-Prospectus, or the solicitation of a proxy, in any jurisdiction in which such offer or solicitation is not authorized or to or from any person to whom it is unlawful to make such offer or solicitation. The information contained in this Proxy Statement-Prospectus speaks as of the date hereof unless otherwise specifically indicated.

                                TABLE OF CONTENTS

                                                                         PAGE

AVAILABLE INFORMATION..................................................    5

SUMMARY.................................................................  10

         Principal Features of the Restructuring........................  10
         Time, Date and Place of Special Meeting........................  11
         Record Date; Votes Required....................................  11
         Purpose of the Special Meeting.................................  12
         Recommendation of the Board of Directors of
                  Network Imaging.......................................  12
         Opinion of Financial Advisor...................................  12
         Accounting Treatment...........................................  12
         Network Imaging Market Price and Dividend Data.................  13
         No Rights of Dissenting Stockholders...........................  15
         Interests of Certain Persons...................................  15
         Network Imaging Selected Financial and Other Data..............  15

THE SPECIAL MEETING.....................................................  17

         General........................................................  17
         Record Date....................................................  17
         Required Votes.................................................  17
         Proxies........................................................  18
         Ownership of Network Imaging Common Stock and
                  Series A Stock........................................  18

CERTAIN CONSIDERATIONS RELATING TO THE RESTRUCTURING....................  20

         Background of the Restructuring................................  20
         Reasons for the Restructuring; Recommendation of the
                      Board of Directors of Network Imaging ............  20
         Opinion of Financial Advisor to the Board of Directors.........  21
         Compensation of the Financial Advisor..........................  24
         Effects of the Restructuring on Network Imaging ...............  25
         Unaudited ProForma Condensed Financial Data ...................  26
         Accounting Treatment...........................................

CERTAIN FORWARD LOOKING STATEMENTS......................................  27

CERTAIN INVESTMENT CONSIDERATIONS RELATING TO
                  NETWORK IMAGING.......................................  28

         Lack of Profitability..........................................  28
         Continued Adverse Results of Operations Through 1997...........  28
         Continued Listing on the NASDAQ National Market................  29
         Inadequate Dividend Coverage...................................  30
         European Operations............................................  30
         Guarantee of ATG Lease Payments................................  31
         Competition; Rapid Technological Change .......................  31
         Risks of Defects and Development Delays........................  32
         Dependence on Key Personnel....................................  32
         Dependence on Suppliers........................................  33
         Evolving Distribution Channels.................................  33
         Long Sales Cycle; Seasonality .................................  33
         Intellectual Property Rights; Infringement Claims .............  34
         Fluctuations in Financial Performance..........................  35
         Control of the Company.........................................  35
         Dividend Policy................................................  35
         Shares Eligible for Future Sale; Effect on Market Price
                  of Common Stock and the Ability of the Company
                  to Raise Additional Capital...........................  35
         Certain Anti-takeover Provisions of Certificate of
                  Incorporation and Delaware Law........................  37
         Impact of Offerings and Acquisitions on Net Operating
                  Loss Carryforwards....................................  37

TERMS OF THE CERTIFICATE OF AMENDMENT...................................  37

         Certificate of Amendment.......................................  37

DESCRIPTION OF NETWORK IMAGING..........................................  39

         Business   39
         Capitalization.................................................  45
         Management's Discussion and Analysis of Financial Condition
                  and Results of Operations.............................  46
         Directors and Executive Officers...............................  54
         Executive and Director Compensation............................  56
         Certain Relationships and Related Transactions.................  60

DESCRIPTION OF CAPITAL STOCK............................................  62

         Authorized Stock...............................................  62
         Common Stock...................................................  62
         Preferred Stock................................................  62
         Series A Cumulative Convertible Preferred Stock................  63
         Acquisition Preferred Stock....................................  64
         Series F Convertible Preferred Stock...........................
         Series K Convertible Preferred Stock...........................  66
         Series L Convertible Preferred Stock...........................
         Limitation of Liability........................................  72
         Transfer Agent and Registrar...................................  72
         Anti-takeover Effects of Provisions of the Certificate
                  of Incorporation and Delaware Law.....................  72

NO RIGHTS OF DISSENTING STOCKHOLDERS....................................  73

INDEPENDENT ACCOUNTANTS.................................................  74

SHAREHOLDER PROPOSALS...................................................  74

LEGAL MATTERS...........................................................  75

EXPERTS.................................................................  75

INDEX TO FINANCIAL STATEMENTS........................................... F-1


ANNEXES

         A.       Opinion of Financial Advisor to Network Imaging Corporation

         B. Certificate of Amendment to Certificate of Designations of Series A Cumulative Convertible Preferred Stock of Network Imaging

          C. Document Indicating Changes Made by the Certificate of Amend-ment to the Certificate of Designations of the Series A Cumu-lative Convertible Preferred Stock

                                     SUMMARY


          The following is a summary of certain information contained in this Proxy Statement-Prospectus. This summary is not intended to be complete and is qualified in its entirety by reference to the more detailed information set forth elsewhere in this Proxy Statement-Prospectus and its Annexes, all of which should be reviewed carefully. Unless otherwise indicated, all information in this Proxy Statement-Prospectus regarding stock ownership and voting power of Network Imaging Corporation Common Stock is as of November 13, 1997.


Principal Features of the Restructuring


         On December 3, 1997, the Board of Directors of Network Imaging adopted a resolution that provided for a Certificate of Amendment to Certificate of Designations of Series A Cumulative Convertible Stock If the Certificate of Amendment is approved, the rate ("Conversion Rate") at which holders may voluntarily convert shares of Series A Stock into Common Stock would be as follows with the quotient of $10 and the average stock price, as described below, provided that such quotient is not greater than 7.68 and not less than 5.00:

                            Shares of Common
                          Stock per one Share                                    Effective
 Average Stock Price        of new Series A            New Series A         Conversion Price of
         (1)                     Stock               Conversion Price           Proposal (2)
----------------------    ---------------------    ---------------------    ---------------------

   Less than $1.30                7.68                    $1.56                    $3.26
        $1.50                     6.67                    $1.80                    $3.75
        $1.75                     5.71                    $2.10                    $4.38
    $2.00 or More                 5.00                    $2.40                    $5.00



(1) The Average Stock Price would be equal to the average closing price per share of Common Stock on the Nasdaq National Market during the 20 trading days following the date of Certificate of Amendment is approved.

(2)      $25.00 divided by new conversion shares.


         If the Certificate of Amendment is approved, the Company may not force conversion of shares of Series A Stock into Common Stock during 1998. Beginning January 1, 1999, the Company would be able to convert each share of Series A Stock into shares of Common Stock if the closing price per share of Common Stock is at least equal to $4.00 per share for 20 consecutive trading days. Beginning January 1, 2000, the Company would be able to convert each share of Series A Stock into shares of Common Stock if the closing price per share of Common Stock is at least equal to $3.00 per share for 20 consecutive trading days. Beginning January 1, 2001, the Company would be able to convert each share of Series A Stock into shares of Common Stock at any time at the Company's option. The number of shares of Common Stock received on conversion of the Series A Stock would also be determined based on the Average Stock Price in accordance with the table set forth above. In the event of a change of control (which would include a transaction where a third party acquires more than 50% of the outstanding shares of Common Stock), the holders of Series A Stock would receive no less than $25 in value, either in cash, securities or a combination of both.

         If the Certificate of Amendment is approved, cash dividends on the Series A Stock would cease to accrue at their current rate on April 30, 1997. Starting on the date the Certificate of Amendment is approved and until the Series A Stock is converted, the Series A Stock would accrue an annual dividend of $ .84 per share, payable quarterly in cash or Common Stock, at the Company's option. If the dividend is paid in Common Stock, the number of shares of Common Stock distributed as a dividend will be based on the average closing price per share of Common Stock during the 10 day period following the Company's release of earnings for the applicable quarter. If the Certificate of Amendment is approved, the liquidation price per share of Series A Stock would be reduced from $25.00 to $12.00.

         If the Certificate of Amendment is approved, the anti-dilution provisions of the Series A Stock currently in effect would no longer be in effect. If the Certificate of Amendment is not approved, the Company will be required to continue accruing dividends on the outstanding shares of Series A Stock and will be required to issue a significant number of shares of Common Stock to the holders of Series A Stock in accordance with the currently applicable Certificate of Designations. See "Description of Capital Stock - Series A Cumulative Convertible Preferred Stock."

         Assuming the Conversion Rate is 7.68, 6.67, 5.71, and 5.0, the holders of Series A Stock as a class would be entitled to receive 47%, 41%, 35 % and 31%, respectively, of the shares of Common Stock outstanding on November 13, 1997 (after giving effect to the issuance of the Common Stock on conversion or exchange of the Series A Stock and assuming that dividends on the Series A Stock are not paid in Common Stock).

         For further information regarding the Certificate of Amendment, please see Annex B and Annex C to this Proxy Statement-Prospectus (which is marked to show the changes made by the Certificate of Amendment to the currently effective Certificate of Designations for the Series A Cumulative Convertible Preferred Stock).


          Holders of Shares of Common Stock of Series A Stock with questions regarding the Certificate of Amendment should feel free to speak with a representative of BT Alex. Brown Incorporated at (212) 237-2000.

         The Company's executive offices are located at 500 Huntmar Park Drive, Herndon, Virginia 20170. The Company's telephone number is (703) 478-2260.

Reason for the Restructuring

         The Proposal will provide the Company with increased liquidity and strengthen its balance sheet. As a result of the Proposal, the Company's face amount of obligation under the Series A Stock will be reduced by over 50% and the Company will no longer be required to make any cash payments with respect to dividends, which will be payable in the form of common stock. In addition, Common Stockholders will benefit from the removal of an onerous provision of the Series A which would lower the conversion price of the preferred $0.50 each quarter the dividend is accrued. The New Series A Preferred will provide a larger number of conversion shares (5.00 - 7.68) as compared to the current 1.8 shares. The effective conversion price of the Proposal (i.e. existing face amount of $25.00 divided by the new conversion ratio) represents a significant premium to the currently traded common stock price: $3.26 - $5.00, depending on the Average Stock Price.

         The improved financial position of the Company will enhance Network Imaging's ability to attract additional capital, increase its reputation with large-sized corporate customers and value-added resellers, and will allow the Company to invest in marketing and development to drive top-line sales growth.

         Absent the Restructuring, the Company will have much greater difficulty in attracting new capital and as a result, may not have the financial resources to continue as a going concern.

Time, Date and Place of the Special Meeting


          The Special Meeting will be held on December 31, 1997, at 9:00 a.m., Eastern Standard Time, at the Hidden Creek Club, 1711 Clubhouse Road, Reston, Virginia.


Record Date; Votes Required


                  The Board of Directors of Network Imaging has fixed December 9, 1997 as the Record Date for the determination of stockholders entitled to notice of and to vote at the Special Meeting. Each holder of Common Stock and each holder of Series A Stock is entitled to one vote per share held of record on the Record Date. Approval of the Certificate of Amendment requires the approval of a majority of the voting power of all of the outstanding shares of Common Stock voting separately as a class and a majority of the voting power of all of the outstanding shares of Series A Stock, Series F Stock, Series K Stock and Series L Stock each voting separately as a class.

          The Company has issued warrants to RAS Securities Corp. ("RAS") and Robert A. Schneider ("Schneider") pursuant to the Representatives' Warrant Agreement ("RAS Agreement") among the Company, RAS Securities Corp. and Starr Securities, Inc. dated as of December 7, 1993. Pursuant to the RAS Agreement, RAS and Schneider hold warrants, exercisable until December 7, 1998, to purchase
(i) up to 140,000 shares, in the aggregate, of Series A Stock, (ii) 253,624 shares of Common Stock, or (iii) any combination of (i) and (ii). Under the terms of the RAS Agreement, the shares of Series A Stock cannot under any circumstances be redeemed by the Company and remain issuable upon the exercise of the warrants, irrespective of whether the Company has called all or part of the Series A Stock for redemption. Accordingly, the Company is seeking to obtain the consent of RAS and Schneider to an amendment to the RAS Agreement that would terminate this provision of the RAS Agreement. There can be no assurance that RAS and Schneider will consent to such an amendment.


Purpose of the Special Meeting

          At the Special Meeting, holders of Series A Stock of Network Imaging will be asked:


         1.       To approve and adopt the Certificate of Amendment.


          2. To transact such further and other business as may properly come before the meeting or any adjournments or postponements thereof.


Recommendation of the Board of Directors of Network Imaging

          The Board of Directors of Network Imaging has approved the Restructuring and the transactions related thereto described herein and believes that the Restructuring is in the best interests of Network Imaging and its stockholders, including the holders of the Common Stock.


          The Board of Directors recommends that stockholders vote FOR the Proposal. For a detailed description of the factors considered by the Board of Directors and the reasons for its approval of the Restructuring, see "Certain Considerations Relating to the Restructuring - Reasons for the Restructuring; Recommendation of the Board of Directors of Network Imaging."

Opinion of Financial Advisor

          On December 3, 1997, BT Alex. Brown Incorporated ("BT Alex. Brown" or the "Financial Advisor") rendered its opinion to the Board of Directors of Network Imaging that the Restructuring is fair, from a financial point of view, to its present public holders of Common Stock.

          Stockholders are urged to read the full text of the opinion of the Financial Advisors, a copy of which is set forth as Annex A to this Proxy Statement-Prospectus, for descriptions of the procedures followed, assumptions made, matters considered and limitations on the review undertaken by BT Alex. Brown in connection with rendering such opinion. See "Certain Considerations Relating to the Restructuring - Opinion of Financial Advisor to the Board of Directors."


Accounting Treatment


          For financial statement purposes, any gain on accrued, but unpaid, dividends due as a result of the elimination of accrued dividends of the Series A Stock by the Certificate of Amendment would be reflected on the Company's Statement of Operations as a decrease in preferred stock preferences used in arriving at the Company's net income (loss) applicable to common shares. The Certificate of Amendment would be considered a capital transaction and recorded as a reduction to accrued dividends with a corresponding increase directly to additional paid-in-capital on the Company's financial statements.



Network Imaging Market Price and Dividend Data

          Network Imaging Common Stock and Series A Stock are quoted on the Nasdaq National Market. The following table indicates the high and low sales prices for the Common Stock and the Series A Stock as reported by Nasdaq for the periods indicated.


Period                      Stock Price of                Stock Price of
                             Common Stock                Preferred A Stock
                          ------------------            -------------------
                          High           Low            High            Low
                          ----           ---            ----            ---
1995
First Quarter             4 3/4          2 5/8           13 1/4         8 3/4

Second Quarter            5 7/16         3 1/8           15 1/2         10

Third Quarter             7 3/4          4 7/8           19 1/4         14 3/4

Fourth Quarter            5 1/8          2 13/16         17             12 3/4

1996
First Quarter             5 7/8          3 3/4           16 3/8         14 1/2

Second Quarter            5 5/8          3 7/16          16 1/4         13 3/8

Third Quarter             5 1/16         3 1/16          15 3/4         13 3/4

Fourth Quarter            4 5/32         2 11/16         15 7/8         13 1/2

1997

First Quarter             3 1/2          2 9/16          15 3/4         14 1/2

Second Quarter            2 29/32        1 11/16         14 1/4          8

Third Quarter             2 1/32         1 1/4           10 1/2          6 1/8

Fourth Quarter            1 3/4          1 1/32           9 1/2          5 3/4

(through December 8, 1997)


          The high and low sales prices per share of Network Imaging Common Stock as quoted on the Nasdaq National Market on December 8, 1997, were 1 1/4 and 1 5/32 per share. As of that date, the Company had approximately 385 holders of record of its Common Stock, and based on information supplied by certain of such holders of record, the Company estimates that as of such date there were approximately 7,600 beneficial owners of its Common Stock.


          The high and low sales prices per share of the Series A Stock as quoted on the Nasdaq National Market on December 9, 1997, were 8 7/8 and 8 3/4 per share. As of that date, the Company had approximately 334 holders of record of its Series A Stock, and based on information supplied by certain of such holders of record, the Company estimates that as of such date there were approximately 7,402 beneficial owners of its Series A Stock.

         The Company has not paid any cash dividends on its Common Stock since its inception and does not anticipate paying any cash dividends on its Common Stock in the foreseeable future. The Company may not declare dividends payable to holders of Common Stock unless and until all accrued cash dividends through the most recent past dividend payment date have been paid in full to holders of the Series A Stock and the Series F Stock. The Company suspended payment of the quarterly dividend on the Series A Stock due in July and October 1997 of $0.50 per share or $803,000 in the aggregate, for each period. The Company's future earnings, if any, may not be adequate for the payment of dividends on its outstanding preferred stocks. In addition, the purchase agreements for the Series K Stock and Series L Stock each require that the Company not use its proceeds of that offering to make its quarterly dividend payments to the holders of the Series A Stock.

         At June 30, and September 30, 1997, the Company had not maintained net tangible assets of at least $4 million, which is one of the quantitative maintenance criteria for continued inclusion of the Company's securities on the Nasdaq National Market. To remedy the short-fall and offset any adverse impact, the Company issued, during July 1997, 3,300 shares of Series K Stock and warrants and received net proceeds of $2.9 million, and, on December 8, 1997, issued 3,250 shares of Series L Stock and received net proceeds of $2.99 million.

         On August 21, 1997, the Company received a letter from the Nasdaq National Market indicating that the Company may not have sufficient assets to continue its listing on the Nasdaq National Market. The Company has responded to that inquiry and after further correspondence with Nasdaq requested a hearing before the Nasdaq National Market's Hearing Department to explain its plan for achievement and maintenance of the minimum net tangible assets requirement. Following a hearing held on Thursday, October 30, 1997, a Nasdaq Listing Qualifications Panel granted the Company's request for continued inclusion in the Nasdaq National Market pursuant to an exception to the Nasdaq National Market's minimum net tangible asset requirement.

         The Panel found that the Company had presented a reasonable plan for compliance. Based upon the plan detailed by the Company, the Panel concluded that the Company could achieve compliance with the continued listed requirements for the long-term.


         On December 2, 1997, the Nasdaq Listing Qualifications Panel granted an extension to the exception.


         In order to fully comply with both the exception and the extension granted by the Panel, the Company must complete its plan of compliance in accordance with a timetable set forth by the Panel. The Company must demonstrate full compliance with the Nasdaq National Market continued listing requirements by December 31, 1997. The Panel also required that the Company have a minimum of $6.0 million in tangible net assets to ensure long term compliance with the tangible net assets requirement. Although the Company would not be required to maintain this minimum each quarter going forward, the Company would be subject to the new net tangible assets requirements (requiring a minimum of $5.0 million in net tangible) assets for the continued inclusion on the Nasdaq National Market that become effective in February 1998.


         In the event the Company fails to comply with any of the terms of this exception, the Panel stated that the Company's securities will be immediately delisted from the Nasdaq National Market.


         Although the Company believes that it can achieve the required net tangible assets of at least $6 million through certain proposed changes to the terms of its Series A Stock (see "Terms of Certificate of Amendment") and other additional offerings of equity securities, there can be no assurance that the Company will complete such offerings or that, if completed, they will be on terms favorable to the Company or in an amount sufficient to permit the Company to continue to achieve and maintain the minimum tangible net asset requirements as stipulated by Nasdaq. If the Company ultimately is unable to achieve the minimum tangible net asset requirements, the Company's Common Stock, Series A Stock and Public Warrants would be delisted from the Nasdaq National Market. While the Company believes that trading of its securities should continue, any inability to trade on a national exchange could adversely impact the value of the Company's stock. Under the terms of the Series A Stock, the Series F Stock, its existing line of credit and the convertible notes issued in July and August 1997, a delisting of the Company's stock would not affect those transactions .


No Rights of Dissenting Stockholders

          Stockholders of Network Imaging will not have the right under the Delaware General Corporation Law (the "DGCL") to seek an appraisal of their shares of Common Stock in the event that the Proposal is approved.

Interests of Certain Persons


          None of the Company's officers or directors nor any of their asso-ciates own any Series A Stock. See "The Special Meeting-Ownership of Network Imaging Common Stock and Series A Stock."


Network Imaging Selected Financial and Other Data


         The following selected financial data for the five years ended December 31, 1996 are derived from the audited consolidated financial statements of Network Imaging Corporation. The financial data as of and for the nine months ended September 30, 1996 and 1997 are derived from the unaudited consolidated financial statements of Network Imaging Corporation. The unaudited financial statements include all adjustments, consisting of normal recurring accruals, which Network Imaging Corporation considers necessary for a fair presentation of the financial position and results of operations for these periods. Operating results for the nine months ended September 30, 1997 are not necessarily indicative of the results that may be expected for the entire year ending December 31, 1997. The data should be read in conjunction with the consolidated financial statements, related notes, and other financial information included in this Proxy Statement - Prospectus.


STATEMENT OF OPERATIONS DATA                      Year ended December 31,
----------------------------       -----------------------------------------------------
(in thousands, except per
 share amounts)                     1996        1995        1994        1993        1992

Net revenue                      $ 39,477    $ 69,151    $ 67,028    $ 34,069    $ 27,961
Costs and expenses:
Costs of revenue                   24,374      42,398      48,189      25,094      21,366
Research and development            6,500       7,058       4,666       1,315         310
Selling, general and
 administration                    24,956      35,679      36,765      11,886       6,697
Exchange fee and gain
 on sale of asset, net                619        --          --          --          --
Purchased in-process
 research and development            --          --         8,821      24,550        --
Settlement with stockholders         --         1,642        --          --          --
Loss on closure and sale of
 subsidiaries, net                    921       9,274        --          --          --
Restructuring costs                  (175)     (1,433)      1,654       1,646        --
Capitalized software
 write-off                           --          --         8,743         286        --

(Loss) before interest income
  and income taxes                (17,718)    (25,467)    (41,810)    (30,708)       (412)
Interest income (expense), net        309         224         579          77        (106)
                                 --------    --------    --------    --------    --------
(Loss) before income taxes        (17,409)    (25,243)    (41,231)    (30,631)       (518)
Income tax (benefit) expense          (68)       (280)     (1,606)        186         (53)
                                 --------    --------    --------    --------    --------
Net (loss)                        (17,341)    (24,963)    (39,625)    (30,817)       (465)

Preferred stock preferences        (3,730)     (9,933)     (4,496)       (604)       --
                                 ========    ========    ========    ========    ========
Net loss applicable to
 common shares                   $(21,071)   $(34,896)   $(44,121)   $(31,421)   $   (465)
                                 ========    ========    ========    ========    ========

Net loss per common share        $ (1.02)    $  (2.41)   $  (3.56)   $  (4.48)  $  (0.13)
                                 ========    ========    ========    ========    ========

Weighted average shares
 outstanding                       20,682      14,502      12,391       7,015       3,486



STATEMENT OF OPERATIONS DATA:                    Nine Months Ended September 30,
(in thousands, except per share amounts)        --------------------------------
                                                          1997            1996

Net revenue                                            $ 28,396        $ 29,049
Costs and expenses:
 Costs of revenue                                        18,421          19,951
 Product development                                      3,451           4,190
 Selling, general and administration                     15,850          19,174
 Exchange fee and gain
  on sale of asset, net                                    --               619
 Gain from extinguishment of debt                          (267)           --
 Loss on sale of subsidiary                                --               921
 Restructuring costs                                       --              (175)
 (Loss) before interest
  income and income taxes                                (9,059)        (15,631)
 Investment and interest
  income (expense), net                                    (163)           (188)

                                                       --------        --------
(Loss) before income taxes                               (9,222)        (15,443)
Income tax (benefit) expense                                (87)            (89)
                                                       --------        --------
Net(loss)                                                (9,135)        (15,354)
Preferred stock preferences                              (3,610)         (2,749)
                                                       --------        --------
Net loss applicable
 to common shares                                      $(12,745)       $(18,103)
                                                       ========        ========

Net loss per common share                              $  (0.51)       $  (0.90)
                                                       ========        ========
Weighted average shares
 outstanding                                             24,957          20,081



BALANCE SHEET DATA         September 30,           Year ended December 31,
------------------         -----------------------------------------------------------
(in thousands)                 1997      1996      1995      1994      1993      1992
Cash and cash equivalents    $ 3,782   $ 7,601   $ 9,359   $ 3,989   $39,764   $ 3,385
Working capital                6,246     9,893    13,454    17,513    45,859     3,823
Current assets                21,851    24,709    35,718    46,051    59,516    10,230
Intangible assets, net         5,575     7,050     9,098    19,874    12,855     2,546
Total assets                  31,480    36,778    49,964    71,871    75,519    13,738
Current liabilities           15,605    14,816    22,264    28,538    13,657     6,407
Long term liabilities          7,318       388     2,037     3,568     3,442       287
Redeemable preferred stock    10,057     9,857    15,478    14,609    15,626      --
Total stockholders equity
 (deficit)                   $(1,691)  $11,717   $10,185   $25,156   $42,794   $ 7,044


                               THE SPECIAL MEETING

General


         At the Special Meeting, stockholders of Network Imaging will be asked to approve and adopt the Certificate of Amendment and to transact such further and other business as may properly come before the Special Meeting or any adjournments or postponements thereof. The Proposal will not be approved unless it is approved by a majority of the voting power of all of the outstanding shares of Common Stock voting separately as a class and a majority of the voting power of all of the outstanding shares of Series A Stock, Series F Stock, Series K Stock and Series L Stock, each voting separately as a class. The holders of Series F Stock and Series K Stock will be asked to consent to the Proposal by unanimous written consent.

          Pursuant to the RAS Agreement, RAS and Schneider hold warrants, exercisable until December 7, 1998, to purchase (i) up to 140,000 shares, in the aggregate, of Series A Stock, (ii) 253,624 shares of Common Stock, or (iii) any combination of (i) and (ii). Under the terms of the RAS Agreement, the shares of Series A Stock cannot under any circumstances be redeemed by the Company and remain issuable upon the exercise of the warrants, irrespective of whether the Company has called all or part of the Series A Stock for redemption. Accordingly, the Company is seeking to obtain the consent of RAS and Schneider to an amendment to the RAS Agreement that would terminate this provision of the RAS Agreement. There can be no assurance that RAS and Schneider will consent to such an amendment.



Record Date


          The Board of Directors of Network Imaging (the "Board") has fixed the close of business on December 9, 1997 as the Record Date for the determination of stockholders entitled to notice of and to vote at the Special Meeting. Only holders of record of shares of Network Imaging Common Stock and Series A Stock at the close of business on the Record Date will be entitled to notice of and to vote at the Special Meeting. On the Record Date, 25,940,053 shares of Common Stock were outstanding and held by approximately 334 holders of record, and 1,605,025 shares of Series A Stock were outstanding and held by 31 holders of record. Each share of Common Stock and Series A Stock is entitled to one vote per share held of record on the Record Date.


Required Votes


         Approval of the Restructuring (also referred to herein as "Proposal") requires the approval of (1) a majority of the voting power of all of the outstanding shares of Common Stock of Network Imaging voting separately as a class and (2) a majority of the voting power of all of the outstanding shares of Series A Stock of Network Imaging voting separately as a class. Under Delaware law, shares of Common Stock and Series A Stock represented at the Special Meeting (either by properly executed proxy or in person) that reflect abstentions or "broker non-votes" (i.e., shares held by a broker or nominee that are represented at the Special Meeting, but with respect to which such broker or nominee is not empowered to vote on the Proposal) will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum. Abstentions as to the Proposal will have the same effect as votes against the Proposal. Broker non-votes will be treated as unvoted for purposes of determining approval of a proposal (and therefore will have the same effect as a vote against the Proposal). Under the New York Stock Exchange Rules, brokers will not have discretionary voting authority to vote on the Proposal, and may not vote for the Proposal without receiving instructions from the beneficial owners of shares. The Proposal will not be approved unless it is also approved by a majority of the voting power of all outstanding shares of Series F Stock, Series K Stock and Series L Stock, each voting separately as a class. The holders of one-third of the shares of Common Stock issued and outstanding and entitled to vote, when present in person or by proxy, constitute a quorum for the transaction of business at the Special Meeting. The presence, in person or by proxy, of a majority of the outstanding shares of the Series A Stock constitute a quorum at the Special Meeting.


Proxies

         Holders of Common Stock and Series A Stock of record on the Record Date may vote at the Special Meeting in person or by means of the enclosed Proxy Card. You may specify your voting choices by marking the appropriate boxes on the Proxy Card. The proxy solicited hereby, if properly signed and returned to the Company and not revoked prior to or at the Special Meeting, will be voted in accordance with the instructions specified thereon. If you properly sign and return your Proxy Card, but do not specify your choices, your shares will be voted by the proxy holders FOR the Proposal.

         The Board encourages you to complete and return the Proxy Card even if you expect to attend the Special Meeting. You may revoke your proxy at any time before it is voted at the Special Meeting by giving written notice of revocation to the Secretary of the Company, by submission of a proxy bearing a later date or by attending the Special Meeting and voting in person.

         The proxy holders, James J. Leto and Jorge R. Forgues, will vote all shares of Common Stock and Series A Stock represented by Proxy Cards that are properly signed and returned by stockholders. The Proxy Card also authorizes the proxy holders to vote the shares represented with respect to any matters not known at the time this Proxy Statement-Prospectus was printed that may properly be presented for consideration at the Special Meeting. You must return a signed Proxy Card if you want the proxy holders to vote your shares of Common Stock and/or Series A Stock.


          The cost of preparing, assembling and mailing this Proxy Statement-Prospectus will be paid by the Company. Following the mailing of proxy solicitation materials, proxies may be solicited by directors, officers and regular employees of the Company and its subsidiaries personally, by mail, telephone, telecopier or by personal solicitation, for which they will receive no additional compensation. In addition, the Company will reimburse brokers, custodians, nominees and other persons holding shares of Common Stock and Series A Stock for others for their reasonable expenses in sending proxy materials to the beneficial owners of such shares and in obtaining their proxies. Brokerage houses and other nominees, fiduciaries, and custodians nominally holding shares of Common Stock and/or Series A Stock as of the Record Date will be requested to forward proxy soliciting material to the beneficial owners of such shares, and will be reimbursed by the Company for their reasonable expenses. The Company has retained Georgeson & Company, Inc., Wall Street Plaza, New York, New York 10005, to aid in the solicitation of proxies, for a fee of $15,000, plus reasonable out-of-pocket expenses. Proxies may be solicited by personal interview, mail, and telephone.



Ownership of Network Imaging Common Stock and Series A Stock


         The following table sets forth certain information, as of November 13, 1997, with respect to the beneficial ownership of shares of Common Stock by (i) each stockholder known by the Company to be the beneficial owner of more than five percent (5%) of the outstanding shares of Common Stock; (ii) each director of the Company; (iii) each officer named in the summary compensation table (see "Description of Network Imaging Executive and Director Compensation - Summary Compensation Table"); and (iv) all executive officers and directors as a group. Except as indicated in the footnotes to the table, persons named in the table have sole voting and investment power with respect to all shares of Common Stock that they respectively own beneficially. The table does not include shares of Common Stock that may be issued to the Purchasers because, except in the event of a required conversion at maturity, no holder of Series K Stock or Series L Stock is entitled to convert such securities to the extent that the shares to be received by such holder upon conversion would cause such holder to beneficially own more than 4.9% or 4.99%, respectively, of the outstanding shares of Common Stock. See `Description of Capital Stock - Series K Convertible Preferred Stock" and "Description of Capital Stock - Series L Convertible Preferred Stock."

         The address of each person who is an executive officer or director of the Company is 500 Huntmar Park Drive, Herndon, Virginia 20170.

                                                                             Number of Shares          Percent of
                 Name and Address of Beneficial Owner                      Beneficially Owned (1)          Class
                 ------------------------------------                      ----------------------          -----
Fred E. Kassner(2).................................................                2,285,597                8.8
Robert P. Bernardi(3)..............................................                  447,500                1.5
James J. Leto(4)...................................................                   91,816                0.3
Robert M. Sterling, Jr.(5).........................................                  678,500                2.3
Mark T. Wasilko(6).................................................                   21,494                 *
John F. Burton (7).................................................                   50,000                 *
C. Alan Peyser(8)..................................................                   21,500                 *
Robert Ripp(9).....................................................                   23,338                 *
Brian H. Hajost(10)................................................                   17,248                 *
Directors and executive officers as a group (9) persons                              714,515                2.6

--------------------


*     Less than 1% of the outstanding Common Stock.


(1) Under applicable rules of the SEC, a person is deemed to be the beneficial owner of share of Common Stock if, among other things, he or she directly or indirectly has or shares voting power or investment power with respect to such shares. A person is also considered to beneficially own shares of Common Stock that he or she does not actually own but has the right to acquire presently or within the next sixty (60) days, by exercise of stock options or otherwise.

(2) The address of Mr. Kassner is 69 Spring Street, Ramsey, New Jersey 07446. Of the total shares shown, Mr. Kassner has shared voting and dispositive power with respect to 1,207,857 shares, including 80,000 shares underlying a warrant, held by Liberty Travel, Inc. of which Mr. Kassner is an officer, director, and stockholder. Of the shares reported as being held directly by Mr. Kassner, 354,000 are issuable upon the exercise of warrants.

(3)    Includes 755,747 shares issuable upon exercise of options.

(4)    Includes 65,549 shares issuable upon exercise of options.

(5) Includes 755,747 shares issuable upon exercise of options and 96,000 shares issuable upon exercise of Redeemable Common Stock Purchase War-rants.

(6)    All shares are issuable upon exercise of options.

(7)    All shares are issuable upon exercise of options.

(8)    Includes 12,500 shares issuable upon exercise of options.

(9)    Includes 17,088 shares issuable upon exercise of options.

(10)   Includes 15,244 shares issuable upon exercise of options.


         To the best of the Company's knowledge, no one beneficial owner or group of beneficial owners owns more than 5% of the outstanding shares of Series A Stock. In addition, to the best of the Company's knowledge, none of the Company's directors or executive officers owns any shares of Series A Stock.




              CERTAIN CONSIDERATIONS RELATING TO THE RESTRUCTURING

Background of the Restructuring

         At November 13, 1997, the Company had outstanding 1,605,025 shares of Series A Stock. The terms of the Series A Stock provide for an annual dividend of $3.2 million, in the aggregate. If the Company does not make a dividend payment the conversion ratio increases according to a specific formula. On July 28, 1997, the Company suspended the quarterly dividend payment on the Series A Stock. At November 13, 1997, the accrued dividends on the Series A Stock were $1.6 million.

         The terms of the Series A Stock may be amended with the approval of a majority of the outstanding shares of the Series A Stock.


Reasons for the Restructuring; Recommendation of the Board of Directors of Network Imaging

          Despite significant increases in its domestic sales, Network Imaging has recently experienced liquidity problems due largely to the required dividends of the Existing Series A Preferred (over $3.2 million per year). On July 28, 1997 the Company announced that it would suspend payment of dividends on the existing Series A. As a result of the Proposal, the face amount of the Series A Stock will be reduced by over 50% and the Company will be relieved of paying a cash dividend on the Series A Stock. In addition, Common Stockholders will benefit from the removal of an onerous provision of the Series A Stock which would lower the conversion price of the Preferred Stock $0.50 each quarter the dividend is accrued. The new Series A Preferred Stock will provide a larger number of conversion shares (5.00 - 7.68) as compared to the current 1.8 shares. The effective conversion price of the Proposal (i.e., existing face amount of $25.00 divided by the new conversion ratio) represents a significant premium to the currently traded common stock price: $3.26 - $5.00, depending on the Average Stock Price.

          In addition to the accretive effect of the Proposal and the enhanced liquidity of the Company, the Proposal will also provide the Company with other benefits including the greater ability to attract additional capital, improved reputation with large-sized corporate customers and value-added resellers and allows the Company to invest in marketing and development to drive top-line sales growth.

          Absent  the   Restructuring,   the  Company  will  have  much  greater
difficulty in attracting new capital and as a result, may not have the financial resources to continue as a going concern.


          The Board of Directors of Network Imaging has unanimously approved the Restructuring and believes that the Restructuring is in the best interests of Network Imaging and its stockholders. The Board of Directors recommend that stockholders vote FOR the Proposal.

          The Board of Directors, in reaching its decision, considered a number of factors, including, without limitation, the following:

               i) the potential effect on common stockholder value that the Proposal would have in light of the financial condition and prospects of Network Imaging;

               ii)  the current economic and industry environment;

               iii) the competitive landscape in the software development indus-
                    try;

               iv) its knowledge of the business, operations, and technology of Network Imaging;

                v)  the terms and conditions of the Certificate of Amendment;

               vi) the Financial Advisor's opinion as to the fairness from a financial point of view of the transaction to the Common Stockholders; and

               vii) the impact of the Proposal on Network  Imaging's  suppliers, customers and employees.



Opinion of Financial Advisor to the Board of Directors


         The Financial Advisor has delivered to the Board of Directors of the Company a written opinion (the "Fairness Opinion") as to the fairness of the Proposal, from a financial point of view, to the present public holders of Common Stock. The full text of the Fairness Opinion is attached hereto as Annex
A. Holders of Common Stock are urged to read the Fairness Opinion in its entirety. The summary of the Fairness Opinion set forth in this Proxy Statement-Prospectus is qualified in its entirety by reference to the full text of the opinion attached hereto. The Financial Advisor's opinion was prepared for the use of the Board of Directors and does not constitute a recommendation to any stockholders as to how such stockholder should vote.

         In connection with its Fairness Opinion, the Financial Advisor, among other things, reviewed (i) the Company's Certificate of Incorporation, (ii) the Certificate of Amendment, (iii) certain publicly available financial information concerning the Company, (iv) certain nonpublic information, including financial forecasts, concerning the Company, (v) the reported price and trading activity for the Common Stock and Series A Stock and (vi) certain financial and stock market information for the Company and similar information for certain other public companies. In addition, the Financial Advisor held discussions with members of the senior management of the Company regarding its business and prospects and performed such other studies and analyses and considered such other factors as the Financial Advisor deemed appropriate.

         The following is a summary of the analyses performed and factors considered by the Financial Advisor in connection with the rendering of the Fairness Opinion:

         Financial Position. In rendering its opinion, The Financial Advisor took into account the Company's January 31, 1996 purchase agreement with the sole holder of its Series F Stock by excluding the operations of its Dorotech subsidiary and the Series F Stock from its analysis. See "Certain Investment Considerations Relating to Network Imaging." The Financial Advisor reviewed and analyzed the historical and current financial condition of the Company, which included (i) an analysis of the Company's financial statements for its fiscal years ended on or about December 31, 1993-1996, (ii) an analysis of the Company's revenue, growth and operating performance trends, (iii) an assessment of the Company's financial obligations under the terms of its Series A Stock,
(iv) the Company's pro forma projected consolidated income statement and statement of cash flows, and (v) the Company's pro forma capitalization as of the latest quarter end, as adjusted to give effect to the Proposal and other agreements to which the Company is a party.

         Historical Stock Price Performance. The Financial Advisor reviewed and analyzed the daily closing per share market prices and trading volume for the Common Stock for the latest twelve month period. In addition, for such period, the Financial Advisor (i) reviewed the trading volume of the Common Stock at various prices, (ii). compared the closing per share market price of the Common Stock to the movement of prices of the Dow Jones Industrial Average, the S&P 500 and the Nasdaq composite average, (iii) compared the relative per share trading value of the Common Stock to the Series A Stock, and (iv) compared the per share market price of the Common Stock to the effective conversion price according to the Proposal (i.e. the current face amount of $25.00 divided by the new conversion ratio, 5.00 -7.68, or $3.26 - $5.00, or the "Range of Effective
Conversion Prices"). The Financial Advisor noted that the Company generally underperformed the indices to which it was compared and that the Common Stock generally traded well below such proposed Range of Effective Conversion Prices. This information was presented to give the Board of Directors background information that is relevant to the Proposal.

         Analysis of Certain Other Publicly Traded Companies. The Financial Advisor's analysis included an examination of the Company's valuation in the public market as compared to the valuation in the public market of other selected publicly traded companies. The Financial Advisor compared certain financial information (based on the commonly used valuation measurements described below) relating to the Company to certain corresponding information from a group of publicly traded software systems (consisting of Caere Corporation, Documentum, Inc., Excaliber Technologies, Inc., Filenet Corporation, Fulcrum Technologies, Inc., Imnet Systems, Inc., Industri-Mathematik, INSCI Corp., Manugistics Group, Inc., Optika Imaging Systems, Inc., PC Docs Group International Inc. and Verity, Inc. (collectively, the "Selected Companies")). Such financial information included, among other things, (i) common equity market valuation, (ii) capitalization ratios, (iii) operating performance, (iv) ratios of total enterprise value (common equity market value as adjusted for debt, preferred stock and cash) to revenues, earnings before interest expense and income taxes ("EBIT") and earnings before interest expense, income taxes, depreciation and amortization ("EBITDA"), each for the latest reported twelve-month period as derived from publicly available information and (v) ratios of common equity market prices per share to earnings per share ("EPS"). The Financial Advisor noted that the total enterprise value (market capitalization for common equity plus debt and preferred stock less cash) to trailing twelve months revenues for the Selected Companies was a range of 0.5x to 10.1x with an adjusted mean of 2.7x, as compared to 3.3x for the Company. The Financial Advisor also noted that total enterprise value to trailing twelve months EBIT and EBITDA were not meaningful values for the Company and most of the Selected Companies due to negative values. The ratio of share price to trailing twelve months EPS was also not meaningful for the Company and most of the Selected Companies due to negative values. The financial information used in connection with the analysis was based on the latest reported twelve-month period as derived from publicly available information. In choosing the Selected Companies, the Financial Advisor looked for software developers focused on creating enterprise computing systems for a variety of business and database applications. As a result of the foregoing procedures, the Financial Advisor noted that the revenue multiple for the Company was in the middle of the range of the multiples for the Selected Companies.

         Analysis of Precedent Transactions. The Financial Advisor reviewed the financial terms, to the extent publicly available, of 21 completed mergers and acquisitions since April 1990 in the software development area (the "Selected Transactions"). The Selected Transactions consisted of the acquisitions of Aurum Software, Fractal Design Corporation, OpenVision Technologies, Bendata Inc., TGV Software, Inc., Firefox Communications, Servantis Systems Holding, Softool Corp., Microtec Research, Renaissance Software, Delrina Corporation, Saber Software, Digitalk Inc., Trinzic Corporation, Caller Recognition Systems, Q & E Software, Uniface Holdings, B.V., SmartStar Corporation, Goal Systems International Inc., Peter Norton Computing, Inc. and Stockholder Systems. The Financial Advisor calculated various financial multiples based on certain publicly available information for each of the Selected Transactions and applied them to the Company to arrive at an implied range of values for the Common Stock. The Financial Advisor noted that the multiple of adjusted purchase price (value of consideration paid for common equity adjusted for debt, preferred stock and cash) to trailing twelve months revenues for the acquired company was a range of 1.6x to 10.1x with an adjusted mean of 3.1x for the Selected Transactions. The multiple of adjusted purchase price to trailing twelve months EBIT for the acquired companies was a range of 11.5x to 233.0x with an adjusted mean of 64.8x. The Financial Advisor further noted that the multiple of aggregate purchase price to trailing twelve months net income for the acquired company was not meaningful for the Company and most of the Selected Transactions due to negative values. All multiples for the Selected Transactions were based on public information available at the time of announcement of such transactions, without taking into account differing market and other conditions during the period in which the Selected Transactions occurred.

         Discounted Cash Flow Analysis. The Financial Advisor performed a discounted cash flow analysis for the Company. The discounted cash flow approach values businesses based on the current value of the future cash flow that the business will generate. To establish a current value under this approach, future cash flow must be estimated and an appropriate discount rate determined. The Financial Advisor used estimates of projected financial performance for the Company for the fiscal years 1998 through 2002, prepared by management of the Company. The Financial Advisor aggregated the present value of the cash flows through 2002 with the present value of a range of terminal values. The Financial Advisor discounted these cash flows at discount rates ranging from 17.5% to 19.5%. The terminal value was computed based upon an expected terminal growth rate ranging from 11.5% to 12.5%. The Financial Advisor arrived at such discount rates based on its judgment of the weighted average cost of capital of publicly traded companies in the industry and arrived at such terminal values based on an analysis of the growth in projected free cash flows for the Company. The Financial Advisor noted that the projections were predicated on this Transaction and as such the analysis was not considered in evaluating fairness. This analysis did, however, indicate increased equity value as a result of completing the Transaction.

         No company used in the analysis of the other publicly traded companies is identical to the Company. Accordingly, such analyses must take into account differences in the financial and operating characteristics of the Selected Companies and the Company and other factors that would affect the public trading value of the Selected Companies.

         While the foregoing summary describes certain of the analyses and factors that The Financial Advisor deemed material in its presentation to the Board of Directors, it is not a comprehensive description of all analyses and factors considered by the Financial Advisor. The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances; and, therefore, the analytical process underlying such an opinion is not readily susceptible to summary description. The Financial Advisor believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all analyses and factors, would create an incomplete view of the evaluation process underlying the Fairness Opinion. In performing its analyses, the Financial Advisor considered general economic, market and financial conditions and other matters, many of which are beyond the control of the Company. The analyses performed by the Financial Advisor are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than those suggested by such analyses. Accordingly, such analyses and estimates are inherently subject to substantial uncertainty. Additionally, analyses relating to the value of a business do not purport to be appraisals or to reflect the prices at which the business actually may be sold. Furthermore, the Financial Advisor expressed no opinion as to the prices at which shares of the Common Stock may trade at any future time.

         The Financial Advisor did not independently verify any of the foregoing information and assumed the accuracy, completeness and fair presentation of such information. With respect to financial forecasts and other information relating to the prospects of the Company, the Financial Advisor assumed that such forecasts and other information were reasonably prepared and reflect the best currently available estimates and good faith judgments of the management of the Company as to the likely future financial performance of the Company. In addition, the Financial Advisor did not conduct a physical inspection of the properties or facilities or make an independent evaluation or appraisal of the assets of the Company, nor was it furnished with any such evaluation or appraisal. Moreover, the Financial Advisor made no independent investigation of any legal matters affecting the Company and assumed the correctness of all legal advice given to the Company and the Board of Directors. Further, the Financial Advisor's opinion was based on financial, economic, monetary, market and other conditions as of the date of the Fairness Opinion.

         Management of the Company, after consultation with the Special Committee, selected the Financial Advisor to act as its financial advisor in connection with transactions of the type contemplated by the Proposal and to render the Fairness Opinion on the basis of the Financial Advisor's expertise in such matters and its familiarity with the industry and business of the Company. The Company agreed to pay the Financial Advisor certain fees for rendering such financial advisory services. See "-- Compensation of the Financial Advisor."


Compensation of the Financial Advisor


         The Company and BT Alex. Brown, entered into an agreement dated as of August 13, 1997 whereby the Company retained the Financial Advisor as sole and exclusive financial advisor to provide the Company with general restructuring advice. Upon execution of the agreement, the Company paid the Financial Advisor a retainer fee $25,000 in cash, 19,048 shares of Common Stock and warrants to purchase 33,951 shares of Common Stock at an exercise price of $1.44 per share. Upon consummation of the Restructuring, the Company is obligated to pay the Financial Advisor a success fee consisting of (i) 155,844 shares of Common Stock, (ii) warrants to purchase 277,778 shares of Common Stock at an exercise price of $1.44 per share (inclusive of shares and warrants received on retainer) and (iii) an additional $339,701 in cash. The Company must also promptly reimburse the Financial Advisor for all (i) reasonable out-of-pocket expenses (including travel and lodging, data processing and communications charges, courier services and other appropriate expenditures) and (ii) other fees and expenses, including expenses of counsel, if any. The Common Stock issued to the Financial Advisor cannot be sold, and the warrants issued and to be issued to the Financial Advisor cannot be exercised, until August 14, 1998. Furthermore, Financial Advisor has been granted piggyback registration rights with respect to the shares of Common Stock and warrants issued.

         Under the terms of the agreement with the Financial Advisor, the Company is obligated to pay the Financial Advisor a fee of $100,000 in cash for rendering the fairness opinion included in this Proxy Statement-Prospectus as Annex A.


Unaudited Pro Forma Condensed Financial Data


         The following Unaudited Pro Forma Condensed Financial Data (the "Pro Forma Financial Data") reflects the contemplated Certificate of Amendment, whereby the amended Series A Stock would carry a conversion feature into shares of Common Stock at a proposed rate ranging from 5.00 to 7.68 shares of Common Stock for each share of Series A Stock. The Pro Forma Financial Data also reflects the reclassification of the Series K Stock from temporary equity to additional paid-in-capital resulting from the November 30, 1997 amendment of certain redemption provisions, but does not give effect to the issuance of Series L Stock in December 1997. The following Unaudited Pro Forma Condensed Balance Sheet gives effect to the above transactions as if they had occurred on September 30, 1997. A Pro Forma Condensed Statement of Operations is not included. The contemplated Certificate of Amendment with the new conversion rate into Common Shares described above effects only the loss per share which would have been ($0.10), ($0.28) and ($0.54) for the three and nine months ended September 30, 1997, and year ended December 31, 1996, respectively, at the conversion rate of 7.68 shares of common stock for each share of Series A Stock. The actual losses were ($0.18), ($0.51) and ($1.02) for the three and nine months ended September 30, 1997 and the year ended December 31, 1996, respectively. The pro forma loss per share gives effect as if the contemplated transaction had occurred in the beginning of the respective periods.

         If the contemplated preferred Series A transaction is consummated, the actual number of shares of Common Stock that will be issued may differ somewhat from the shares assumed in the Pro Forma Financial Data. The number of shares to be issued depends on the Average Stock Price. For the purpose of conservatism, the Pro Forma Financial Data assumes the most dilutive scenario for the Common Stockholders. The Pro Forma Financial Data does not purport to represent what the Company's results of operations actually would have been if the contemplated transaction had occurred as of the dates indicated or what such results will be for any future periods.


         The Pro Forma Financial Data is based upon assumptions that the Company believes are reasonable and should be read in conjunction with the Condensed Financial Statements of the Company and the accompanying notes thereto which are included in this document.


The Company and Contemplated Preferred Transaction
Pro Forma Condensed Balance Sheet
September 30, 1997 (In thousands)
(Unaudited)

                                                                        (A)
                                                                     Historical
                                                                  With Effect of
                                                                      Series A
                                                                     Conversion
                                                                  and Reclassif-
                                                                    ication of
                                                                     Series K
                                         Historical     Pro Forma    Preferred
                                        As Reported    Adjustments     Stock
                                        -----------    -----------  ------------
              Assets
Current assets .....................    $  21,851      $             $   21,851
Intangible assets ..................        5,575                         5,575
Other long-term assets .............        4,054                         4,054
                                        ---------      ---------      ---------
          Total assets .............    $  31,480            --          31,480

            Liabilities
Current liabilities ................    $  15,605         (1,338)        14,267
Long-term liabilities ..............        7,509                         7,509
                                        ---------      ---------      ---------
          Total liabilities ........    $  23,114         (1,338)        21,776

Mandatorily Redeemable Series F
 Preferred Stock ...................        6,357                         6,357

Redeemable Series K
 Preferred Stock ...................        3,700         (3,700)          --

Stockholders' equity:
  Preferred Stock ..................         --                            --
  Common Stock .....................            3                             3
  Additional paid-in capital .......      121,108          5,038        126,146
  Accumulated deficit ..............     (122,233)                     (122,233)
  Translation Adjustment ...........         (569)                         (569)
                                        ---------      ---------      ---------
   Total stockholders' equity
    (deficit) ......................       (1,691)         5,038          3,347
                                        ---------      ---------      ---------

   Total liabilities
     and stockholders' equity ......    $  31,480      $     --       $  31,480
                                        =========      =========      =========



(A) The computation of the Pro Forma Condensed Balance Sheet is based upon the contemplated Certificate of Amendment. A conversion rate of 7.68 shares of Common Stock per share of Series A Stock was used, which resulted in the issuance of 12,326,592 shares of Common Stock. In addition, all dividends accrued during 1997 through September 30, were accrued but unpaid because the Series A dividend was suspended. The Pro Forma Balance Sheet also includes the reclassification of the Series K Stock from temporary equity to additional paid-in-capital as a result of the Agreement of the parties to amend certain redemption provisions of the Certificate of Designation, Preferences and Rights of Series K Convertible Preferred Stock ("Series K Certificate").


Accounting Treatment


          For financial statement purposes, any gain on accrued, but unpaid, dividends due as a result of the elimination of accrued dividends of the Series A Stock by the Certificate of Amendment would be reflected on the Company's Statement of Operations as a decrease in preferred stock preferences used in arriving at the Company's net income (loss) applicable to common shares. The Certificate of Amendment would be considered a capital transaction and recorded as a reduction to accrued dividends with a corresponding increase directly to additional paid-in-capital on the Company's financial statements.




                       CERTAIN FORWARD-LOOKING STATEMENTS


         This Proxy Statement-Prospectus contains or may contain certain forward-looking statements and information as well as estimates and assumptions made by the Company's management. When used in this Proxy Statement - Prospectus, words such as "anticipate," "believe," "estimate," "expect," "future," "intend," "plan" and similar expressions, as they relate to the Company or the Company's management, identify forward-looking statements. Such statements reflect the current views of the Company with respect to future events and are subject to certain risks, uncertainties and assumptions relating to the Company's operations and results of operations, shifts in market demand, the timing of product releases, economic conditions in foreign countries, competitive products and pricing and other risks and uncertainties including, in addition to any uncertainties specifically identified in the text surrounding such statements, uncertainties with respect to changes or developments in social, economic, business, industry, market, legal and regulatory circumstances and conditions and actions taken or omitted to be taken by third parties, including the Company's stockholders, customers, suppliers, business partners, competitors, and legislative, regulatory, judicial and other governmental authorities and officials. Should one or more of these risks or uncertainties materialize, or should the underlying estimates or assumptions prove incorrect, actual results or outcomes may vary significantly from those anticipated, believed, estimated, expected, intended or planned.



CERTAIN INVESTMENT CONSIDERATIONS RELATING TO NETWORK IMAGING


         An investment in the Company's securities involves a high degree of risk. In evaluating the Company and its business, prospective purchasers of the shares offered hereby should carefully consider the Certain Investment Considerations Relating to Network Imaging set forth below, as well as the other information included in this Proxy Statement - Prospectus, prior to making an investment.



Lack of Profitability


         The Company has had net losses in each period of its operations, except for one quarter, and it had an accumulated deficit at September 30, 1997 of $122.2 million. Net losses applicable to common shares were $12.7 million for the nine months ended September 30, 1997, $21.1 million for the year ended December 31, 1996, and $34.9 million for the year ended December 31, 1995. The losses have resulted primarily from non-recurring charges (including in 1994, a non-recurring charge of $8.8 million for purchased in-process research and development and a write-off of $8.7 million in capitalized software that related to products that were abandoned in favor of 1View, and, in 1995, non-recurring net charges of $9.3 million in connection with the bankruptcy of IBZ Digital Production AG ("IBZ"), a company that had been purchased by the Company as a wholly owned subsidiary, and business divestitures) as well as the delay in the commercial release of the Company's 1View product, the lead time to close sales and recognize revenues, increasing sales and marketing efforts and costs associated with product research and development. See "Description of Network Imaging - Business."



Continued Adverse Results of Operations Through 1997


         The adverse results of operations that the Company has experienced is expected to continue at least until the first part of 1998. The Company believes that the combination of existing cash, potential future proceeds from such additional offerings of equity securities as may be required, and the anticipated cash flows from operations, should provide sufficient resources to fund its activities through the next twelve months and to achieve net tangible assets of at least $6 million as of December 31, 1997, which is required for continued inclusion of the Company's securities on the Nasdaq National Market. The Company is also proposing some changes to the terms of its Series A Cumulative Convertible Preferred Stock ("Series A Stock"). See "Terms of the Certificate of Amendment." The Company has had discussions with prospective investors with respect to selling additional equity of the Company. While no formal or contractual commitments have been received to date, the Company believes that, if required, it could sell such equity for cash prior to January 1, 1998, and thereby raise sufficient additional equity to achieve such tangible net asset measure at December 31, 1997; however, there can be no assurance that such efforts would be successful should they become necessary. Anticipated cash flows from operations are largely dependent upon the Company's ability to achieve its sales and gross profit objectives for its 1View and other products. If the Company is unable to meet these objectives, it will consider alternative sources of liquidity, such as additional offerings of equity securities. Although the Company believes that it can successfully implement its operating plan and, if necessary, raise additional capital, there can be no assurance that implementation of the plan will be successful or that financing, if sought, will be available.



Continued Listing on the Nasdaq National Market


         At June 30, and September 30, 1997, the Company had not maintained net tangible assets of at least $4 million, which is one of the quantitative maintenance criteria for inclusion of the Company's securities on the Nasdaq National Market. To remedy the short-fall and offset any adverse impact, the Company issued, during July 1997, 3,300 shares of Series K Stock and warrants and received net proceeds of $2.9 million, and, on December 8, 1997, issued 3,250 shares of Series L Convertible Preferred Stock ("Series L Stock") and received net proceeds of $2.99 million.

         On August 21, 1997, the Company received a letter from the Nasdaq National Market indicating that the Company may not have sufficient assets to continue its listing on the Nasdaq National Market. The Company has responded to that inquiry and after further correspondence with Nasdaq requested a hearing before the Nasdaq National Market's Hearing Department to explain its plan for achievement and maintenance of the minimum net tangible assets requirement. Following a hearing held on Thursday, October 30, 1997, a Nasdaq Listing Qualifications Panel granted the Company's request for continued inclusion in the Nasdaq National Market pursuant to an exception to the Nasdaq National Market's minimum net tangible asset requirement.

         The Panel found that the Company had presented a reasonable plan for compliance. Based upon the plan detailed by the Company, the Panel concluded that the Company could achieve compliance with the continued listed requirements for the long-term.


         On December 2, 1997, the Nasdaq Listing Qualifications Panel granted an extension to the exception.


         In order to fully comply with both the exception and extension granted by the Panel, the Company must complete its plan of compliance in accordance with a timetable set forth by the Panel. The Company must demonstrate full compliance with the Nasdaq National Market continued listing requirements by December 31, 1997. The Panel also required that the Company have a minimum of $6.0 million in net tangible assets to ensure long term compliance with the net tangible assets requirement. Although the Company would not be required to maintain this minimum each quarter going forward, the Company would be subject to the new net tangible assets requirement (requiring a minimum of $5.0 million in net tangible assets) for the continued inclusion on the Nasdaq National Market that becomes effective in February 1998. In the event the Company fails to comply with any of the terms of this exception, its securities will be immediately delisted from the Nasdaq National Market.

         Although the Company believes that it can achieve the required net tangible assets of at least $6 million through certain proposed changes to the terms of its Series A Stock (see "Terms of Certificate of Amendment") or other additional offerings of equity securities, there can be no assurance that the Company will complete such offerings or that, if completed, they will be on terms favorable to the Company or in an amount sufficient to permit the Company to continue to achieve and maintain the minimum tangible net asset requirements as stipulated by Nasdaq. If the Company ultimately is unable to achieve the minimum tangible net asset requirements, the Company's Common Stock, Series A Stock and Public Warrants would be delisted from the Nasdaq National Market. While the Company believes that trading of its securities should continue, any ability to trade on a national exchange could adversely impact the value of the Company's stock. Under the terms of the Series A Stock, the Company's Series F Convertible Preferred Stock ("Series F Stock"), its existing line of credit and the convertible notes, a delisting of the Company's stock would not effect the Company's ability to meet the terms and requirements of the aforementioned agreements.



Inadequate Dividend Coverage


         The annual dividend requirements on the Company's Series A Stock is $3.2 million payable quarterly. All quarterly dividends on the Series A Stock have been paid through April 1997. The Company suspended payment on the quarterly dividends on the Series A Stock due in July and October 31, 1997 in the amounts of $0.50 per share or $803,000 in the aggregate for each period. Failure to pay any quarterly dividend has resulted in a reduction in the conversion price and failure to pay a total of four quarterly dividends will entitle the holders of the Series A Stock to elect one director. (Because the sole holder of all of the outstanding shares of Series F Stock has agreed to sell all of such shares to the Company for a set price, the Company accrues dividends on the outstanding shares of Series F Stock but is not obligated to make any payments until January 31, 1998 or upon the occurrence of certain conditions under the control of the Company.) By law, dividends may be paid from surplus or net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year. There can be no assurance that future surplus or earnings, if any, will be adequate to pay dividends on the preferred stock. See "Description of Capital Stock."


European Operations


         The Company's European operations are conducted through the Company's subsidiary Dorotech, S.A. ("Dorotech") and accounted for approximately 46% of its revenue in 1996 and approximately 40% of the Company's revenue and 10% of its net loss during the first nine months of 1997. The Company's business in European markets is subject to the risks customarily associated with overseas operations, including fluctuations in foreign currency exchange rates and controls, tariffs, expropriation, nationalization and other economic, tax and regulatory policies of foreign governments. Since Dorotech conducts virtually all of its business in currencies other than the U.S. dollar, foreign currency fluctuations may affect the Company's asset valuations and net income. The Company has not used financial instruments with off-balance sheet risk in managing foreign currency fluctuation risks. The Company's results will also be affected by any laws affecting its ability to repatriate foreign profits, if any, and by changes in foreign tax laws and tax rates, as well as changes in international tax treaties. There can be no assurance that these and similar factors will not have a negative impact on the Company's operations.


         On December 31, 1996, the Company entered into a purchase agreement with CDR Enterprises ("CDRE") for the sale and purchase of all of the Series F Stock. Pursuant to the purchase agreement with CDRE, as amended on May 30, 1997 and December 1, 1997, the Company is obligated to make to CDRE an aggregate cash payment of $6,400,000 plus interest in the amount of $190,000. (Because the sole holder of all of the outstanding shares of Series F Stock has agreed to sell all of such shares to the Company for a set price, the Company accrues dividends on the outstanding shares of Series F Stock, but is not obligated to make any payments until January 31, 1998 or upon certain conditions under the control of the Company.) However, the Company may not redeem the Series F Stock when there are accrued and unpaid dividends on the Series A Stock. The Company has granted CDRE a first ranking pledge on all of the outstanding stock of Dorotech and, if the Company fails to make the payments to CDRE when due, CDRE is at liberty to sell all of the Dorotech shares owned by the Company and may withhold all amounts due and payable to CDRE before paying back excess money, if any, to the Company. See "Guarantee of ATG Lease Payment" and "Description of Capital Stock
- Acquisition Preferred Stock." The Company cannot repurchase the outstanding shares of Series F Stock from CDRE unless and until all accrued dividends on the Series A Stock have been paid. See "- Inadequate Dividend Coverage" and "Description of Capital Stock Series A Cumulative Convertible Preferred Stock."


         On December 11, 1997, the Company executed a definitive purchase agree-ment for the sale of Dorotech. Closing of the transaction will take place on or about December 31, 1997. The sale will result in the final payment of the Series F Stock, the retirement of $1,500,000 in goodwill and produce a gain of approximately $900,000.


Guarantee of ATG Lease Payments


         Prior to the acquisition of Dorotech by the Company, Dorotech's parent (which was merged into Dorotech prior to the acquisition) signed a guarantee of lease payments by an affiliated company, ATG Gigadisc SA ("ATG"), under a sale and leaseback of land and buildings by ATG. At December 31, 1995, the remaining lease payments due by ATG totaled approximately $6.1 million, including interest of approximately $1.8 million. On May 31, 1996, ATG filed for bankruptcy protection with the Court of Commerce in Toulouse, France, and officials were appointed by the Court to supervise the operations of ATG. In July 1996, the lessor notified Dorotech that ATG was in default with respect to one lease payment, that, as a result, it was filing a claim with one of the officials for accelerated payment of all remaining amounts due under the lease and that it was requesting from Dorotech the amount due under the guarantee. The Company is not itself a party to the guarantee; however, if Dorotech were to become obligated to fulfill the guarantee, there could be a material adverse effect on the Company's results of operations and financial condition. On December 31, 1996, the Company entered into a purchase agreement with CDRE for the sale and purchase of the Series F Stock. See "--European Operations." As a condition to entering into that Purchase Agreement, CDRE agreed it would endeavor to obtain a release of the lease guarantee. To date, neither the Company nor Dorotech has received a release of the lease guarantee. If claims would be made against Dorotech, Dorotech believes it has meritorious defenses to, and intends to defend vigorously against, any action that may be brought against it based on the guarantee. There can be no assurance, however, that Dorotech would prevail if such action were brought.

         In the event that Dorotech is sold by January 31, 1998, CDRE has agreed to be responsible for any claims or damages brought by any party in connection with the ATG lease.


Competition; Rapid Technological Change

         The computer industry, including the information access, imaging and optical disk storage segments, is highly competitive, and is characterized by rapid and continuous technological change, short product cycles, frequent product innovations and new product introductions, evolving industry standards, and changes in customer requirements and preferences. The Company's future profitability will depend, among other things, on wide-scale market acceptance of the Company's products, the Company's ability to demonstrate the potential advantages of its products over other types of similar products and on the Company's ability to develop in a timely fashion enhancements to existing products or new products that are responsive to the demands of the marketplace for information access, imaging and optical disk storage systems. There can be no assurance that the Company will be able to market successfully its current products, develop and market enhancements to existing products or introduce new products. In addition, the Company faces existing competitors that are larger and more established and have substantially greater resources than the Company. Because of the rapid expansion of the information access, imaging and optical disk storage market, the Company will also face competition from new entrants, possibly including the Company's customers, suppliers or resellers. Technological advances by any of the Company's current or future competitors could render obsolete or less competitive the products being offered by the Company. The Company believes that the principal competitive factors affecting the market for information access, imaging and optical disk storage products include effectiveness, scope of product offerings, technical features, ease of use, reliability, customer service and support, name recognition, distribution resources and price. Current and potential competitors have established, or may establish in the future, strategic alliances to increase their ability to compete for the Company's prospective customers. Accordingly, it is possible that new competitors or alliances may emerge and rapidly acquire significant market share. Such competition could have a material adverse effect on the Company's business, financial condition and results of operations.

Risks of Defects and Development Delays

         The Company's development of enhancements to existing products and of new products is subject to the kinds of problems and delays that are routinely encountered in the development of software. For example, the Company may experience schedule overruns in software development triggered by factors such as insufficient staffing or the unavailability of development-related software, hardware or technologies. Further, during the development of new software products, or the enhancement of existing products, the Company's development schedules may be altered as a result of the discovery of software bugs, performance problems or changes to the product specification in response to customer requirements, market developments or Company initiated changes. Changes in product specifications may delay completion of documentation, packaging or testing, which may, in turn, affect the release schedule of the product. In connection with complex software products, the technology market may shift during the development cycle, requiring the Company either to enhance or change a product's specifications to meet a customer's changing needs. Any of these factors may cause a product to enter the market behind schedule, which may adversely affect market acceptance of the product, or place it at a disadvantage to a competitor's product that has already gained market share or market acceptance during the delay. The Company does not believe, however, that it is practicable to quantify the impact that such delays have had or in the future may have on its operating results. There can be no assurance that the Company will not experience difficulties that will interrupt the marketing and distribution of its current products or that the Company will not experience difficulties in the future that could materially delay or prevent the successful development of other products.


Dependence on Key Personnel

         The Company is substantially dependent on the business and technical expertise and business relationships of certain key personnel and on its ability to attract and retain key management and technical employees in the future. Competition for such employees is intense. The loss of current key employees or the Company's inability to attract and retain other employees with necessary business or technical skills in the future would have a material adverse effect on the Company's business.

Dependence on Suppliers

         The Company relies exclusively on outside suppliers for the hardware components of its products such as scanners, printers, computers and optical disk drives and jukeboxes. Most parts and components are currently available from multiple sources at competitive prices. To date, the Company has not experienced significant delays in obtaining parts and components and, although there can be no assurance, the Company does not expect to experience such delays in the future. Lack of availability of certain components could require minor redesign of the Company's products and result in production delays.

Evolving Distribution Channels

         The Company has developed a distribution strategy that involves the development of strategic alliances with resellers, integrators, and international distributors to enable the Company to achieve broad market penetration. The Company's reseller distribution channel is established, and the Company intends to expand that channel. There can be no assurance, however, that the Company will be able to continue to attract distributors and resellers that will be able to market the Company's products effectively and will be qualified to provide timely and cost-effective customer support and service. The Company ships products to distributors and resellers on a purchase-order basis, and its distributors, integrators and resellers may, in some instances, carry competing product lines. Therefore, there can be no assurance that any distributor, integrator, or reseller will continue to represent the Company's products. The inability to recruit, or the loss of, important sales personnel, distributors, integrators or resellers could materially adversely affect the Company's business, financial condition and results of operations in the future.

Long Sales Cycle; Seasonality

         Sales of the Company's products sometimes involve a significant commitment of capital by customers, with the attendant delays frequently associated with large capital expenditures. Prior to such sales, the Company often permits customers to evaluate products being considered for license, generally involving a small license fee. In addition, the type of software that the Company manufactures and sells is of the type that requires businesses to re-engineer their processes, and completion of this may be arduous. For these and other reasons, the sales cycle associated with the Company's products is likely to be lengthy and subject to a number of significant risks over which the Company has little or no control and, as a result, the Company believes that its quarterly results are likely to vary significantly in the future. The Company may be required to ship products shortly after it receives orders and, consequently, order backlog, if any, at the beginning of any period may represent only a small portion of that period's expected revenues. As a result, product revenues in any period will be substantially dependent on orders booked and shipped in that period. The Company plans its production and inventory levels based on internal forecasts of customer demand, which is highly unpredictable and can fluctuate substantially. If revenues fall significantly below anticipated levels, the Company's financial condition and results of operations could be materially and adversely affected. In addition, the Company has experienced significant seasonality in its business, and the Company's financial condition and results of operations may be affected by such trends in the future. Such trends may include higher revenues in the third and fourth quarters of the year and lower revenues in the first and second quarters. The Company believes that revenues may tend to be higher in the fourth quarter due to year-end budgetary pressures on the Company's commercial customers.


Intellectual Property Rights; Infringement Claims

         The Company regards its software as proprietary and relies principally on the protection afforded by trade secret, copyright and trademark laws and by routinely requiring all of its employees, consultants, suppliers and others with access to the Company's proprietary information to enter into non-disclosure agreements that require such persons to maintain the confidentiality of such information. The Company filed two patent applications in 1995, one of which was granted in July 1997, and expects to file several more in the near future covering key components of the 1View suite. Prosecution of these patent applications, and any other patent applications that the Company may subsequently determine to file, may require the expenditure of substantial resources. The issuance of a patent from a patent application may require 24 months or longer. There can be no assurance that the Company's technology will not become obsolete while the Company's applications for patents are pending. There also can be no assurance that any pending or future patent application will be granted, that any future patents will not be challenged, invalidated or circumvented or that the rights granted thereunder will provide meaningful competitive advantages to the Company. Further, the Company has not pursued patent protection outside of the United States for the technology covered by the Company's existing patent and pending patent applications. The Company currently intends to pursue patent protection outside of the United States for the technology covered by such patent applications, although there can be no assurance that any such protection will be granted or, if granted, that it will adequately protect the technology covered thereby. In addition, there can be no assurance that others will not independently develop similar technologies or duplicate any technology developed by the Company or that its technology will not infringe upon patents, copyrights or other intellectual property rights owned by others.

         Further, the Company may be subject to additional risk as the Company enters into transactions in countries where intellectual property laws are not well developed or are poorly enforced. Legal protections of the Company's rights may be ineffective in foreign markets and technology developed by the Company may not be protectable in such foreign jurisdictions in circumstances where protection is ordinarily available in the United States.

         The Company believes that, due to the rapid pace of technological innovation for the Company's imaging and optical storage products, the Company's ability to maintain a position of technology leadership in the industry is dependent more upon the skills of its development personnel than upon legal protections afforded its existing or future technology.

         As the number of information access, imaging and optical storage products in the industry increases and the functionality of these products further overlap, software developers may become subject to infringement claims. There can be no assurance that third parties will not assert infringement claims against the Company in the future with respect to current or future products. The Company also may desire or be required to obtain licenses from others in order to develop, produce and market commercially viable products effectively. Failure to obtain those licenses could have a material adverse effect on the Company's ability to market its software products. There can be no assurance that such licenses will be obtainable on commercially reasonable terms, if at all, that the patents (if any) underlying such licenses will be valid and enforceable or that the proprietary nature of the unpatented technology underlying such licenses will remain proprietary.

         Any claims or litigation, with or without merit, could be costly and could result in a diversion of management's attention, which could have a material adverse effect on the Company's business, financial condition and results of operations. Furthermore, there can be no assurance that the Company will have adequate resources to prosecute or defend such claims or litigation, or that the Company's proprietary rights, including patents, if any, will be upheld. Adverse determinations in such claims or litigation could also have a material adverse effect on the Company's business, financial condition and results of operations.


Fluctuations in Financial Performance

         Timing and volume differences in the shipment of the Company's products and the performance of services under contracts can produce significant fluctuations in quarter-to-quarter and year-to-year financial performance. Factors that could affect such timing include, among other things, customer purchasing patterns, new product transitions, delays in new product introductions and shortages of system components. Past financial performance should not be considered to be a reliable indicator of future performance in any particular fiscal period.


Control of the Company


         The executive officers and directors of the Company beneficially own approximately 6% of the Company's outstanding Common Stock, other officers and employees of the Company beneficially own at least another 6% of the outstanding shares and officers and employees may, in the future, acquire substantial additional amounts of Common Stock upon the exercise of stock options which are not currently exercisable. There are no arrangements requiring the executive officers and other employees of the Company to vote their Common Stock collectively.



Dividend Policy


         The Company has not paid dividends on its Common Stock since its inception, and it does not anticipate paying cash dividends on its Common Stock in the foreseeable future. The Company may not declare dividends payable to holders of Common Stock until the completion of the full conversion of the Series A Stock to Common Stock. By their terms, the Series K Stock and Series L Stock purchase agreements require that the Company not use the proceeds of that offer to make quarterly dividend payments to the holders of Series A Stock. See "Summary -Network Imaging Market Price and Dividend Data," and "Description of Capital Stock - Common Stock."


Shares Eligible for Future Sale; Effect on Market Price of Common Stock and the Ability of the Company to Raise Additional Capital


         As of November 13, 1997, the Company had outstanding 25,959,101 shares of Common Stock, of which approximately 3.5 million shares were "restricted securities" as that term is defined under Rule 144 of the Securities Act ("Rule 144"), which were not covered by an effective registration statement under the Securities Act or eligible for sale pursuant to Rule 144(k). Of those shares, approximately 1.8 million were otherwise eligible for sale under Rule 144.

         As of November 13, 1997, the Company had outstanding options and warrants that were exercisable for 8,947,487 shares of Common Stock with exercise prices of the options and warrants ranging from $1.00 to $14.88 per share (subject to adjustment pursuant to the anti-dilution provisions of the respective instruments and based upon the closing sale and bid price of the Company's Common Stock on November 13, 1997). The number of shares of Common Stock into which the Company's convertible securities convert could increase significantly depending upon a number of factors, including the market price of the Company's Common Stock at the time of conversion or redemption of the convertible securities, the issuance of the Series K Stock, the Series L Stock and the related warrants, and the adoption of certain amendments to the terms of Series A Stock. See "Risk Factors -- Terms of the Certificate of Amendment" and "Description of Capital Stock." The options and warrants expire at various times through November 11, 2007.

         As of November 13, 1997, the Company had other outstanding convertible securities (including The Convertible Notes, and the Series A and K Preferred Stock) that were convertible into 7,187,855 shares of Common Stock (subject to adjustment pursuant to the anti-dilution provisions of the respective instruments and based upon the closing sale and bid price of the Company's Common Stock on November 13, 1997). On December 8, 1997, the Company issued 3,250 shares of Series L Stock. The number of shares of Common Stock into which the Company's convertible securities convert could increase significantly depending on a number of factors, including the market price of the Company's Common Stock at the time of conversion or redemption of the convertible securities and the adoption of the Certificate of Amendment. (The Common Stock issuable on conversion of the Series F Stock has not been included as the holder of the Series F Stock is obligated to sell the Series F Stock to the Company at a set price. However, the Company may not redeem the Series F Stock when there are accrued and unpaid dividends on the Series A Stock. See "Description of Capital Stock - Acquisition Preferred Stock.). The conversion prices of the convertible securities range from $1.01 to $12.61 per share. The convertible securities may convert at various times through August 20, 2002

         Those options, warrants and convertible securities that are not subject to registration rights may, upon exercise or conversion, be sold pursuant to Rule 144 or, if applicable, Rule 144(k). In addition, the Company is obligated to issue additional shares of Series L Stock and warrants that would be convertible into or exercisable for 3,385,417 shares of Common Stock in certain circumstances. See "Description of Capital Stock - Series L Convertible Preferred Stock."

         The Company has registration commitments with respect to 6,569,176 shares ("Registrable Shares") of Common Stock in connection with certain options, warrants and convertible securities that the Company has issued. This amount does not include 3,385,417 shares of Common Stock issuable on conversion of Series L Stock and warrants that the Company may be obligated to issue to the Purchasers and Zanett in certain circumstances. See "Description of Capital
Stock - Series L Convertible Preferred Stock." The Company has filed registration statements with the Securities and Exchange Commission ("SEC") covering in the aggregate 14,994,884 of the Registrable Shares (including the 2,150,000 shares covered by this Registration Statement), which may be offered from time to time by the stockholders named in such registration statements or that may be sold by the Company upon exercise or conversion of certain outstanding warrants, options or convertible securities. In addition, the Company has registered 9,100,000 shares of Common Stock that may be issued pursuant to stock option plans. The Company's obligations generally are to maintain such registration statements for varying periods at its expense, except for commissions and legal costs incurred by selling stockholders.

         The Company believes that the existence of convertible securities, options and warrants, with conversion or exercise prices less than the prevailing market price of the Common Stock, and the possibility of, as well as actual, sales of shares of Common Stock under Rule 144, pursuant to registration statements and otherwise in all likelihood has had and may continue to have an adverse effect on the market price of the Common Stock and on the Company's ability to raise future equity capital. In addition, if the selling stockholders or the others, individually or in the aggregate, were to offer a large amount of Common Stock in the market, the market price of the Common Stock and the Company's ability to raise additional capital could be adversely affected.


Certain Anti-takeover Provisions of Certificate of Incorporation and Delaware
         Law


         The Company's Board of Directors has the authority to issue up to 20,000,000 shares of preferred stock and to determine the price, rights, preferences, privileges and restrictions, including voting rights of those shares, without any further vote or action by the Company's shareholders. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of the holders of preferred stock that has already been issued and that may be issued in the future. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire a majority of the voting stock of the Company. As of December 8, 1997, the Company had outstanding 1,605,025 shares of Series A Stock, 792,186 shares of Series F Stock and 3,300 shares of Series K Stock and 3,250 shares of Series L Stock. The Company may issue additional shares of Series L Stock. See "Description of Capital Stock."


         The Company is subject to Section 203 of the Delaware General Corpor-ation Law, which places certain restrictions on the ability of Delaware corporations to engage in business combinations with interested shareholders. See "Description of Capital Stock."


Impact of Offerings and Acquisitions on Net Operating Loss Carryforwards

         As a result of the issuance of the Series A Stock, the issuance of securities in acquisitions and the sale of shares by certain stockholders, the utilization of the Company's net operating loss carryforward of approximately $53 million at December 31, 1996 is subject to the limitations and expiration periods imposed by Section 382 and other provisions of the Internal Revenue Code, thereby increasing the probability that all or a portion may expire before utilization.



                      TERMS OF THE CERTIFICATE OF AMENDMENT

          The following is a summary of certain provisions of the Certificate of Amendment, a copy of which is attached as Annex B hereto and incorporated herein by reference. Such summary is qualified in its entirety by reference to the full text of the Certificate of Amendment.

Certificate of Amendment

On December 3, 1997, the Board of Directors of the Company adopted the Certificate of Amendment. If the Certificate of Amendment is approved, the rate ("Conversion Rate") at which holders may voluntarily convert shares of Series A Stock into Common Stock would be as follows with the quotient of $10 and the Average Stock Price provided that such quotient is no greater than 7.68 and no less than 5.00:

                            Shares of Common
                          Stock per one Share                                    Effective
 Average Stock Price        of new Series A            New Series A         Conversion Price of
                                 Stock               Conversion Price           Proposal (1)
----------------------    ---------------------    ---------------------    ---------------------

   Less than $1.30                7.68                    $1.56                    $3.26
        $1.50                     6.67                    $1.80                    $3.75
        $1.75                     5.71                    $2.10                    $4.38
    $2.00 or More                 5.00                    $2.40                    $5.00



         (1) The Average Stock Price would be equal to the average closing price per share of Common Stock on the Nasdaq National Market during the 20 trading days following the date of Certificate of Amendment is approved

         (2) $25.00 divided by new conversion shares

         If the Certificate of Amendment is approved, the Company may not force conversion of shares of Series A Stock into Common Stock during 1998. Beginning January 1, 1999, the Company would be able to convert each share of Series A Stock into shares of Common Stock if the closing price per share of Common Stock is at least equal to $4.00 per share for 20 consecutive trading days. Beginning January 1, 2000, the Company would be able to convert each share of Series A Stock into shares of Common Stock if the closing price per share of Common Stock is at least equal to $3.00 per share for 20 consecutive trading days. Beginning January 1, 2001, the Company would be able to convert each share of Series A Stock into shares of Common Stock at any time at the Company's option. The number of shares of Common Stock received on conversion of the Series A Stock would also be determined based on the Average Stock Price in accordance with the table set forth above. In the event of a change of control (which would include a transaction where a third party acquires more than 50% of the outstanding shares of Common Stock), the holders of Series A Stock would receive no less than $25 in value, either in cash, securities or a combination of both.

         If the Certificate of Amendment is approved, cash dividends on the Series A Stock would cease to accrue at their current rate on April 30, 1997. Starting on the date the Certificate of Amendment is approved and until the Series A Stock is converted, the Series A Stock would accrue an annual dividend of $.84 per share, payable quarterly in cash or Common Stock, at the Company's option. If the dividend is paid in Common Stock, the number of shares of Common Stock distributed as a dividend will be based on the average closing price per share of Common Stock during the 10 day period following the Company's release of earnings for the applicable quarter. If the Certificate of Amendment is approved, the liquidation price per share of Series A Stock would be reduced from $25.00 to $12.00.

         If the Certificate of Amendment is approved, the anti-dilution provisions of the Series A Stock currently in effect would no longer be in effect. If the Certificate of Amendment is not approved, the Company will be required to continue accruing dividends on the outstanding shares of Series A Stock and will be required to issue a significant number of shares of Common Stock to the holders of Series A Stock in accordance with the currently applicable Certificate of Designations. See "Description of Capital Stock -- Series A Cumulative Convertible Preferred Stock."

         Assuming the Conversion Rate is 7.68, 6.67, 5.71 and 5.0,the holders of Series A Stock as a class would be entitled to receive 47%, 41%, 35% and 31%, respectively, of the shares of Common Stock outstanding on November 13, 1997 (after giving effect to the issuance of the Common Stock on conversion or exchange of the Series A Stock and assuming that dividends on the Series A Stock are not paid in Common Stock).

         The Certificate of Amendment also eliminates the right of the holders of Series A Stock to elect a member of the Company's Board of Directors and the right of the Company to redeem the Series A Stock for cash. For further information regarding the Certificate of Amendment, please see Annex B and Annex C to this Proxy Statement-Prospectus (which is marked to show the changes made by the Certificate of Amendment to the currently effective Certificate of Designations for the Series A Cumulative Convertible Preferred Stock).


         Holders of shares of Common Stock of Series A Stock with questions regarding the Certificate of Amendment should feel free to speak with a representative of BT Alex. Brown at (212) 237-2000.


                         DESCRIPTION OF NETWORK IMAGING

Business


         General.  The Company  was  incorporated  in Delaware in May 1991.  The
Company provides software products supporting storage, management and distribution. These products provide businesses and government organizations with an automated method of electronically storing, managing and distributing large volumes of structured data (text) and unstructured data (diagrams, documents, photos, voice and full-motion video).

         The Company is a leader in content and storage management for all unstructured information. Its flagship product, the 1View suite, manages the storage, access and distribution of any multimedia (or unstructured) data, such as diagrams, documents, photographs, voice, and full-motion video. 1View is a solution for use in distributed, high transaction, high volume mission critical applications across legacy, client/server and Internet/intranet based environments. The Company is also a software developer for mainframe and
PC-based Computer Output to Laser Disk ("COLD") systems and a developer and marketer of storage management software systems. 1View, InfoAccess(TM), Treev+(TM) and the Company logo are trademarks of Network Imaging Corporation.


         United States operations are conducted in Herndon, Virginia (primarily the development, marketing and sales activities of the 1View suite and mainframe COLD products), Minneapolis, Minnesota and Denver, Colorado (PC COLD products). European operations are conducted primarily in Paris, France (hierarchical storage management ("HSM") software and related storage products and engineering services).

         Traditional manual filing, retrieval, and distribution methods are labor intensive, slow, require bulky file storage, allow only one person to use a file at a time and often result in misfiled, damaged or lost items. Large commercial and government organizations must continually process large volumes of documents stored in hard copy paper files where there is a need for more efficient movement of information throughout the enterprise. The information may take the form of documents, database records, graphics, video clips, audio, computer aided design ("CAD") and engineering drawings, and other such "information objects" which are distributed throughout a multi-site enterprise. To address this need for information storage, retrieval, and distribution management, the Company has developed its principal products: the 1View software application suite, a family of COLD products, and the Doro-family of products for HSM applications.

         The Company uses advances in object management software to capture and store "information objects" with more advanced indexing and retrieval features than those available for paper documents or "structured data". The Company's information access, object management, and storage management systems have been designed to support "open systems standards," which permit hardware and software from different vendors to operate together on a network.


         1 View. The Company's 1View suite is designed to answer the information access needs of large organizations. 1View's object enabling suite of software tools contains flexible and layered application program interfaces ("APIs"), which allow developers to select the appropriate level of API to suit customer solution requirements, provide a bridge to "legacy" systems previously used, and allow for easy customization of software systems in comparison to standard file structures. 1View is an independent platform and can work on top of any data base in the marketplace.


         The 1View suite consists of the following:


         1View: Object Manager is an API toolkit that provides a unique solution for storing, managing, and distributing any type of multimedia document object in high transaction, high volume, client/server and Internet/intranet environments. It can manage information that originates from a large variety of sources, including scanned documents, computer output, word processor or spreadfile sheets, audio/voice or full motion clips, and photographic images. 1View: Object Manager helps companies seamlessly and efficiently multimedia-enable existing or new database applications while preserving their investments in legacy information systems, hardware equipment and personnel training.

         1View: EDM (Engineering Document Management) is a software product with an application that solves the document management problems unique to engineering organizations. Target customers include manufacturing, utilities, transportation and other engineering-based corporations. It supports a variety of document types including oversized engineering and architectural drawings, project plans, specifications and blueprints indexing the documents according to end-user criteria.


         1View: Workflow is a software product with an easy-to-implement suite of software tools designed to automate complex business processes in client/server and Web environments. It is a rules-based workflow management system designed to allow integration and automation of work process management applications into mainstream business practices. 1View:Workflow provides the ability to graphically represent and control business processes by linking together a variety of people and software elements to automate the flow of documents (objects) throughout an enterprise.


         1View: WebMOM (Web Multimedia Object Manager) is a software product that allows companies to build customer Internet/intranet applications easily and cost-effectively using the 1View:Object Manager as a back-end storage repository. It delivers high performance access from Web browsers due to its caching capabilities, while protecting confidentiality of data by linking to Web security mechanisms. Upon requests from Web users, it locates the object, retrieves it, adds a MIME header to it, and finally transfers it back through the Web server to the Web browser. 1View:WebMOM supports all major Web browsers and servers, such as Netscape Navigator, Netscape Web Server, MS Internet Explorer, and MS Internet Information Server.

         1View: COLD/ES is a report storage and retrieval system that offers high volume, high speed mission critical print data handling. It lets the user maximize the power and extensive resources of the mainframe computer by off-loading report management operations to a cost-effective dedicated server and its associated high efficiency data storage subsystem.


         Another product in the suite is a software product that provides a storage and retrieval system for scanned images and other documents. It provides a simple and consistent way to find and view information regardless of its storage location or internal format. In most cases, documents are added to this system using a batch scanning process. This product is an end-user application that runs with 1View:Object Manager. 1View:Object Manager handles the physical management of documents as they are being scanned into the system and after they have been stored on storage media while This product allows the end-user to organize documents electronically in a structure that is meaningful to the end-user and retrieves information rapidly.


         Other Products. A significant portion of the Company's product emphasis is on packaged software solutions. COLD software is an important component of several of these products. COLD technology is widely accepted as a way to permanently archive and provide for the retrieval of permanent business reports produced by computers (computer output). COLD typically replaces printed paper reports and Computer Output Microfiche (COM or "microfiche") with high capacity optical disks. Once written permanently to this unalterable media, COLD provides for on-line viewing of information such as banking and brokerage statements, utility bills, payroll reports and corporate financial journals and reports. COLD technology provides a more economical way to store the information as well as a faster method to retrieve reports. Optical disk is much less expensive storage medium than microfiche or paper. By putting reports back on-line utilizing an organization's standard terminals, workstations, and networks, productivity is increased as compared to manually handling physical paper and microfiche. The Company is one of the largest commercial providers of COLD technology.


         The TREEV Division of the Company's U.S. operations has developed and markets PC-based COLD systems used in over 2,000 community banks. TREEV also markets imaging products to the community bank marketplace including a software product repackaged as TREEV Voyager II. TREEV Division provides "turn-key" hardware and software solutions, maintenance services for its client systems, consulting, training, and high quality optical supplies.

         The Company's French subsidiary, Dorotech, headquartered in Paris, develops and markets a family of software products designed to manage large volumes of information and provides professional engineering services. Dorotech's software products include DoroStore, DoroFile, Doro-JB, Dorokey, and Dorodoc (the "DoroStore suite"). The DoroStore suite implements advanced data and storage management solutions for enterprises with complex networks and large numbers of servers and workstations. The capabilities of the DoroStore suite include: (1) centralized administration capability to implement uniform data and storage policies throughout a distributed network, (2) advanced backup and restore processes to protect and secure data from disasters, and provide users with a direct link to retrieving their individual files, (3) On-Line Database Backup/Restore ("ODBR") to manage the backup and recovery of databases, (4) advanced archiving methods that allow retrieval of files using keywords, phrases, and date ranges, thereby reducing costly processes involving users and administrators searching for specific files, (5) hierarchical storage management for transparently and automatically storing data onto lower cost storage subsystems, providing virtually limitless network capacity, and (6) full security protection for all operations. The DoroStore suite provides a single utility for administering heterogeneous environments in terms of storage space and data protection across networks on any scale, up to and including the very largest networks. The Company is endeavoring to sell all of the outstanding stock of Dorotech to a third party. There can be no assurance that the Company will be able to do so by January 31, 1998 or at all or on favorable terms.

         Product Development. The Company's plan to consolidate the various 1View product development groups into a common product development organization was completed in 1996. The unified team now operates under a single senior manager and is located at the Company's headquarters in Herndon, VA. This consolidation allows the organization to operate under a common shared strategy, which includes both the 1View product suite's technical vision and software development methodology. During 1997, the product development group focused on completing product release plans that are responsive to the market and support the Company's short term revenue goals.


         The strategic direction for the products is to provide a cohesive suite of 1View products that will deliver innovative, intelligent, multimedia content management solutions to enable the Company's customers and business partners to leverage existing applications and exploit emerging business opportunities across the Internet/intranet. This vision has been accomplished by leveraging the existing 1View suite of products and adapting them to the Web environment as well as to database vendor products such as Sybase's OmniConnect. The Company was an early adopter of the Microsoft's ActiveX technology and will continue to migrate the existing toolkits and API into components that can be used to rapidly build new enterprise wide applications and easily integrated into existing customer applications.

         The Company views the product development organization as one of its key assets and will continue to invest in building the group's infrastructure, refining the group's software development methodology, and implementing the 1View, COLD and storage management products strategy.


         Assembly; Sources of Supply. The Company assembles its products at its facilities in Herndon, Virginia, Denver, Colorado, and Paris, France. The Company relies exclusively on outside suppliers for the hardware components of its products such as scanners, printers, computers and optical disk drives and jukeboxes. Most parts and components are currently available from multiple sources at competitive prices. To date, the Company has not experienced significant delays in obtaining parts and components, and although there can be no assurance, the Company does not expect to experience such delays in the future.

         Warranty and Service. Warranties for hardware sold by the Company are generally provided by the manufacturer. The Company typically provides for its software products warranties for ninety days and service contracts for support and maintenance that usually cover one year periods. The Company recognizes revenue under service contracts ratably over the contract period.

         Competition. Management believes that the Company's 1View product line is an innovative solution available for enterprise scaleable content and storage management in the industry today. When companies have a clear need for storing, managing and distributing multimedia objects such as large drawings, photographs, documents, video clips, and audio clips that must: (a) scale to many terabytes, (b) serve thousands of users and (c) work with existing and new applications, application databases or universal database platforms in distributed heterogeneous environments, there is no direct competition from other companies. When only some, but not all, of these requirements must be met, there is competition from companies such as FileNet Corporation, Wang, Recognition International, Eastman Kodak and other vendors in the traditional imaging and document management markets. For smaller scale systems in centralized environments with low performance requirements, the competitive issue becomes price or company size and stability.


         With increasing recognition by companies such as Sybase, Informix, Sun Microsystems, and Microsoft of the unique capability of the Network Imaging product suite, many of those issues have become less important from a competitive perspective.

         There is, however, the potential for competition from the database, application and storage vendors who in some cases are Network Imaging partners.

         The new Universal Server initiatives from Oracle, Informix and IBM all seem to indicate support to store and manage the same multimedia content in markets that Network Imaging serves.

         Scaleability of content storage requirements, complexity of the environment (i.e., distributed content base, multiplatform, and multiple application content access), and cost management of the storage resources (hierarchical storage environments) are real and significant issues in this industry. None of the database vendors completely solve these issues and most of them have recognized that and are working with Network Imaging on large scale system proposals. Importantly, Sybase, Inc. has entered into a reseller agreement to remarket the 1View solution as part of their adaptive server initiative. The Network Imaging partner marketing program is targeted to address these competitive issues and make partners of the apparent competitors.

         In the future, the systems management companies such as Computer Associates and Tivoli are expected to recognize the need for comprehensive content and storage management for multimedia as a part of their overall systems management architecture. Their option to cooperate or compete will depend on how rapidly they want to enter this market. In a market segment (Internet/intranet) poised for explosive growth, Network Imaging has significant time to market advantage over their competitors' software technology.


         Backlog Orders. As of November 2, 1997, the Company had a backlog of orders for $1,000,000 for its TREEV division, whereas on November 2, 1996, the Company had a backlog of $800,000 for its TREEV division. The backlog of orders for 1View and COLD exceed several million dollars. The Company expects that it will fill approximately 80% of the current backlog within the current fiscal year.

         Marketing and Sales. The Company sells its products directly, through its own sales force and indirectly, through value added resellers, system integrators, and distributors. The Company maintains sales offices in locations in or near New York, Boston, Washington D.C., Atlanta, Charlotte, Denver, Detroit, Minneapolis, Los Angeles, San Francisco, Dallas, Seattle and in Europe, near Paris, France.


         The Company has active programs to develop marketing partnerships with vendors of complementary product technologies such as companies who market and manufacture database, application development, systems management, and communication and connectivity middleware.
         The Company also focuses on vertical market segments that have proven requirements for the Company's product line. These market segments include Telecommunications and Utilities, Finance Banking and Insurance, Healthcare, Manufacturing, and the Public Sector. The Company has developed vertical business development programs in these segments to identify sales opportunities, create product awareness, and develop contacts for the Company's indirect sales channels.
         The Company advertises in numerous major industries, vertical market and news publications. The Company markets diverse products to multiple industries. It is not dependent on any one customer or business partner for a major percentage of its business.


Business Dispositions. During 1994, the Company committed itself to a plan of restructuring that was designed to improve operating results by concentrating the Company's resources on the marketing and continued development of its 1View suite and COLD software products. In connection with its restructuring plan, the Company, during 1995 and 1996, disposed of a number of operating units (the "Divestitures"), which were not considered complimentary to the Company's business.

         As a result of the Divestitures, the Company recorded losses of $921,000 and $9.3 million in 1996 and 1995, respectively. The aggregate consideration received by the Company from the Divestitures was $1.6 million in cash and $4.3 million in notes receivable, of which $320,000 was reserved as uncollectible at December 31, 1996.

         The Company sold the assets and liabilities of its Symmetrical Technologies, Inc. ("STI") subsidiary in September 1996. During 1995, the Company disposed of the following operations: Hunt Valley Division (formerly NSI, Inc.), Network Imaging (UK Holdings) Limited, Microsouth, Inc., Tekgraf, Inc., P E Systems, Inc., WildSoft Division, and IBZ.


         The Company is endeavoring to sell all of the outstanding stock of Dorotech to a third party. There can be no assurance that the Company will be able to do so by January 31, 1998 or at all or on favorable terms. See "Certain Investment Considerations Relating to Network Imaging--European Operations."


         License Agreements and Pricing. The Company's software product revenues consist primarily of fees generated from license of software products. In consideration of the payment of license fees, the Company generally grants nonexclusive, nontransferable, perpetual licenses that are primarily computer site or user specific. License fee arrangements vary depending upon the type of software product being licensed and on the number of users or locations in the case of client/server implementations and on a per CPU basis in the case of mainframe installations. The United States list price for the Company's 1View products ranges from $5,000 for a single product to several million dollars for the entire suite of the Company's products.


         Customers may generally obtain support services and maintenance for an annual fee that is approximately 16% of the then-current annual license fee. The support and maintenance fee is billed monthly or annually and is subject to changes in software license list prices. Resellers of the Company's software products are generally required to collect and remit to the Company 8% of the Company's then-current annual license fees for maintenance and support services. In such cases, the Company only provides a certain level of support to the end-user and general maintenance and support, such as initial calls and queries, are performed by the reseller. The Company also provides pre-installation assistance, systems administration, training and other product-related services, generally on a time and materials basis.


         Proprietary Rights and Licenses. The Company regards its software as proprietary and relies on a combination of trade secret, copyright and trademark laws, license agreements, nondisclosure and other contractual provisions and technical measures to protect its proprietary rights in its products. The Company distributes its software products under reseller agreements and software license agreements that typically grant customers nonexclusive, nontransferable licenses to the Company's products and have perpetual terms unless terminated for breach. Under these license agreements, the Company retains the right to market its products. Use of the licensed software by the end user/customer is usually restricted to the customer's internal operations on designated computers at specified sites unless the customer obtains a site license, which restricts that use of the software to designated users. Use is subject to terms and conditions prohibiting unauthorized reproduction or transfer of the software. The Company also seeks to protect the source code of its software as a trade secret and as an unpublished, copyrighted work. See "Certain Investment Considerations Relating to Network Imaging -- Intellectual Property Rights; Infringement Claims."

         Facilities.   The  Company's  corporate  headquarters,   including  its
principal administrative, product development, product management, technical support, and sales and marketing operations, are located in 25,600 square feet of office space in a building in Herndon, Virginia. The Company occupies the space under leases expiring in the year 2000. The Company also leases an aggregate of 55,000 square feet of space in or near Atlanta, Georgia, Charlotte, North Carolina, Chicago, Illinois, Dallas, Texas, Denver, Colorado, Los Angeles, California, Minneapolis, Minnesota, New York New York, San Francisco, California, Seattle, Washington, and Paris France. The Company believes that its existing facilities are suitable and adequate for its present needs and that suitable space will be available as needed to accommodate any expansion of operations.

Employees. As of November 13, 1997, the Company had 234 full-time employees, including 78 employees primarily engaged in research and development, 48 in technical support and services, 76 in sales and marketing, and 32 in operations, finance and administration.


Legal Proceedings. From time to time, the Company is involved in litigation relating to claims arising out of its operation in the normal course of business. The Company is not currently a party to any legal proceedings other than those in the normal course of business.



Capitalization


         The following table sets forth, as of September 30, 1997, the capitalization of the Company (including loan capital).

                                        September 30, 1997 (unaudited)
                                     (in thousands, except share amounts)

Short-Term Debt:

 Bank credit facilities                             $    648
 Other notes payable                                     590
                                                        ----
 Total Short-Term Debt                                 1,238
Long-Term Debt and Obligations
  Under Capital Leases                                 7,318
Mandatorily Redeemable Series F
  Preferred Stock, 792,186
  shares outstanding                                   6,357
Redeemable Series K Preferred
  Stock, 3,300 shares outstanding                      3,700
Stockholders' Equity:
 Preferred stock, par value $.0001
 per share, 20,000,000 shares
 authorized; 1,605,035 shares
 outstanding
 Common stock, par value $.0001
  per share, 50,000,000 shares
  authorized; 25,865,809
  shares outstanding                                       3
 Additional paid in capital                          121,108
 Accumulated deficit                                (122,233)
Translation adjustment                                  (569)
 Stockholders' Equity                                 (1,691)
                                                      ------
Total Capitalization                                 $16,922
                                                      ======



Management's Discussion and Analysis of Financial Condition and Results of
         Operations


         This Proxy Statement - Prospectus contains, in addition to historical information, forward-looking statements that involve risks and uncertainty. The Company's actual results could differ significantly from the results discussed in the forward-looking statements. Factors that could cause or contribute to such differences include those discussed in "Certain Investment Considerations Relating to Network Imaging" as well as those discussed elsewhere in this Proxy Statement - Prospectus.


   Results of Operations for the Years Ended December 31, 1996, 1995 and 1994


         Revenue. Product revenue includes sales of software licenses and computer equipment. Product revenue is recognized upon delivery or, for contracts with significant completion services requiring attainment of customer acceptance, upon customer acceptance. Service revenue includes software maintenance contracts, installation and customization. Service revenue is recognized over the terms of the related contracts as the services are completed or under the percentage of completion method where appropriate.

         Total revenue was $39 million in 1996, $69 million in 1995 and $67 million in 1994. The decrease in total revenue in 1996 over 1995 of $30 million, or 43%, resulted from decreases in product revenues of $29.2 million, or 61%, to $18.3 million, and in service revenue of $500,000, or 2%, to $21.1 million. The increase in total revenue in 1995 over 1994 of $2 million, or 3%, resulted from increases in service revenue of $4.5 million, or 26% to $21.6 million, offset by a decrease in product revenue of $2.4 million, or 5% to $47.5 million.

         During 1994, the Company committed itself to a plan of restructuring that was designed to improve operating results by concentrating the Company's resources on the marketing and continued development of its 1View suite and COLD software products. In connection with its restructuring plan, the Company, during 1995 and 1996, disposed of a number of operating units (the "Divestitures"), which were not considered complimentary to the Company's business. The decrease in product revenue in 1996 of $29.2 million was primarily attributable to the Divestitures, which reduced product revenue by $19.9 million, and a major installation project in 1995 for $9.3 million, which was not duplicated in 1996.


         The decrease in product revenue in 1995 of $2.4 million was primarily attributable to the Divestitures, which reduced product revenue by $10.6 million, offset by an increase of $8.2 million in 1View and COLD product revenue. The increase in 1View product revenue was attributable to licenses provided for a major installation project, involving approximately 40 servers and 3,000 clients, in more than 50 districts of a major telecommunications company. This project accounted for approximately 15 percent of the Company's revenues in 1995.

         The decrease in service revenue in 1996 of $500,000 was attributable to the Divestitures, which reduced service revenue by $2.9 million, offset by an increase of $2.4 million in 1View sales and service revenue. The increase in 1View sales and service revenue was attributable to increased staffing and management emphasis on the professional services business. The increase in service revenue in 1995 of $4.5 million was primarily attributable both to Dorotech, the Company's French subsidiary, and to domestic COLD storage maintenance services.

         Profit Margins. Profit margins for product sales improved in 1996 over 1995 as the cost of products sold decreased from 62% to 54% of sales. The increase in product sales margins was due to the continued increased sales of the Company's internally developed products and due to the dispositions in 1995 of the Company's CAD/CAM resellers. Profit margins for product sales improved in 1995 over 1994 as the cost of products sold decreased from 74% to 62%. The significant increase in product sales margins was also due primarily to the increased sales of the Company's internally developed 1View product suite and the dispositions of the Company's WildSoft and Hunt Valley divisions and PE Systems, Inc., Microsouth, Inc., Tekgraft, Inc., IBZ and Network Imaging (UK) Holders Limited subsidiaries during 1995, which primarily occurred in the second and third quarters.


         Profit margins for service sales decreased in 1996 over 1995 as the cost of products sold increased from 61% to 68% of sales. The decrease in service sales margins was primarily attributable to the increased staffing in the professional services business. Profit margins for service sales improved in 1995 as compared to 1994, as the cost of service sales decreased from 67% to 61%. The increase in service sales margins was due primarily to customization and maintenance service sales of the Company's internally developed 1View product suite, an increase in COLD storage maintenance margins and the Divestitures.

         Research and Development. The Company's expenditures on software research and development activities ("R&D") in 1996 were $8.5 million, of which $2.0 million was capitalized and $6.5 million was expensed. The slight increase in capitalization between 1996 and 1995 was due to the development of the Company's next generation mainframe and PC-based COLD products. The Company's expenditures on software R&D activities in 1995 were $8.7 million, of which $1.7 million was capitalized and $7.0 million was expensed. The Company's expenditures on software research and development activities and for the acquisition of software licenses in 1994 were $11.6 million, of which $7.0 million was capitalized and $4.6 million was expensed. The 48% increase in product development expense from $4.6 million in 1994 to $6.8 million in 1995 was primarily attributable to the general release of the Company's 1View product suite in early 1995, whereas in 1994, the R&D efforts for the 1View product suite were still in the development stage. The net decrease in total R&D expenditures from $11.6 million in 1994 to $8.5 million in 1995, or $3.1 million, was primarily attributable to the Divestitures; a reduced focus on the Company's network attachable storage products, which resulted in a $770,000 reduction in R&D expenditures; an increased focus on Dorotech's engineering services, which resulted in a $810,000 reduction in R&D expenditures; a net $200,000 reduction in software license acquisitions; and, increased domestic engineering services for installation and maintenance of the Company's 1View product suite.

         Selling, General and Administrative Expenses. Selling, general and administrative expenses ("SG&A") were $25.0 million, or 63% of revenue, in 1996, $35.7 million, or 52% of revenue, in 1995, $36.8 million, or 55% of revenue, in 1994. The decrease in 1996 compared to 1995 of $10.7 million, or 30% was the result of the Divestitures, which accounted for a $8.7 million decrease in addition to a $2.0 million decrease in SG&A expenses from the Company's continuing 1View, COLD and French operations. The decrease in 1995 compared to 1994 of $900,000, or 2%, is due to the Divestitures, which reduced SG&A expense an aggregate of $5.0 million, offset by increases in sales and marketing efforts of $4.1 million.

         Exchange Fee and Gain on Sale of Asset, Net. During 1996, the Company paid a fee of $650,000 plus $80,000 of expenses in connection with the extension of the redemption date of the Company's Dorotech Acquisition Preferred Stock. See "Descriptions of Capital Stock--Acquisition Preferred Stock." During 1996, the Company realized a $111,000 gain on the disposition of stock distributed to the Company by its medical insurance provider.


         Purchased In-Process R&D. In connection with the acquisition of DCR Technologies, Inc. ("TREEV"), now wholly-owned division of the Company, during 1994, the Company incurred a charge totaling $8.8 million relating to the expensing of purchased in-process research and development.

         Settlement with Stockholders. Operating expenses in 1995 include a $1.6 million expense related to settlement of obligations with former stockholders of IBZ and TREEV for $750,000 and $892,000, respectively. The Company entered into an agreement with the former principle stockholder of IBZ whereby, in exchange for an aggregate of $750,000, the former principle shareholder of IBZ relinquished rights to a loan guarantee. During 1995, the Company and four former stockholders of TREEV, entered into agreements to settle a dispute arising from the acquisition of DCR in exchange for extensions of employment agreements and an aggregate of 175,000 additional shares of Common Stock of the Company, valued at that time at approximately $892,000.

         Restructuring Charges and Capitalized Software Write-Offs. At December 31, 1996, the 1994 restructuring plan ("1994 Plan"), whereby excess personnel, duplicate facilities and products to be discontinued were identified was complete. Under the 1994 Plan, the Company incurred a net change in estimate of $175,000 in 1996.

         During 1995, the Company incurred additional charges under the 1994 Plan for items that exceeded its original estimates totaling $297,000. These additional charges were offset by $1.4 million reflecting a decrease in estimated charges for impairment of inventory and maintenance spare parts. During 1995, $322,000 of the 1993 restructuring plan costs were reversed after a release was negotiated from the landlord for vacated property.

         The Company incurred a $2.0 million restructuring charge in 1994 when establishing the 1994 Plan. In conjunction with the 1994 Plan, the Company also expensed capitalized software of $5.3 million, in 1994, which related to products that were abandoned in favor of the 1View suite. During 1994, $300,000 of costs from the 1993 restructuring plan were adjusted due to changes in estimate.


         Investment and Interest Income. Net investment and interest income was $309,000 in 1996, $224,000 in 1995 and $579,000 in 1994. The $85,000 increase in net investment and interest income between 1996 and 1995 was primarily attributable to the interest earned for the cash received and invested from the offerings done during the first three quarters of 1996. The $355,000 decrease in net investment and interest income between 1995 and 1994 was primarily attributable to a decrease in cash, cash equivalents and short-term investment balances during the same period and to increased interest expense from capital leases and the lines of credit.

         Income Taxes. The Company incurred income tax benefits of $68,000, $280,000 and $1.6 million in 1996, 1995 and 1994, respectively. The $68,000 income tax benefit incurred in 1996 was the result of net operating losses generated by Dorotech's operations offset by a decrease in Dorotech's net deferred tax liabilities. The $280,000 income tax benefit incurred in 1995 was primarily the result of a decrease of net deferred tax liabilities resulting from the divestiture of IBZ's European operations and other purchase accounting adjustments. The $1.6 million income tax benefit in 1994 was primarily the result of income tax credits generated by Dorotech's European operations for R&D expenditures and net operating losses generated by Dorotech's and IBZ's European operations.

         Net Loss. The Company's net loss was $17.3 million in 1996, $25.0 million in 1995 and $39.6 million in 1994. The $7.6 million decrease in net loss between 1996 and 1995 was due to the 1995 losses from the Divestitures of $9.3 million, the $1.6 million settlement with stockholders, and the $10.7 million reduction in SG&A expenses in 1996. These reductions in expenses were offset by a $11.7 million reduction in gross margin in 1996, the loss on sale of subsidiary in 1996 of $921,000, and the change in estimate of $1.4 million in restructuring costs in 1995.


         The $14.7 million decrease in net loss between 1995 and 1994 was due primarily to significantly improved margins on product and service sales of $7.8 million, the 1994 expenses incurred for purchased in-process research and development of $8.8 million, restructuring charges of $1.7 million and capitalized software write-offs of $8.7 million in 1994, offset by the 1995 loss on closure and sales of subsidiaries of $9.3 million, settlement expenses, of $1.6 million, and reversals of restructuring costs, of $1.4 million.


         Excluding the impact of the write-off of purchased in-process R&D and the write-off of capitalized software, the entities divested in 1995 and 1996 contributed a net loss of approximately $1.1 million in 1996, $4.3 million in 1995 and $14.4 million in 1994.

         Net Loss Applicable to Common Shares. Net loss applicable to common shares includes adjustments for dividends, accretion and redemption amounts related to the Company's preferred stock. The net loss applicable to common shares was $21.1 million, or $1.02 per share, in 1996; $34.9 million, or $2.41 per share, in 1995; $44.1 million, or $3.56 per share, in 1994. The decrease in 1995 over 1994 is attributable to the decrease in net loss described above and the reduction in accretion to redemption value of the Company's Series B Convertible Preferred Stock of $417,000 offset by the cost of redemption of Series D Preferred Stock of $5.9 million.


         Domestic and Foreign Sales. For information regarding the Company's domestic and foreign sales, see Note 13 to the Consolidated Financial Statements for the years ended December 31, 1994, 1995 and 1996.


 Liquidity and Capital Resources for the Years Ended December 31, 1996 and 1995

         As of December 31, 1996, the Company had $7.6 million in cash and cash equivalents compared to $9.4 million in cash and cash equivalents and $3.0 million in restricted short-term investments, or a total of $12.4 million, at December 31, 1995. Net working capital decreased to $9.9 million at December 31, 1996 from $13.2 million at December 31, 1995; however, the Company's working capital ratio improved from 1.6:1 to 1.7:1.


         At December 31, 1996, the Company had outstanding debt of $2.2 million, $2.1 million of which is due within one year. This compares with debt of $6.6 million at December 31, 1995, $5.4 million of which was due within one year. The decrease in debt of $4.4 million primarily arose from net repayments of maturing obligations. See Note 8 to the Consolidated Financial Statements for the years ended December 31, 1994, 1995 and 1996.


         For 1996, the $1.8 million decrease in cash and cash equivalents resulted from a $11.9 million use of cash from operating activities, $2.6 million used in investing activities and the generation of $12.7 million from financing activities. The $11.9 million use of cash in operating activities arose primarily from the $17.3 million loss from operations offset by $5.8 million in depreciation and amortization charges. The $2.6 million to fund investing activities arose with respect to capitalized software development costs and the purchase of fixed assets. The $12.7 million in cash provided by financing activities arose primarily from the $6.0 million proceeds from the issuance of Common Stock and $10.9 million proceeds from the issuance of Convertible Preferred Stock, Series H, I and J, offset by the $3.2 million payment of Series A Stock dividends and net payments in debt and capital leases of $1.2 million.


         During the first quarter of 1996, the Company repaid its $2.5 million U.S. line of credit, which had a termination date of March 31, 1996. At December 31, 1995, $2.5 million of the $3.1 million restricted short-term investments served as collateral for this line of credit. The Company negotiated a new line of credit during the fourth quarter of 1996, see Note 8 to the Consolidated Financial Statements for the years ended December 31, 1994, 1995 and 1996.


         For 1995, the $5.4 million increase in cash and cash equivalents resulted from a $9 million use of cash from operating activities, the generation of $9.6 million from investing activities, and the generation of $4.7 million from financing activities. The $9 million use of cash in operating activities arose primarily from the $25 million net loss offset by $6.3 million in depreciation and amortization charges and a $9.3 million loss on the sale of subsidiaries. The $9.6 million raised from investing activities arose primarily from the sale of short-term investments offset by capitalized software development costs and purchases of fixed assets. The $4.7 million raised from financing activities arose primarily from the $28.1 proceeds from the issuance of Preferred Stocks, Series D, E and G, and the issuance of Common Stock, offset by the $15.6 million redemption cost for the Series D Preferred Stock, $3.2 million in dividend payments on the Series A Stock, $2.3 million net payments in debt and capital lease financings, and $3.1 million purchase of restricted short-term investments. In 1995, the Company divested seven operating units for which the Company received $1.2 million in cash.

         As a result of stock offerings in 1996, the Company received net proceeds of approximately $16.9 million with offering costs of approximately $500,000. Under the offerings, the Company issued 1,760,285 shares of Common Stock and 1,100 shares of Preferred Stock. The net proceeds of the offerings were used for working capital purposes.


         The annual dividend requirements on the Company's Series A Cumulative Convertible Preferred Stock ("Series A Stock") is $3.2 million payable quarterly. All quarterly dividends on the Series A Stock have been paid through April 1997. The Company suspended payment on the quarterly dividends on the Series A Stock due in July and October 31, 1997 in the amounts of $0.50 per share or $803,000 in the aggregate, for each period. Failure to pay any quarterly dividend has resulted in a reduction in the conversion price and failure to pay a total of four quarterly dividends will entitle the holders of the Series A Stock to elect one director. (Because the sole holder of all of the outstanding shares of Series F Stock has agreed to sell all of such shares to the Company for a set price, the Company accrues dividends on the outstanding shares of Series F Stock but is not obligated to make any payments until January 31, 1998 or upon the occurrence of certain conditions under the control of the Company. However, the Company may not redeem the Series F Stock when there are accrued and unpaid dividends on the Series A Stock.) By law, dividends may be paid from surplus or net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year. There can be no assurance that future surplus or earnings, if any, will be adequate to pay dividends on the preferred stock. See "Description of Capital Stock."


  Results of Operations for the Nine Months Ended September 30, 1997 and 1996.

         Revenues. Total revenues were $28.4 million and $29.0 million for the nine months ended September 30, 1997 and 1996, respectively. The $700,000 decrease in revenue was the result of decreases in service revenue of $700,000, or 5%, offset by an increase in product revenue of $94,000, or 1%. The decrease in service revenue was primarily attributable to a decrease of $1.6 million in the Company's French subsidiary's service revenues, due in part to the weakening of the U.S. dollar against the French franc and to a temporary slow down in a major service contract, offset by a $1.1 million increase in domestic service revenue. The disposition in 1996 of STI, also reduced the Company's service revenues by $170,000. The increase in product revenue of $94,000 was the result of a $2.2 million increase in comparable Company U.S. revenues offset by a decrease of $640,000 in the Company's French subsidiary's product revenues and a decrease of $1.5 million due to the disposition of STI in 1996.

         Profit Margins. Profit margins for product sales increased 9% for the first nine months of 1997 over the same period in 1996 as cost of products decreased from 59% to 50% of sales. The increase in product sales margins was primarily due in part to the disposition during 1996 of STI, and an increase in both domestic and French margins. Profit margins for service sales decreased 2% for the nine months ended September 30, 1997 as compared to 1996 as the cost of services increased from 77% to 79% of sales. The decrease in service sales margins from 23% to 21% was attributable to the Company's French subsidiary.

         Sales and Marketing. Sales and marketing expenses were $10.9 million or 38% of revenue for the nine months ended September 30, 1997 compared to $11.7 million, or 40% of revenue in 1996. The decrease of $800,000, or 6%, was primarily the result of the Company's disposition of STI during 1996.

         General and Administrative ("G&A"). G&A expenses $4.9 million or 17% of revenue for the nine months ended September 30, 1997 compared to $7.5 million, or 26% of revenue, in 1996. The decrease of $2.6 million, or 34%, was primarily the result of the Company's efforts in cost reductions in the Company's continuing operations.

         Product Development. The Company's expenditures on software research and development activities for the nine months ended September 30, 1997 were $4.5 million, of which $1.1 million was capitalized and $3.4 million was expensed. Software research and development expenditures for the 1996 period were $5.7 million, of which $1.5 million was capitalized and $4.2 million was expensed. The $1.2 million decrease in research and development expenditures is attributable to the Company's 1996 plan to consolidate the various 1View product development groups into a common product development organization operating under a single senior manager. During 1996, the Company consolidated its COLD product development groups from three separate locations to one, and vacated the excess office space. The Company's disposition of STI also resulted in a reduction of $208,000 in research and development expenditures.

         Gain on Extinguishment of Debt. The Company's French subsidiary realized a $267,000 gain in connection with the partial forgiveness of a grant made by a French government agency.

         Income Taxes. The Company's income tax benefit for the nine months ended September 30, 1997 and 1996 of $87,000 and $89,000, respectively, resulted from taxable losses generated by the Company's French operations.

         Net Loss. The Company's net loss for the nine months ended September 30, 1997 was $9.1 million as compared to a net loss of $15.3 million for the comparable period of 1996. The net loss decrease of $6.2 million for the first nine months of 1997 as compared to the same period in 1996 is due primarily to the $2.6 million reduction in G&A expenses, $800,000 reduction in sales and marketing expenses, $700,000 reduction in product development expenses, increased profit margins resulting in $880,000 additional gross margin, and the loss on sale of subsidiary and exchange fee incurred in 1996.

         Net Loss Applicable to Common Stock. The net loss applicable to common shares includes adjustments for dividends and accretion amounts related to the Company's preferred stock. The net loss applicable to common shares was $12.7 million, or ($.51) per share, for the nine months ended September 30, 1997 as compared to $18.1 million or ($.90) per share, for the comparable period of 1996. The decrease is attributable to the decrease in net loss described above.


Liquidity and Capital Resources for the Nine  Months Ended September 30, 1997

         As of September 30, 1997, the Company had $3.8 million in cash and cash equivalents, as compared to $7.6 million in cash and cash equivalents at December 31, 1996. Net working capital was $6.2 million at September 30, 1997 and $9.9 million at December 31, 1996.

         During the first nine months of 1997, the Company redeemed 1,000,000 shares of Series F Stock for $3.5 million by using proceeds from its domestic line of credit, and drew the remaining $1,500,000 from its line of credit. In addition, the Company issued convertible debentures and Series K Stock for which it received net proceeds of $2.0 million and $2.9 million, respectively.

         For the nine months ended September 30, 1997, the $3.8 million decrease in cash and cash equivalents resulted from the use of $5.1 million in cash to fund operating activities, $1.6 million to fund investing activities, offset by $3.1 million in cash generated by financing activities.

         The $5.1 million funding of operating activities arose primarily with respect to a net loss in operations. The $1.6 million in cash used to fund investing activities arose with respect to capitalized software development costs and the purchase of fixed assets. The $3.1 million in cash provided by financing activities arose primarily from the proceeds of $5.0 million from borrowing from the line of credit, $2.0 million from the issuance of convertible notes and $2.9 million from the issuance of Series K Stock, offset by the $1.8 million payment of preferred stock dividends, $3.5 million payment on Series F Stock and $1.6 million in principle payments on debt and capital lease obligations.

         The adverse results of operations that the Company has experienced is expected to continue until the first part of 1998. The Company believes that its existing cash, potential future proceeds from such additional offerings of equity securities as may be required, and the anticipated cash flows from operations, should provide sufficient resources to fund its activities through the next twelve months and to maintain net tangible assets of at least $6.0 million, which is required for continued inclusion of the Company's securities on Nasdaq National Market. See "Certain Investment Considerations Relating to Network Imaging - Continued Listing on the Nasdaq National Market." Anticipated cash flows from operations are largely dependent upon the Company's ability to achieve its sales and gross profit objectives for its 1View and other products. If the Company is unable to meet these objectives, it will consider alternative sources of liquidity, such as additional offerings of equity securities. Although the Company believes that it can successfully implement its operating plan and, if necessary, raise additional capital, there can be no assurance that implementation of the plan will be successful or that financing, if sought, will be available



         Recent Events


         On December 31, 1996, the Company entered into a restricted $5 million line of credit agreement with Fred E. Kassner ("Loan Agreement") to finance the buy back of the Series F Stock. The line of credit bears a rate of interest rate at 2% above a commercial lender's fluctuating prime rate. The line of credit was initially secured by a lien against all of the domestic accounts receivable of the Company pursuant to a security agreement with the stockholder ("Security Agreement"). In connection with the line of credit, the Company issued to the stockholder warrants to purchase 100,000 shares of Common Stock at an exercise price of $3.06 per share, warrants to purchase 70,000 shares of Common Stock at an exercise price of $3.06 per share and warrants to purchase 30,000 shares of Common Stock at an exercise price of $2.09 per share (collectively, the "Kassner Warrants"). In connection with the Kassner Warrants, the Company granted the stockholder with one demand and two piggyback registration rights, which will become effective on January 1, 1998.

         On June 8, 1997, the Company and the stockholder entered into an amendment to the Loan Agreement pursuant to which the stockholder permitted the Company to use the proceeds of the loan for general corporate purposes and entered into an amendment to the Security Agreement, which expanded the stockholder's security to cover, including without limitation, (1) all personal property of the Company, (2) all leases, licenses, permits, (3) all software products intellectual property now owned or hereafter developed by the Company,
(4) all inventory, (5) all accounts, contract rights, chattel paper, instruments, general intangibles, documents and other obligations, (6) all trade or service names, trademarks, service marks, logos and all patents, patent applications, copyrights, licensing agreements and royalty payments, (7) proceeds of the foregoing, and (8) all of the capital stock of Dorotech. Also at that time, the stockholder agreed to modify and thereby eliminate a provision in the Loan Agreement that required the Company to achieve and maintain profitability by the end of the third quarter of 1997.

         During July and August 1997, the Company issued to nominees for Mark Shoom and Charles G. Kucey (collectively referred to as "Noteholders"), pursuant to a private placement exemption under the Securities Act, 8% Convertible Notes due July 8, 2002 and August 20, 2002 totaling $2.0 million (the "Convertible Notes"). $1.8 million of the notes are convertible into the Company's Common Stock beginning 45 days after issue at a conversion price of $1.875 per share and $200,000 of the notes are convertible into the Company's Common Stock beginning 45 days after issue at a conversion price of $1.50 per share, which were the prices on the issue dates. The net proceeds of the Convertible Notes have been used for working capital and general corporate purposes. The Company also issued warrants to purchase 36,000 shares and 4,000 shares of Common Stock, in the aggregate, to the Noteholders at exercise prices of $1.875 and $1.50 per share ("Note Warrants"). The Note Warrants expire on July 8, 2002 and August 20, 2002.

         Interest on the Convertible Notes is payable at 8% per annum, compounded semi-annually. The Company has the option of paying interest in cash or Common Stock at the redemption or conversion price described below.

         The holders of the Convertible Notes have a security interest in accounts receivable, inventory, the intellectual property of the 1 View Software and on the stock of the Company's subsidiary, Dorotech. The payment of principal, premium, if any, and interest on the Convertible Notes is subordinated to the senior indebtedness of the Company held by Fred E. Kassner who has granted a line of credit to the Company. As of November 13, 1997, the amount of outstanding indebtedness (including accrued and unpaid interest) owed by the Company to Mr.
Kassner under this line of credit was $5.036 million.

         Pursuant to the terms of the Convertible Notes, the Company was obligated to file a registration statement with the SEC to register the Common Stock issuable on conversion of the Convertible Notes.

            On or after October 30, 1997 (with respect to $1.8 million of Convertible Notes) and December 12, 1997 (with respect to $.2 million of Convertible Notes), the holders have the right to redeem the Convertible Notes plus accrued interest on one business days' notice to the Company in cash or shares of Common Stock, at the Company's election. On or after October 30 (with respect to $1.8 million of Convertible Notes), and December 12, 1997 (with respect to $.2 million of Convertible Notes), the Company has the right to redeem the Convertible Notes plus accrued interest on 30 days' notice to the holders in cash or shares of Common Stock, at the holders' election. If shares of Common Stock are used, Common Stock is issued at a rate of 90% of the previous 5 trading days average closing bid price.

         See "Description of Capital Stock--Series K Convertible Preferred Stock" and "Description of Capital Stock - Series L Convertible Preferred Stock" for a description of the securities sold to Capital Ventures International, Zanett Lombardier, Ltd., Bruno Guazzonni and the Zanett Securities Corporation ("Zanett").


Directors and Executive Officers


         The executive officers and directors of the Company, and their respec-tive ages at September 2, 1997 are as follows:

     Name                     Age                   Position
     ----                     ---                   --------

James J. Leto (2)              53      President, Chief Executive Officer and
                                        Chairman of the Board

Jorge R. Forgues               42      Senior Vice President of Finance and
                                        Administration,  Chief  Financial
                                        Officer

John M. Flowers                47      Senior Vice President of Engineering

Brian H. Hajost                41      Senior Vice President of Marketing

Mark T. Wasilko                43      Senior Vice President of Business
                                        Alliances

Robert P. Bernardi (2)         46      Director and Assistant Secretary

John F. Burton (1)             46      Director

C. Alan Peyser                 63      Director

Robert Ripp (1)(2)             56      Director

--------------------


(1)      Member of the Audit Committee.


(2)      Member of the Compensation Committee.



         James J. Leto became President and Chief Executive Officer and a Director of the Company in May 1996 and became Chairman of the Board in June 1997. Mr. Leto served as the Chairman and Chief Executive Officer of PRC Inc., an information technology company ("PRC"), from January 1993 to February 1996, and prior thereto in various capacities as an executive officer of that company. From January 1989 until February 1992, Mr. Leto served as the Vice President and General Manager of AT&T Federal Systems Computer Division, a division of AT&T charged with developing a major system integration and computer presence in the federal marketplace. Mr. Leto first joined AT&T in November 1977. Mr. Leto is a director of Government Technology Systems, Inc.


         Jorge R. Forgues became Chief Financial Officer, Vice President of Finance and Administration and Treasurer of the Company in April 1996. In January 1997, Mr. Forgues was promoted to Senior Vice President. From October 1993 through April 1996, he served as the Vice President of Finance & Administration and Chief Financial Officer of Globalink, Inc., a computer software developer that offers foreign language translation software. From July 1992 to September 1993, Mr. Forgues served as Director of Accounting at Spirit Cruises, Inc., and from June 1987 to June 1992 he served as the Vice President of Finance of Best Programs, Inc., a computer software developer. Mr. Forgues is a director of On-Site Sourcing Incorporated.


         John M. Flowers, Jr. was appointed Senior Vice President of Engineering Services in April 1996. From 1989 to April 1996, he was with PRC, serving in various capacities, including Manager of the Center for Imaging Technology, Chief Architect for Systems Integration Division, Corporate Director of the Imaging Core Competency Program, and Vice President and Chief Scientist for the Information Systems Division.


         Brian H. Hajost joined the Company in March 1996, was appointed Senior Vice President of Integrated Products in April 1996 and was appointed Senior Vice President of Marketing in May 1997. Form 1985 to 1995, Mr. Hajost was with Servantis Systems, Inc. (formerly Stockholder Systems, Inc.) where he served in various capacities including Securities Products Group Regional Manager, Securities Products Group Regional Director Banking Sales, Securities Product Group Vice President Sales Manager, Imaging Technologies Group Vice President Sales and Marketing, and Imaging Technologies Group Senior Vice President Business Unit Manager.


         Mark T. Wasilko joined the Company in September 1995, became Senior Vice President of Marketing for the Company in October 1995 and was appointed Senior Vice President of Business Alliances in May 1997. From January 1994 to
August 1995, Mr. Wasilko was Vice President of Corporate Marketing for Legent Corporation ("Legent"), an independent software vendor. Prior thereto, Mr. Wasilko was Senior Vice President for Corporate Marketing at Computer Associates International, Inc., an independent software vendor, where he had held a variety of sales and marketing positions since 1982.


         Robert P. Bernardi was a co-founder of the Company and has been a Director of the Company (and its predecessor) since its inception. He served as Chairman of the Board of Directors from September 1995 through June 1997. Mr. Bernardi served as President of the Company from inception to February 1995 and as Chief Executive Officer from inception to May 1996. From 1988 to 1990, Mr. Bernardi was an independent consultant in the document imaging and telecommunications fields. From March 1984 to December 1987, Mr. Bernardi was Chairman and Chief Executive Officer of Spectrum Digital Corporation, a publicly held telecommunications equipment manufacturing company ("Spectrum Digital"), with overall management responsibilities including marketing, sales, engineering and finance.


         John F. Burton was appointed to the Board of Directors in September 1995. Mr. Burton became Managing Director of the Updata Group. a mergers and acquisitions investment bank, in March 1997. From October 1996 to February 1997, he served as the President of Burton Technology Partners, a strategic consulting and investment company. Mr. Burton was President and Chief Executive Officer of Nat Systems, Inc., a provider of applications development software from August 1995 to September 1996. From January 1995 to August 1995, Mr. Burton was an independent consultant in the applications software field. From March 1992 to January 1995, Mr. Burton served as Chief Executive Officer, and from 1989 to January 1995 as President, Chief Operating Officer and a Director, of Legent. Mr. Burton is also a Director of Banyan Systems, Inc., MapInfo Corporation and Netrix Corporation. Mr. Burton was a founding member of the Northern Virginia Technology Council.


         C. Alan Peyser became a Director of the Company in May 1996. Mr. Peyser was appointed President and Chief Executive Officer of Cable & Wireless, Inc., in October 1996. From September 1995 to October 1996, Mr. Peyser served as a consultant to Cable & Wireless, Inc. He is also currently President of Country Long Distance Corporation and a member of the Board of Directors of Tridex Corporation and TCI International, Inc. Mr. Peyser previously served as the Chief Executive Officer and President of Cable & Wireless, Inc. from 1980 through September 1995.

          Robert Ripp has served as a Director since October 1994. Mr. Ripp is Corporate Vice President and Chief Financial Officer of AMP, Inc., an electronics manufacturer. Prior to joining AMP in 1994, Mr. Ripp was Vice President and Treasurer of International Business Machines Corporation, where he served in various capacities as a finance executive from 1964 to 1994. He is a member of the board of directors of ACE, Limited.



Executive and Director Compensation


          Summary Compensation Table. The Summary Compensation Table below lists the Chief Executive Officer and the four other most highly compensated executive officers of the Company (the "Named Executives") as of the end of 1996 and their compensation for services in 1996, 1995 and 1994.


                                                                                            Long-Term
                                                                                          Compensation
                                                    Annual Compensation                       Awards
                                          ------------------------------------------
                                                                                           Securities
                                                                       Other Annual        Underlying         All Other
 Name and Principal Position    Year      Salary($)     Bonus($)      Compensation($)       Options(#)      Compensation ($)
                                                                            (1)
Robert P. Bernardi(2)........   1996       79,306      $   50,000                                 0        $  107,333(3)
  Chairman of the Board         1995      182,306          50,000                           755,747(4)
  and Chief Executive Officer   1994      175,000          64,000                           625,000(5)

James J. Leto................   1996      118,974(6)       34,066                           262,195
  President and Chief           1995
  Executive Officer (7)         1994

Russell D. Hale(8)...........   1996      165,000          11,050                                 0
  Senior Vice President,        1995      165,000          43,329                           250,000
  Federal Sales                 1994       28,135(9)                                              0

Mark T. Wasilko..............   1996      150,000          13,125                            28,049(13)
  Senior Vice President,        1995       48,942(10)                                        57,927
  Marketing                     1994

Brian H. Hajost..............   1996      102,000(11)      26,978                            60,976            42,697(12)
  Senior Vice President,        1995
  Integrated Products           1994
--------------------

(1) Perquisites and other personal benefits, securities and property is less than the lesser of $50,000 and 10% of the total annual salary and bonus for each Named Executive in each year shown.

(2) Mr. Bernardi resigned as the Company's Chief Executive Officer effec-tive May 29, 1996 and as the Company's Chairman of the Board on June 3, 1997.

(3) Mr. Bernardi became a consultant to the Company upon his resignation as the Company's Chief Executive Officer. $102,083 constitutes the consulting fees paid to Mr. Bernardi in 1996 and $5,250 constitutes the automobile allowance for Mr. Bernardi. Mr. Bernardi terminated his consulting agreement with the Company as of October 1, 1997 under the terms of a termination agreement with Mr. Bernardi.

(4) This number has been adjusted to give effect to the termination agree-ment with Mr. Bernardi.

(5)      Terminated pursuant to the Company's 1995 Option Repricing Program.

(6)      Mr. Leto joined the Company as its Chief Executive Officer in May 1996.

(7)      Mr. Leto became Chairman of the Board of the Company on June 3, 1997.

(8)      Mr. Hale resigned as an officer of the Company effective April 1, 1997.

(9)      Mr. Hale joined the Company as an officer in October 1994.

(10)     Mr. Wasilko joined the Company as an officer in September 1995.

(11)     Mr. Hajost joined the Company as an officer in March 1996.

(12) The amount shown constitutes temporary housing benefits and moving ex-penses paid for Mr. Hajost in 1996.

(13) In August 1997, the Board of Directors approved a plan to reprice the Company's outstanding stock options ("1997 Repricing Plan"). The 1997 Repricing Plan allowed holders of out-of-the money options, including executive officers, non-officer employees, and non-director employees, to receive a new exercise price of $1.50 per option share, the market price on the date the 1997 Repricing Plan was approved. The 1997 Repricing Plan also allowed executives and officers who held out-of-the-money options to also receive a new exercise price of $1.50, but the number of shares covered by these options were reduced pursuant to the Black-Scholes formula so that there would be approximate economic equivalence between old and new options. As a result, options for an aggregate of 561,752 out of a total of 1,635,000 shares of Common Stock at exercise prices ranging from $6.82 to $1.91 per share were repriced. The number of shares of Common Stock shown in this table have been adjusted to reflect the 1997 Repricing Plan.


       Option/SAR Grants in Last Fiscal Year. No stock options were granted to Messrs. Bernardi or Hale during 1996. The following table sets forth certain information concerning the grant of options to the other Named Executives in 1996. The Company has not granted any stock appreciation rights ("SARs"). The table set forth below does not give effect to the 1997 Repricing Plan.

                                     Individual Grants
                       ----------------------------------------------
                                        Percent of                                            Potential Realizable
                       Number of           Total                                                Value at Assumed
                       Securities         Options                                            Annual Rates of Stock
                       Underlying       Granted to          Exercise                           Price Appreciation
                       Options         Employees in         or Base       Expiration          for Option Term
                                                                                        -----------------------------
Name                   Granted(#)      Fiscal Year        Price($/Sh)         Date         5%                 10%
----                   ----------     --------------      -----------      ---------    -------             -------
James J. Leto........   500,000(1)            34%            $4.22          5/28/06     $1,327,000         $3,363,000
Mark T. Wasilko.....     50,000(1)             3%            $3.82          4/10/06     $  120,120         $  305,000
Brian H. Hajost......    50,000(1)             3%            $3.82          4/15/06     $  120,120         $  305,000
                         50,000(1)             3%            $3.13          9/22/06     $   98,500         $  249,500
--------------------

(1) Each of the indicated options was granted pursuant to the Company's Employee Incentive Stock Option Plan and vests four years from the date of grant, or, for the options held by Mr. Leto, upon the acquisition of the Company.




        Aggregated Option Exercises in Last Year and Year End Option Values. The following table summarizes the value realized upon exercise of outstanding stock options and the value of the outstanding options held by the Chief Executive Officer and the other Named Executives. The table set forth below does not give effect to the 1997 Repricing Plan.

                                                            Number of Securities
                                                           Underlying Unexercised             Value of Unexercised
                                                              Options at Fiscal               In-the-Money Options
                                                                 Year-End(#)                at Fiscal-Year-end($)(1)
                          Shares
                       Acquired on        Value
        Name           Exercise(#)     Realized($)     Exercisable      Unexercisable    Exercisable    Unexercisable
        ----           -----------     -----------     -----------      -------------    -----------    -------------
Robert P. Bernardi..        0               0             680,582           667,743        $230,000              $0
James J. Leto.......        0               0                   0                 0         500,000               0
Russell M. Hale.....        0               0             125,000           125,000               0               0
Mark T. Wasilko.....        0               0              43,750           131,250               0               0
Brian H. Hajost.....        0               0                   0           100,000               0               0
--------------------

(1) Computed by multiplying the number of options by the difference between (i) the per share market value of the Common Stock on December 31, 1996 and (ii) the exercise price per share.



          Directors' Compensation. At the Board's quarterly meeting on August 28, 1997, the Board voted and approved the elimination of payment for service to the Board and adopted, subject to shareholder approval, the Directors Stock Option Plan (the "Director Stock Option Plan"). Under the Director Stock Option Plan, each director who is not an executive officer of the Company will receive an option to purchase 30,000 shares of Common Stock vested in 25% each quarter following the date of grant, so that at upon the first anniversary of the stock option grant, the option grant will be fully vested. The option price is equal to 100% of fair market value on the date of the option grant. Messrs. Ripp, Burton, Peyser, and Bernardi were each granted an option for 30,000 shares of the Company's Common Stock under that plan effective July 1, 1997 with an exercise price equal to 100% of fair market value of the Common Stock on June 30, 1997.

         Prior to that meeting, each director of the Company who was not currently employed by the Company, received a fee of $1,000 for each meeting of the Board or committee thereof that he attended in person and $250 for each such meeting in which he participated by telephone. Mr. Ripp has also been granted options on 21,675 shares of Common Stock at $3.75 per share, 25,000 shares of Common Stock at $6.82 per share, and 25,000 shares of Common Stock at $3.82 per share, each with a term of 10 years and each of which is exercisable on a cumulative basis in four equal installments on each of the first four anniversaries of the applicable date of grant. Mr. Burton has been granted an option on 100,000 shares of Common Stock with an exercise price of $3.38 per share and a term of 10 years. The option vests on May 2, 2002 or, earlier, upon the Company's entering into a strategic partnership agreement with a major software company as a result of the assistance of Mr. Burton. Mr. Peyser has been granted an option on 50,000 shares of Common Stock at $3.69 per share with a term of 10 years and that is exercisable on a cumulative basis in four equal installments on each of the first four anniversaries of its date of grant. The exercise prices of the options granted to directors were set at the fair market value of the Common Stock at the time of grant.

         The Company has entered into a termination of consulting agreement ("Bernardi Termination Agreement") with Robert P. Bernardi, and BCG, Inc. ("BCG") (of which Mr. Bernardi is the sole stockholder) that provides for the termination, as of October 1, 1997, of the consulting agreement entered into between the parties as of May 28, 1996. (See "Description of Network Imaging - Executive and Director Compensation - Compensation Committee Interlocks and Insider Participation.") Under the terms of this agreement, the Company agreed to pay BCG severance pay at the rate of $18,750 per month for the period beginning on October 1, 1997 and ending on September 1, 1998. The Company also granted to Mr. Bernardi a warrant to purchase 50,000 shares of the Common Stock at $1.50 per share. The warrant has a term of five years. Furthermore, Mr. Bernardi held, prior to the execution of the Bernardi Termination Agreement, options to purchase 1,348,325 shares of Common Stock with exercise prices ranging from $2.60 to $6.82 per share. Under the terms of the Bernardi Termination Agreement, these options were converted into options to purchase 755,747 shares of Common Stock at an exercise price of $1.50 per share, the market price of the Common Stock on September 17, 1997. These options are not exercisable for a period of twelve months from October 1, 1997. The Company also agreed to employ Mr. Bernardi as an Assistant Secretary of the Company at an annual salary of $5,000. Mr. Bernardi will also receive health and dental insurance through December 31, 2003. The agreement prohibits Mr. Bernardi for one year from certain associations with any business that competes with the Company. Mr. Bernardi also has the right to cause the Company to register, at the Company's expense, shares of Common Stock held by Mr. Bernardi or issuable on exercise stock options in a registration statement on Form S-3 at any time prior to the termination of the Bernardi Termination Agreement or within one year thereafter.

          Compensation Committee Interlocks and Insider Participation. During the year ended December 31, 1996, the Company's Compensation Committee was composed of directors Robert P. Bernardi, the Company's Chief Executive Officer until June 3, 1996 and currently an employee of the Company, and Robert Ripp, an outside director. As of September 2, 1997, the Compensation Committee is composed of outside directors Robert P. Bernardi and Robert Ripp and James J. Leto, the Company's President and Chief Executive Officer.


         The Company entered into consulting agreements with Mr. Bernardi and BCG, Inc. ("BCG") (of which Mr. Bernardi is the sole stockholder) that provided for BCG to make the services of Mr. Bernardi available to the Company. The consulting agreement was for an initial term ending January 31, 1999 and continued from year to year thereafter unless terminated by either the Company or Mr. Bernardi. The agreement with BCG provided for an annual consulting fee of $225,000, subject to increase upon review by the Board of Directors. The Company also agreed to employ Mr. Bernardi as Secretary at an annual salary of $5,000. The agreement provided demand registration rights to Mr. Bernardi with respect to securities of the Company owned by him or that he may acquire upon exercise of options. Each registration right terminated on the first anniversary following termination of the consulting agreement. The agreement prohibits Mr. Bernardi during the term of the agreement from certain associations with any business that competes with the Company.

         The Company has entered into the Bernardi Termination Agreement with Robert P. Bernardi, and BCG that provides for the termination, as of October 1, 1997, of the consulting agreement entered into between the parties as of May 28, 1996. In the Bernardi Termination Agreement, the Company agreed to pay BCG gross severance pay at the rate of $18,750 per month, beginning on October 1, 1997 and ending on September 1, 1998. Under the terms of this agreement, the Company also granted to Mr. Bernardi a warrant to purchase 50,000 shares of the Common Stock at $1.50 per share. The warrant has a term of five years. Furthermore, Mr. Bernardi held, prior to the execution of the Bernardi Termination Agreement, options to purchase 1,348,325 shares of Common Stock with exercise prices ranging from $2.60 to $6.82 per share. Under the terms of the Bernardi Termination Agreement, these options were converted into options to purchase 755,747 shares of Common Stock at an exercise price of $1.50 per share, the market price of the Common Stock on September 17, 1997. These options are not exercisable for a period of twelve months from October 1, 1997. The Company also agreed to employ Mr. Bernardi as an Assistant Secretary of the Company at an annual salary of $5,000. Mr. Bernardi will also receive annual health and dental insurance through December 31, 2003. The agreement prohibits Mr. Bernardi for one year from certain associations with any business that competes with the Company. Mr. Bernardi also has the right to cause the Company to register, at the Company's expense, shares of Common Stock held by Mr. Bernardi or issuable on exercise stock options in a registration statement on Form S-3 at any time prior to the termination of the Bernardi Termination Agreement or within one year thereafter.


Certain Relationships and Related Transactions


         The Company has entered into consulting agreements with Mr. Bernardi and BCG, Inc. and with Robert M. Sterling, Jr. and Sterling Capital Group, Inc. ("Sterling Capital") (of which Mr. Sterling is the sole stockholder) that provided for BCG and Sterling Capital to make the services of Messrs. Bernardi and Sterling available to the Company. Each of the consulting agreements was for an initial term ending January 31, 1999 and continued from year to year thereafter unless terminated by either the Company or either of Messrs. Bernardi or Sterling. Each of the agreements with BCG and Sterling Capital provided for an annual consulting fee of $225,000, subject to increase upon review by the Board of Directors. The Company also agreed to employ Mr. Bernardi as Secretary and Mr. Sterling as Assistant Secretary of the Company at an annual salary of $5,000. The agreements provided demand registration rights to Messrs. Bernardi and Sterling with respect to securities of the Company owned by them or that they may acquire upon exercise of options. Each registration right terminated on the first anniversary following termination of the consulting agreement. Each of the respective agreements prohibited Messrs. Bernardi and Sterling during the term of the agreement from certain associations with any business that competes with the Company.

       The Company has entered into  termination of consulting  agreements  with
(i) Robert M. Sterling and Sterling Capital, (ii) John B. Mann and Mann Enterprises, Inc. ("ME") (of which Mr. Mann is the sole stockholder), and (iii) Robert P. Bernardi and BCG, each of which provide for the termination of consulting agreements between the above named parties and the Company effective October 1, 1997.

         The Company has entered into a termination of consulting agreement ("Sterling Termination Agreement") with Robert M. Sterling and Sterling Capital that provides for the termination, as of October 1, 1997, of the consulting agreement entered into between the parties as of February 1, 1994. Under the terms of this agreement, the Company paid Sterling Capital $58,500 on October 1, 1997 and agreed to pay gross severance pay to Sterling Capital at a rate of $10,000 per month for the period beginning on October 1, 1997 and ending on December 1, 1998. The Company also agreed to pay Sterling Capital $12,000 on January 1, 1999. The Company also granted to Mr. Sterling a warrant to purchase 100,000 shares of the Common Stock at $1.50 per share. The warrant has a term of five years and the underlying shares of Common Stock are subject to piggy-back registration rights commencing one year after the date of execution of the Sterling Termination Agreement. Furthermore, Mr. Sterling held, prior to the execution of the Sterling Termination Agreement, options to purchase 1,348,325 shares of Common Stock with exercise prices ranging from $2.60 to $3.75 per share. Under the terms of the Sterling Termination Agreement, these options were converted into options to purchase 755,747 shares of Common Stock at an exercise price of $1.50 per share, the market price of the Common Stock on September 17, 1997. These options are not exercisable for a period of twelve months from the date of execution of the Sterling Termination Agreement. The Company also agreed to employ Mr. Sterling as an Assistant Secretary of the Company at an annual salary equal to the net amount sufficient to pay Mr. Sterling's annual health and dental insurance premiums through December 31, 2003. The agreement prohibits Mr. Sterling through October 13, 1998 from certain associations with any business that competes with the Company.

         The agreement with John B. Mann and ME ("Mann Termination Agreement") terminates the agreement entered into among them and the Company on March 30, 1994. The Company agreed to pay Mann Inc. $30,000 on October 1, 1997. In addition, the Company agreed to pay gross severance pay at the rate of $5,000 per month for the period beginning on October 1, 1997 and ending on September 1, 1998. Additionally, the Company agreed to grant to ME a warrant to purchase 66,667 shares of Common Stock for $1.50 per share, which has a term of five years. The underlying shares of Common Stock are subject to piggyback registration rights commencing one year after the date of execution of the Mann Termination Agreement. Furthermore, Mr. Mann held, prior to the execution of the Mann Termination Agreement, options to purchase 560,340 shares of Common Stock with exercise prices ranging from $2.60 to $6.82 per share. Under the terms of the Mann Termination Agreement, these options were converted into options to purchase 321,170 shares of Common Stock at an exercise price of $1.50 per share, the market price of the Common Stock on September 17, 1997. These options are not exercisable for a period of twelve months from the date of execution of the Mann Termination Agreement. The Company also agreed to employ Mr. Mann as an Assistant Secretary of the Company at an annual salary equal to the net amount sufficient to pay Mr. Mann's annual health and dental insurance premiums through December 31, 2003. The agreement prohibits Mr. Mann through October 17, 1998 from certain associations with any business that competes with the Company.

         For  a  description  of  the  Bernardi   Termination   Agreement,   see
"Description of Network Imaging -- Executive and Director Compensation -- Compensation Committee Interlocks and Insider Participation." For a description of the convertible notes, related warrants and the Loan Agreement, see "Description of Network Imaging -- Management's Discussion and Analysis of
Financial Condition and Results of Operations -- Recent Events." For a description of the Series K Stock, Series L Stock and related warrants, see "Description of Capital Stock -- Series K Convertible Preferred Stock" and "Description of Capital Stock -- Series L Convertible Preferred Stock."




                          DESCRIPTION OF CAPITAL STOCK

         The following statements with respect to the Company's securities are subject to, and qualified in their entirety by reference to, the detailed provisions of the Company's Certificate of Incorporation and Bylaws and the resolutions adopted by the Board of Directors of the Company ("Board") establishing the rights, preferences, privileges and restrictions relating to Series A Stock, the Series F Stock, the Series K Stock and the Series L Stock as filed under Delaware law (the "Certificates of Designations").

Authorized Stock


         The Company is authorized to issue up to 100,000,000 shares of Common Stock, $.0001 par value, of which 25,959,101 shares were outstanding at November 13, 1997, and 20,000,000 shares of preferred stock, $.0001 par value (the "Preferred Stock"), of which 1,605,025 shares of Series A Stock, 792,186 shares of Series F Stock and 3,300 shares of Series K Stock were outstanding on that date. On December 8, 1997, the Company issued 3,250 shares of Series L Stock.


Common Stock

         All holders of Common Stock are entitled to one vote per share on any matter coming before the stockholders for a vote, unless the matter is one upon which by express provision of law a different vote is required. The Common Stock does not have cumulative voting rights, which means, in effect, that holders of more than 50% of the shares can generally elect all the directors.

         Each holder of Common Stock is entitled to receive ratably such dividends on the Common Stock as may be declared by the Board out of funds legally available therefor and, in the event of the liquidation, dissolution or winding up of the Company, is entitled to share ratably in all assets of the Company remaining after payment of liabilities and payment of amounts due to holders of capital stock senior to the Common Stock. The Board may not declare dividends payable to holders of Common Stock unless and until all accrued cash dividends through the most recent past dividend payment date have been paid in full to holders of the Series A, F and H Stocks. Holders of Common Stock have no conversion, preemptive or other rights to subscribe for additional shares, and there are no redemption rights or sinking fund provisions with respect to the Common Stock. The outstanding shares of Common Stock are validly issued, fully paid and nonassessable.

         The Company has never paid any dividends on the Common Stock and does not anticipate paying any such dividends in the foreseeable future.

Preferred Stock

         The Certificate of Incorporation authorizes the Board to establish and designate the classes, series, voting powers, designations, preferences and relative, participating, optional or other rights, and such qualifications, limitations and restrictions of the Preferred Stock as the Board, in its sole discretion, may determine without further vote or action by the stockholders.

         The rights, preferences, privileges, and restrictions or qualifications of different series of Preferred Stock may differ with respect to dividend rates, amounts payable on liquidation, voting rights, conversion rights, redemption provisions, sinking fund provisions and other matters. The issuance of Preferred Stock could decrease the amount of earnings and assets available for distribution to holders of Common Stock or could adversely affect the rights and powers, including voting rights, of holders of Common Stock.

         The existence of the Preferred Stock, and the power of the Board to set its terms and issue a series of Preferred Stock at any time without stockholder approval, could have certain anti-takeover effects. These effects include that of making the Company a less attractive target for a "hostile" takeover bid or rendering more difficult or discouraging the making of a merger proposal, assumption of control through the acquisition of a large block of Common Stock or removal of incumbent management, even if such actions could be beneficial to the stockholders of the Company.

Series A Cumulative Convertible Preferred Stock

         The issuance of up to 1,750,000 shares of Series A Stock has been authorized and 1,605,025 shares are outstanding. The Series A Stock has a liquidation preference of $25.00 per share plus all accrued and unpaid dividends.


         The Series A Stock is convertible into Common Stock at any time prior to redemption or exchange. As of November 13, 1997, the Series A Stock is convertible at the rate of 2.06 shares of Common Stock for each share of Series A Stock (an effective conversion price of $12.11 per share). The conversion rate and conversion price are adjustable in certain circumstances, which are described in the Series A Certificate. Some of those circumstances are described below.


         The Series A Stock, upon 30 days written notice after December 7, 1996, is redeemable by the Company at $25.00 per share, plus accumulated and unpaid dividends, and exchangeable by the Company for Common Stock having a current market price of $25.00 per share, provided in each case that the closing sale price of the Common Stock for at least 20 consecutive trading days ending not more than 10 trading days prior to the date notice of the call for redemption or notice of exchange is given is at least $18.00 per share, or after December 7, 1997, at the cash redemption prices (ranging from $26.75 to $25.00) set forth in the Certificate of Designations, plus accumulated and unpaid dividends. The Company may not redeem by exchange unless all accumulated and unpaid dividends have been paid or funds for payment have been set aside.

         If the Company sells or issues Common Stock or rights, options, warrants or convertible securities ("Rights") containing the right to subscribe for or purchase Common Stock and the sale or issue price of the Common Stock is less than the lower of the current conversion price or current market price ("Current Price"), the conversion price is adjusted such that the number of shares of Common Stock receivable upon conversion of the Series A Stock shall be the number determined by multiplying (1) the number of shares of Common Stock receivable upon conversion of the Series A Stock immediately prior to such issuance and (2) a fraction (not to be less than one) with a numerator equal to the product of the number of shares of Common Stock outstanding after giving effect to such issuance (assuming that such Rights had been fully exercised or converted) and the Current Price and a denominator equal to the sum of (a) the product of the number of shares of Common Stock outstanding immediately before such issuance and the Current Price and (b) the aggregate consideration received or deemed received by the Company for the shares of Common Stock to be sold or purchased upon exercise of the Rights.


         Cumulative dividends on the Series A Stock at the rate of $2.00 per share per annum are payable quarterly, out of funds legally available therefor, on January 31, April 30, July 31 and October 31 of each year, commencing January 31, 1994. Failure to pay any quarterly dividend will result in a reduction of $.50 per share in the conversion price. If the Company fails to pay dividends on the Series A Stock for four quarterly dividend payment periods, holders of Series A Stock voting separately as a class will be entitled to elect one director; such voting rights will be terminated as of the next annual meeting of stockholders following payment of all accrued dividends. In addition, the Company may not pay dividends on, or redeem, junior securities unless all accrued and unpaid dividends on the Series A Stock have been paid. The Company failed to pay the quarterly dividend on July 31 and October 31, 1997.


         The affirmative vote of a majority of the outstanding shares of Series A Stock voting as a single class is necessary to authorize any class of senior or parity securities unless, at that time the Company has the right to redeem the Series A Stock and such redemption occurs before the senior or parity securities are issued.


         The Series A Stock is senior to the Series F, K and L Stocks. The Company is not subject to any mandatory redemption or sinking fund provision with respect to Series A Stock. The holders of the Series A Stock are not entitled to preemptive rights to subscribe for or to purchase any shares or securities of any class which may at any time be issued, sold or offered for sale by the Company. The purchase agreements for each of the Series K and L Stock requires that the Company not use the proceeds of that offering to make the quarterly dividend payments to the holders of Series A Stock. Shares of Series A Stock redeemed or otherwise reacquired by the Company shall be retired by the Company and shall be unavailable for subsequent issuance as Series A Stock.

         In addition, the Company has issued to RAS Securities Corp. ("RAS") and R.A. Schneider ("RA") representatives' warrants to purchase, in aggregate, (i) up to 140,000 shares of Series A Stock (112,000 to RAS and 28,000 to RA), or
(ii) up to 253,624 shares of Common Stock (202,809 shares to RAS and 50,725 shares to RA), or (iii) any combination of (i) and (ii). These warrants are exercisable by the holders through December 7, 1998 at an initial exercise price (subject to adjustment) of $41.25 per shares of Series A Stock and $22.77 per share of Common Stock. The Company gave to the holders of the warrants piggyback registration rights expiring December 7, 2000. Under the terms of the warrant agreement, the shares of Series A Stock underlying this warrant cannot be redeemed by the Company, even if the Company has called all or part of the outstanding Series A Stock for redemption. Accordingly, the Company is seeking to obtain the consent of RAS and Schneider to an amendment to the RAS Agreement that would terminate this provision of the RAS Agreement. There can be no assurance that RAS and Schneider will consent to such an amendment.

         See "Terms of the Certificate of Amendment" for a description of certain proposed changes to the Certificate of Designations of the Series A Stock.



Acquisition Preferred Stock

         In connection with the acquisition of Dorotech, the Company issued 2,092,186 shares of Series B Convertible Preferred Stock ("Series B Stock") to a corporate stockholder of Dorotech. The Series B Stock was entitled to the same cash dividends as were paid on the Common Stock, if any, was convertible into Common Stock commencing six months after it was issued on a share basis (subject to anti-dilution adjustments), had a liquidation value of $9.00 per share, and had no voting rights, except those required by law. Four series of Series B Stock were authorized, and all had substantially the same terms. Each of the first three series provided that if it had not been transferred by the original holder to an unaffiliated third party prior to the time it became convertible at the end of a six-month period following its issuance, it would have been automatically exchanged for the next series, unless the holder elected otherwise by prior written notice to the Company. The fourth series provided that immediately prior to the time it became convertible, it would have been redeemed by the Company for $9.00 per share, unless the holder had transferred the shares to an unaffiliated third party or elected not to redeem by prior written notice to the Company. Any shares of any of the Series B Stock transferred by the original holder to an unaffiliated third party would thereafter have been redeemable by the Company for Common Stock at the conversion rate in effect at the time of redemption. The Series B Stock was junior to the Series A Stock.

         The original holder converted 300,000 shares of the Series B Stock into Common Stock in April 1994. In July 1994, the Company entered into an agreement with the holder and an affiliate of the holder, which was a prospective transferee of the Series B Stock and the Common Stock, in which the holder and the affiliate agreed, among other things, to extend the cash redemption date for the Preferred Stock from October 1, 1995 to October 1, 1996. In order to accomplish the extension, the Company agreed to offer to exchange a Series C Stock for the Series B Stock and the holder of the Series B Stock and its affiliate agreed to accept the exchange. The provisions of the Series C Stock and the Series B Stock (collectively, the "Acquisition Preferred Stock") were the same in all material respects except for the cash redemption date.

         In March 1996, the Company and the holder of the Acquisition Preferred Stock exchanged the Acquisition Preferred Stock for 1,792,186 shares of Series F Stock and in connection therewith all authorized shares of the Acquisition Preferred Stock were returned to the status of authorized preferred stock of the Company of no designated class or series. The Series F Stock is junior to the Series A Stock and senior to the Series K Stock and the Series L Stock. In connection with the exchange of the Acquisition Preferred Stock for the Series F Stock, the Company paid the holder a fee of $650,000 plus expenses and agreed to obtain the consent of the holder prior to issuing any unsecured long-term debt. The Company also agreed to extend the holder's registration rights to June 30, 1999, assist the holder with a private placement of the Series F Stock or the Common Stock into which it is convertible, and extend observer rights to the holder with respect to regular meetings of the Board.

         The Series F Stock has no voting rights, except that the affirmative vote of a majority of the outstanding shares of Series F Stock voting as a single class is necessary with respect to the amendment of its terms, the issuance of senior and parity securities, the redemption of parity and junior securities and other matters required by law.

         The Series F Stock is convertible into Common Stock six months after it is issued on a share for share basis (subject to antidilution adjustments). Four series of Series F Stock have been authorized, and all have substantially the same terms. Each of the first three series provides that, at the end of the six month period following its issuance, it will be automatically exchanged for the next series, unless the holder elects otherwise by prior written notice to the Company. The fourth series provides that it will be redeemed by the Company on January 2, 1998 for $9 per share plus accrued and unpaid dividends (the "Redemption Price"), unless the holder elects not to redeem by prior written notice to the Company.


         Beginning October 1, 1996, the Series F Stock is entitled to receive dividends in an amount equal to the greater of 10% per annum or the annual rate of any dividend paid on the Company's Common Stock. Dividends accrue daily and be payable on the last day of June, September, December and March commencing on December 31, 1996. Because the sole holder of all of the outstanding shares of Series F Stock has agreed to sell all of such shares to the Company for a set price, the Company accrues dividends on the outstanding shares of Series F Stock but it is not obligated to make any payments until January 31, 1998 or upon the occurrence of certain conditions under the control of the Company. See "Certain Investment Considerations Relating to Network Imaging - European Operations." However, the Company may not redeem the Series F Stock when there are accrued and unpaid dividends on the Series A Stock.

         In the event of a change in control of the Company, the Series F Stock becomes convertible at the rate described above and the then holder of the Series F Stock may elect to redeem at the Redemption Price; provided, however, that, if the acquiror has a class of securities registered pursuant to Section 12 of the Exchange Act, and has outstanding voting stock held by non-affiliates with an aggregate market value of at least $100 million and if the Company agrees to pay the holder in cash the excess, if any, of the Redemption Price over the transaction consideration, the holder will not be entitled to redemption and will be deemed to have elected to convert the Series F Stock. A change in control is deemed to occur if substantially all the assets of the Company are sold, if the Company is merged or consolidated with another corporation, if any person acquires 50% or more of the Company's outstanding voting securities or if during any period of two consecutive years individuals who at the beginning of such period constitute the Board cease for any reason to constitute at least a majority thereof, unless the election of each director who was not a director at the beginning of such period has been approved in advance by directors representing at least a majority of the directors who were directors at the beginning of the period or whose election was previously so approved. For purposes of conversion, a change in control is deemed to occur when the Company enters into an agreement to merge, consolidate or sell substantially all its assets or when a tender offer is commenced for 50% or more of the outstanding voting securities of the Company.


         The then holders of the Series F Stock may also redeem some or all of the Series F Stock if the Company is in arrears with respect to two quarterly dividend payments or defaults in its agreements relating to Board observer status, the issuance of long-term debt or the extension of voting rights to the holders of Series F Stock.


         On December 31, 1996, the Company and the holder entered into a purchase agreement whereby the Company agreed to repurchase all of the outstanding shares of Series F Stock. See "Certain Investment Considerations Relating to Network Imaging - European Operations." That agreement provided for certain payment terms, and in the event that payment is not made in accordance with those terms, and the default is not cured within five business days, the holder has the right to realize on its first ranking pledge on all of the outstanding stock of Dorotech. If the Company has not effected a sale of Dorotech by January 31, 1998, and the Company is in default to the holder, the holder is at liberty to sell all of the Dorotech shares owned by the Company and withhold all amounts due and payable to the holder before paying back excess money, if any, to the Company.



Series K Convertible Preferred Stock


         On July 28, 1997, the Company issued 3,300 units ("Units") consisting of (1) one share of Series K Stock and (2) warrants to purchase 75 shares of Common Stock at an exercise price of $2.40 per share ("Investor Warrants"). Accordingly, on July 28, 1997, the Company issued 3,300 shares of Series K Stock and Investor Warrants to purchase 247,500 shares of Common Stock. As a result of the issuance of 3,300 Units, the Company issued to The Zanett Securities Corporation ("Zanett") for its services as placement agent, warrants to purchase 162,462 shares of Common Stock at an exercise price of $1.625 per share ("Agent Warrants"). The Investor Warrants and the Agent Warrants expire on July 27, 2002. The terms of the Series K Stock, the Investor Warrants and the Agent Warrants were determined by the Board. The net proceeds of the 3,300 Units ($2.9 million) have been used for working capital and general corporate purposes.

         Under the Registration Rights Agreement dated as of July 28, 1997 among the Company, the Purchasers and Zanett ("Registration Rights Agreement"), the Company has granted each Purchaser and Zanett registration rights, whereby the Company is obligated to file a registration statement with the SEC as soon as practicable after each closing, but in no event later than the 60th day following each such closing, registering at least 135% of the shares of Common Stock issuable on conversion of, or otherwise with respect to, the Series K Stock and on exercise of or otherwise pursuant to the Investor Warrants and the Agent Warrants. This registration statement has been declared effective by, the SEC. Until such time as such registration statements are declared effective by the SEC, the holders of the Series K Stock ("Holders") and the holders the Investor Warrants and the Agent Warrants may not transfer such securities or the Common Stock issuable in connection therewith unless they comply with an exemption from such registration requirements.

         Conversion Rights. Each share of Series K Stock is convertible at the option of the Holder into the number of shares of Common Stock determined by dividing the initial purchase price of $1,000 by the "Conversion Price," which is the lesser of (a) the Fixed Conversion Price (which initially is $2.00) and
(b) the lowest closing sale price for the Common Stock on any single trading day during the ten trading days immediately preceding the conversion multiplied by the "Conversion Percentage." The "Conversion Percentage" is (a) 105% prior to the 61st day following July 28, 1997 (the "First Closing Date"), (b) 96% for the period between the 61st and the 90th day following the First Closing Date, (c) 85% for the period between the 91st and the 180th day following the First Closing Date, and (d) 81% for the period after the 180th day following the First Closing Date. In the event the Company's Common Stock is no longer designated for quotation on the Nasdaq National Market ("Nasdaq") and is designated for quotation on the Nasdaq Small Cap Market, the Conversion Percentage for each of the periods set forth above is permanently reduced by 2%.

         Under the requirements of a newly issued SEC staff position, the carrying value of the Series K Stock was increased by $774,000, or the corresponding amount allocated to beneficial conversion feature described below. The Company also recorded a related $774,000 non-cash charge to preferred stock dividends. In addition, as required under the newly issued SEC staff position, the Company would record similar non-cash charges to preferred stock dividends for all future offerings with below market conversion features.

         If (1) a registration statement described above is not declared effective by the SEC by the 150th day following the date it was required to be filed under the Registration Rights Agreement ("Registration Deadline"), (2) after the registration statement is declared effective by the SEC, sales of the shares of Common Stock registered thereunder cannot be made or (3) the Common Stock is not listed or included for quotation on Nasdaq, the Nasdaq Small Cap Market, the New York Stock Exchange ("NYSE") or the American Stock Exchange ("AMEX"), then each of the Conversion Percentages are permanently reduced. The Conversion Percentages are permanently reduced by an amount equal to the product of (i) 2% and (ii) the sum of (a) the number of months (prorated for partial months) after the Registration Deadline and prior to the date the registration statement is declared effective by the SEC and (b) the number of months (prorated for partial months) that sales cannot be made pursuant to an effective registration statement or the Common Stock is not listed or included for quotation on Nasdaq, the Nasdaq Small Cap Market, the NYSE or the AMEX. There are certain exceptions to this provision set forth in the Registration Rights Agreement. In addition, the aggregate reductions to each of the Conversion Percentages for failure to have the Common Stock listed on Nasdaq, the Nasdaq Small Cap Market, the NYSE or AMEX cannot exceed 10%.

         The Conversion Price is adjusted if there is a stock split, stock dividend, combination, reclassification or similar event with respect to the Common Stock, if certain distributions with respect to shares of Common Stock are made, if certain purchase rights are distributed and in the event of certain mergers, certain consolidations, sale or transfer of all or substantially all of the Company's assets and certain share exchanges.

         If a Holder tenders his or her shares of Series K Stock for conversion and does not receive certificates for all of the shares of Common Stock to which such Holder is entitled (except in certain specified circumstances), then the Fixed Conversion Price is thereafter reduced to the lesser of (1) the then Fixed Conversion Price (prior to the adjustment required by this sentence) and (2) the lowest Conversion Price in effect during the period beginning on the conversion date and ending on the date the shares of Common Stock are delivered to the Holder. If the Company states that it will not deliver freely tradable shares of Common Stock on conversion of the Series K Stock (other than in circumstances permitted by the Registration Rights Agreement), then the Conversion Price is thereafter reduced to the lowest Conversion Price in effect at any time during the period beginning on the date of the default occurs and ending on the date such default is cured. In addition, certain conversion default payments accrue under Article VI of the Series K Certificate.

         Subject to the provisions regarding the Cap Amount and provided that all shares of Common Stock issuable on conversion of all outstanding shares of Series K Stock are authorized and reserved for issuance, registered for resale under the Securities Act of 1933, as amended, and are eligible to be traded on the Nasdaq, the NYSE or the AMEX, each share of Series K Stock outstanding on the fourth anniversary of the First Closing Date is automatically converted into Common Stock.

         The Series K Stock has a liquidation preference of $1,000 per share plus the accrued "Premium." The Premium is 7% multiplied $1,000 multiplied by a fraction (1) the numerator is the number of days a share of Series K Stock is outstanding and (2) the denominator of which is 365. The Premium is payable at the time of conversion or redemption in cash or shares of Common Stock.

         The Series K Certificate provides that in no event shall the total number of shares of Common Stock issued upon conversion of the Series K Stock exceed the maximum number of shares of Common Stock that the Company may issue pursuant to Rule 4460(i) of the Nasdaq or any successor rule ("Cap Amount"). The Cap Amount is allocated pro rata among the Holders. The Company has obtained approval from the holders of Common Stock to issue shares of Common Stock in connection with the Series K Stock, the Investor Warrants and the Agent Warrants in excess of the amounts permitted by Nasdaq Rule 4460(i)(1)(D).

         The exercise price of the Investor Warrants and the Agent Warrants (collectively, "Warrants") is adjusted in the event the Company issues, grants or sells any warrants, rights or options (whether or not immediately exercisable) to purchase Common Stock or securities that are convertible into or exchangeable for Common Stock at a price per share that is not based on a percentage of the market price of the Common Stock ("Fixed Price") or that may be converted into or exchanged for Common Stock at a Fixed Price that is less than the then exercise price of such Warrants. In such event, the exercise price of the Warrants is reduced to such Fixed Price and the number of shares issuable on exercise of the Warrants is adjusted so that it equals the number of shares issuable under the Warrants immediately prior to the adjustment multiplied by the per share exercise price prior to the adjustment divided by the exercise price after the adjustment.

         In the event of stock split, stock dividend, recapitalization, reorganization, reclassification or other subdivision of the Common Stock, the exercise price of the Warrants and the number of shares of Common Stock issuable on exercise of the Warrants are proportionately adjusted. The exercise price of the Warrants and the number of shares issuable on exercise are also adjusted in the event of certain mergers and consolidations, in the event of any sale or conveyance of all or substantially all of the Company's assets, in the event of certain distributions of its assets and in the event the Company distributes certain purchase rights.

         Dividends. The Series K Stock does not bear dividends and there is no provision for a sinking fund; accordingly, there are no provisions in the Series K Certificate restricting repurchase or redemption of the Series K Stock while there is a dividend or sinking fund arrearage. However, the Premium accrues as noted above.

         Ranking. Shares of Series K Stock rank prior to the Common Stock and any class or series of capital stock created after the creation of the Series K Stock (unless consent of the Holders is obtained as described below under "Voting Rights") and ranks pari passu with the Series L Stock and any class or series created after the creation of the Series K Stock that specifically states that it ranks pari passu with the Series K Stock and where the Holders have approved the issuance of such securities as described below under "Voting Rights." The Series K Stock ranks junior to the Series A Stock, and Series F-1, F-2, F-3 and F-4 Stock.

         Voting Rights. The Series K Stock generally has no voting rights except as otherwise provided by the Delaware General Corporation Law. However, the approval of the holders of a majority of the then outstanding shares of Series K Stock is required to: (1) alter or change the rights, preferences or privileges of the Series K Stock, (2) alter or change the rights, preferences or privileges of any capital stock of the Company so as to adversely affect the Series K Stock, (3) create any new class or series of capital stock ranking prior to or pari passu with the Series K Stock, (4) increase the authorized number of shares of Series K Stock, (5) issue any shares of Series K Stock other than pursuant to the securities purchase agreement dated July 28, 1997 ("Securities Purchase Agreement"), (6) issue any additional shares of any securities ranking senior to the Series K Stock or (7) redeem, or declare or pay a cash dividend or distribution on, any securities junior to the Series K Stock.

         In the event the Holders approve a change described in clause (1) above, a dissenting Holder has the right for a period of 30 days to convert its shares of Series K Stock pursuant to the terms of the Series K Certificate as they existed prior to the change.

         Except in the event of a required conversion at maturity, no Holder is entitled to receive shares of Common Stock on conversion of its Series K Stock to the extent that the sum of (1) the shares of Common Stock owned by such Holder and its affiliates and (2) the shares of Common Stock issuable on conversion of the Series K Stock would result in beneficial ownership by such Holder and its affiliates of more than 4.9% of the outstanding shares of Common Stock. Beneficial ownership for this purpose is determined in accordance with
Section 13(d) of the Exchange Act. This restriction cannot be amended or deleted unless the holders of a majority of the Common Stock and each Holder approves such amendment or deletion.

         Redemption Rights. In the event the unissued portion of any Holder's Cap Amount is less than 135% of the number of shares of Common Stock then issuable upon conversion of such Holder's Series K Stock and the Company fails to eliminate the prohibitions that have resulted in the existence of the Cap Amount within 90 days, then each Holder may (1) require (with the consent of the holders of 50% of the outstanding shares of Series K Stock) the Company to terminate the listing of the Common Stock on Nasdaq and to cause the Common Stock to be eligible for trading on the Nasdaq Small Cap Market or on the over-the-counter electronic bulletin board, at the option of the requesting Holder, or (2) require the Company to issue Common Stock at a Conversion Price equal to the average of the closing prices of the Common Stock on the five prior trading days. In addition, the Holder has the right to require the Company to redeem for cash at an amount equal to the "Redemption Amount" a portion of the Holder's Series K Stock such that, after giving effect to such purchase, the then unissued portion of the Holder's Cap Amount exceeds 135% of the total number of shares of Common Stock then issuable on conversion of its Series K Stock. The Redemption Amount per share of Series K Stock equals (1) $1,000 plus the accrued Premium plus all conversion default payments required under the Series K Certificate, multiplied by (2) the highest closing price of the Common Stock during the period beginning on the date of the redemption notice and ending on the date of redemption, divided by (3) the Conversion Price in effect on the date of the redemption notice.

         The terms of the Series K Stock provide the Holders with the right to require the Company to redeem its Series K Stock at the Redemption Amount (1) if the Company fails to issue shares of Common Stock on conversion of the Series K Stock other than in certain specified circumstances all of which are in the sole control of the Company, (2) if the Common Stock is suspended from trading on any of, or is not listed on at least one of, the New York Stock Exchange, the American Stock Exchange, the Nasdaq National Market or the Nasdaq Small Cap Market for an aggregate of 10 trading days in any nine month period, (3) the registration statement required to be filed under the Registration Rights Agreement is not declared effective by the SEC by January 31, 1998 or cannot be utilized by the Holders for an aggregate of more than 30 days after June 30, 1998, (4) the Company fails to remove any restrictive legend on shares of Common Stock issued on conversion of the Series K Stock when required by the Securities Purchase Agreement or Registration Rights Agreement, (5) the Company states that it will not issue shares of Common Stock to Holders in accordance with the terms of the Series K Certificate (other than in circumstances where other remedies are provided in the Series K Certificate), or (6) the Company shall (a) sell all or substantially all of its assets, (b) merger or consolidate with another entity, or (c) have 50% or more of the voting power of its capital stock owned beneficially by any one person or group within the meaning of Section 13(d) of the Exchange Act.

         The Company and the Holders entered into an agreement on November 30, 1997 wherein the Holders agreed to not exercise a right of redemption under certain circumstances and subject to certain conditions (the "Agreement"). Specifically, the Holders agreed not to exercise a right of redemption in the circumstance described above so long as (i) the Company has not, at any time, decreased the number of shares of Common Stock reserved for issuance with respect to the Series K Stock ("Reserved Amount") below 12,500,000 shares of Common Stock; (ii) the Company shall have taken immediate action following the trigger date to increase the Reserved Amount to 200% of the number of shares of Common Stock then issuable upon conversion of the outstanding Series K Stock; and (iii) the Company continues to use its good faith best efforts to increase the Reserved Amount to 200% of the number of shares of Common Stock then issuable upon conversion of the outstanding Series K Stock. The parties agreed that the Company will be deemed to have used "its good faith best efforts" to increase the Reserved Amount so long as it solicits shareholder approval to authorize the issuance of additional shares of Common Stock no less than three times during each 12 month period following the trigger date.

         Further, pursuant to that Agreement, the Holders will not exercise a right of redemption if the Common Stock is suspended from trading on any of, or is not listed on at least one of, the New York Stock Exchange, the American Stock Exchange, the Nasdaq National Market or the Nasdaq Small Cap Market for an aggregate of 10 trading days in any nine month period, and in such circumstance the Company would be required to pay to the Holders within five (5) business days of the occurrence of that redemption event, as liquidated damages, an amount equal to 25% of the aggregate face amount of the shares of Series K Stock then held by each Holder. The liquidated damages are payable, at the Company's option, in cash or shares of Common Stock, such stock based upon a price per share equal to 50% of the lowest closing price of the Common Stock during the 10 consecutive trading day period immediately preceding the date of such redemption event. Under the Agreement, the Company is obligated to keep reserved 3,000,000 shares of Common Stock to satisfy its obligation with respect to the liquidated damages. In the event that the number of shares required to be issued by the Company with respect to the amount of liquidated damages exceeds 3,000,000 shares of Common Stock, and the Company does not have a sufficient number of shares of Common Stock authorized and available for issuance to satisfy its obligation with respect to the liquidated damages, the Company shall issue and deliver to the Holders all 3,000,000 shares of Common Stock so reserved for that purpose and, upon such issuance, the Holders shall have no right of redemption upon a Redemption Event as specified in the Certificate of Designation to the Series K Stock, but shall retain all other remedies to which they may be entitled at law or in equity, which remedies shall not include the right of redemption. The Holders also agreed that they would have no right to require the Company to effect a redemption of their outstanding shares of Preferred Stock if the registration statement required to be filed by the Company, pursuant to a registration rights agreement entered into between the parties, has not been declared effective by January 31, 1998, or such registration statement, after being declared effective, cannot be utilized by the Holders of the Series K Preferred Stock for the resale of their registrable securities for an aggregate of more than 30 days after June 30, 1998; however, upon the occurrence of any such event and while any of the events continue, the Company agrees to provide that the permanent reductions to the conversion percentages set forth in the Registration Rights Agreement shall accrue at the rate of two hundreds (.02) per week instead of two hundreds (.02) per month. Lastly, the Holders agreed not to exercise a right of redemption upon an event where the Company has 50% or more of the voting power of its capital stock owned beneficially by one person, entity or group (as such term is used under Section 13(d) of the Exchange Act), so long as the Company has not approved, recommended or otherwise consented to the transaction which triggered that event.

         The  Agreement  provides  that all  subsequent  holders of the Series K
Stock shall be bound by the terms of the Agreement, and the Holders are prohibited from transferring any shares of the Series K Stock unless, prior to the transfer (i) the Company is furnished with written notice of the name and address of such transferee; (ii) at or before the time the Company receives the written notice contemplated by clause (i) of this sentence, the transferee agrees in writing for the benefit of the Company to be bound by all of the provisions contained in the Agreement following such transfer, (iii) such transfer shall have been made in accordance with the applicable requirements of the Securities Purchase Agreement, the Series K Certificate, the Securities Act and applicable state securities laws, and (iv) the further transfer or disposition of such Series K Stock by the transferee (and any subsequent transferees) is restricted pursuant to the provisions of the Agreement.

         In the event that the Company fails to perform its obligations under the Agreement, it is then required to pay the Redemption Amount, and if it should fail to do so, the Company is further obligated to (1) pay interest on such amount at the rate of 24% per annum until such Holder's Series K Stock is redeemed and (2) such Holder has the right to require the Company to convert the Redemption Amount plus accrued interest into shares of Common Stock at the lowest Conversion Price in effect during the period beginning on the date the Holder submitted its redemption notice and ending on the date of conversion.

         The Company has the right to redeem all (but not less than all) of the outstanding Series K Stock (other than shares that are subject to a notice of conversion) at any time when it is not in material violation of its obligations under the Series K Certificate, the Securities Purchase Agreement or the Registration Rights Agreement at the "Optional Redemption Amount." The Company can only exercise this right once. The Optional Redemption Amount per share of Series K Stock is the greater of (1) the sum of the face amount, the accrued
Premium and all conversion default payments accrued through the date of redemption and (2) (a) the sum of $1,000, the accrued Premium and all conversion default payments required under the Series K Certificate, multiplied by (b) the volume weighted average sales price of the Common Stock on the trading day immediately preceeding the optional redemption notice, divided by (c) the Conversion Price in effect on the date of the optional redemption notice. In the event the Company fails to pay any Holder its Optional Redemption Amount, then
(1) the Holder is entitled to interest on such amount at the rate of 24% per annum until the later of the date such Holder's Series K Stock was to be redeemed or until the Company notifies the Holder that it will not redeem such Holder's Series K Stock and (2) such Holder has the right to require the Company to convert such Holder's Series K Stock into shares of Common Stock at the lowest Conversion Price in effect during the period beginning on the date the Company elected to redeem such shares and ending on the 20th trading date following the date such Series K Stock was to be redeemed.


Series L Convertible Preferred Stock


         On December 8, 1997, the Company issued 3,250 units ("Units") consisting of (1) one share of Series L Stock and (2) warrants to purchase 75 shares of Common Stock at an exercise price of $1.65 per share ("December Investor Warrants"). Accordingly, on December 8, 1997, the Company issued 3,250 shares of Series L Stock and December Investor Warrants to purchase 243,750 shares of Common Stock. As a result of the issuance of 3,250 Units, the Company issued to The Zanett Securities Corporation ("Zanett") for its services as placement agent, warrants to purchase 160,000 shares of Common Stock at an exercise price of $1.625 per share ("December Agent Warrants"). The December Investor Warrants and the December Agent Warrants expire on December 7, 2002. The terms of the Series L Stock, the December Investor Warrants and the December Agent Warrants were determined by the Board.

         Pursuant to the terms of the Securities Purchase Agreement dated as of December 8, 1997 ("December Securities Purchase Agreement") among the Company and Capital Ventures International, Zanett Lombardier, Ltd. and Bruno Guazzoni (the "Purchasers"), the Purchasers may purchase up to an additional 3,000 Units if the Company satisfies certain other conditions (one of which is that the Common Stock remain listed on the Nasdaq National Market), at two additional closings (up to 1,500 Units at each closing). Under the Placement Agency Agreement dated July 2, 1997 between the Company and Zanett, the Company is obligated to issue additional December Agent Warrants to Zanett to purchase such number of shares of Common Stock as is equal to 8% of the quotient obtained by dividing the aggregate purchase price of the shares of Series L Stock and December Investor Warrants issued to the Purchasers at such additional closings by $1.625. The initial exercise price of the December Agent Warrants is $1.625 per share.

         The net proceeds of the 3,250 Units ($2.99 million) have been, and the net proceeds of any additional issuance of Units will be, used for working capital and general corporate purposes.

         Under the Registration Rights Agreement dated as of December 8, 1997 among the Company, the Purchasers and Zanett ("December Registration Rights Agreement"), the Company has granted each Purchaser and Zanett registration rights, whereby the Company is obligated to file a registration statement with the SEC as soon as practicable after each closing, but in no event later than the 60th day following each such closing, registering at least 135% of the shares of Common Stock issuable on conversion of, or otherwise with respect to, the Series L Stock and on exercise of, or otherwise pursuant to, the December Investor Warrants and the December Agent Warrants. Until such time as such registration statements are declared effective by the SEC, the holders of the Series L Stock ("Holders") and the holders the December Investor Warrants and the December Agent Warrants may not transfer such securities or the Common Stock issuable in connection therewith unless they comply with an exemption from such registration requirements.

         Conversion Rights. Each share of Series L Stock is convertible at the option of the Holder into the number of shares of Common Stock determined by dividing the initial purchase price of $1,000 by the "Conversion Price," which is the lesser of (a) the Fixed Conversion Price (which initially is $1.375) and
(b) the lowest closing sale price for the Common Stock on any single trading day during the ten trading days immediately preceding the conversion multiplied by the "Conversion Percentage." The "Conversion Percentage" is (a) 85% prior to the 48th day following December 8, 1997 (the "First Closing Date"), and (b) 81% for the period on or after the 48th day following the First Closing Date. In the event the Company's Common Stock is no longer designated for quotation on the Nasdaq National Market ("Nasdaq") and is designated for quotation on the Nasdaq Small Cap Market, the Conversion Percentage for each of the periods set forth above is permanently reduced by 2%. In addition, if the second and third closings under the December Securities Purchase Agreement do not occur because the Company failed to obtain stockholder approval of the issuance of the securities in the second and third closings in accordance with Nasdaq Rule 4460(i), the Conversion Percentage for each period is permanently reduced by 10%.

         Under the requirements of a newly issued SEC staff position, the carrying value of the Series L Stock was increased by $772,000, or the corresponding amount allocated to beneficial conversion feature described below. The Company also recorded a related $772,000 non-cash charge to preferred stock dividends. In addition, as required under the newly issued SEC staff position, the Company would record similar non-cash charges to preferred stock dividends for all future offerings with below market conversion features.

         If (1) a registration statement described above is not declared effective by the SEC by the 150th day following the date it was required to be filed under the December Registration Rights Agreement (the 90th day in the case of a registration statement on Form S-3) ("Registration Deadline"), (2) after the registration statement is declared effective by the SEC, sales of the shares of Common Stock registered thereunder cannot be made or (3) the Common Stock is not listed or included for quotation on Nasdaq, the Nasdaq Small Cap Market, the New York Stock Exchange ("NYSE") or the American Stock Exchange ("AMEX"), then each of the Conversion Percentages are permanently reduced. The Conversion Percentages are permanently reduced by an amount equal to the product of (i) 2% and (ii) the sum of (a) the number of months (prorated for partial months) after the Registration Deadline and prior to the date the registration statement is declared effective by the SEC and (b) the number of months (prorated for partial months) that sales cannot be made pursuant to an effective registration statement or the Common Stock is not listed or included for quotation on Nasdaq, the Nasdaq Small Cap Market, the NYSE or the AMEX. There are certain exceptions to this provision set forth in the December Registration Rights Agreement. In addition, the aggregate reductions to each of the Conversion Percentages for failure to have the Common Stock listed on Nasdaq, the Nasdaq Small Cap Market, the NYSE or AMEX cannot exceed 10%. In addition, if any required registration statement has not been declared effective on or before the 60th day following the applicable Registration Deadline, or if, after the registration statement is declared effective, it cannot be utilized for more than 30 days after the earlier of the date the Company first becomes eligible to use Form S-3 or June 30, 1998, each of the Conversion Percentages applicable during such time are permanently reduced by 2% per week rather than 2% per month.

         The Conversion Price is adjusted if there is a stock split, stock dividend, combination, reclassification or similar event with respect to the Common Stock, if certain distributions with respect to shares of Common Stock are made, if certain purchase rights are distributed and in the event of certain mergers, certain consolidations, sale or transfer of all or substantially all of the Company's assets and certain share exchanges.

         If a Holder tenders his or her shares of Series L Stock for conversion and does not receive certificates for all of the shares of Common Stock to which such Holder is entitled (except in certain specified circumstances), then the Fixed Conversion Price is thereafter reduced to the lesser of (1) the then Fixed Conversion Price (prior to the adjustment required by this sentence) and (2) the lowest Conversion Price in effect during the period beginning on the conversion date and ending on the date the shares of Common Stock are delivered to the Holder. If the Company states that it will not deliver freely tradable shares of Common Stock on conversion of the Series L Stock (other than in circumstances permitted by the December Registration Rights Agreement), then the Conversion Price is thereafter reduced to the lowest Conversion Price in effect at any time during the period beginning on the date of the default occurs and ending on the date such default is cured. In addition, certain conversion default payments accrue under Article VI of the Certificate of Designations, Preferences, and Rights of Series L Convertible Preferred Stock ("Series L Certificate").

         Subject to the provisions regarding the Cap Amount and provided that all shares of Common Stock issuable on conversion of all outstanding shares of Series L Stock are authorized and reserved for issuance, registered for resale under the Securities Act of 1933, as amended, and are eligible to be traded on the Nasdaq, the NYSE or the AMEX, each share of Series L Stock outstanding on the fourth anniversary of the First Closing Date is automatically converted into Common Stock.

         The Series L Stock has a liquidation preference of $1,000 per share plus the accrued "Premium." The Premium is 7% multiplied $1,000 multiplied by a fraction (1) the numerator is the number of days a share of Series L Stock is outstanding and (2) the denominator of which is 365. The Premium is payable at the time of conversion or redemption in cash or shares of Common Stock.

         The Series L Certificate provides that in no event shall the total number of shares of Common Stock issued upon conversion of the Series L Stock exceed the maximum number of shares of Common Stock that the Company may issue pursuant to Rule 4460(i) of the Nasdaq or any successor rule ("Cap Amount"). The Cap Amount is allocated pro rata among the Holders. The Company will seek approval from the holders of Common Stock to issue shares of Common Stock in connection with the Series L Stock, the December Investor Warrants and the December Agent Warrants in excess of the amounts permitted by Nasdaq Rule 4460(i)(1)(D).

         The exercise price of the December Investor Warrants and the December Agent Warrants (collectively, "December Warrants") is adjusted in the event the Company issues, grants or sells any warrants, rights or options (whether or not immediately exercisable) to purchase Common Stock or securities that are convertible into or exchangeable for Common Stock at a price per share that is not based on a percentage of the market price of the Common Stock ("Fixed Price") or that may be converted into or exchanged for Common Stock at a Fixed Price that is less than the then exercise price of such December Warrants. In such event, the exercise price of the December Warrants is reduced to such Fixed Price and the number of shares issuable on exercise of the December Warrants is adjusted so that it equals the number of shares issuable under the December Warrants immediately prior to the adjustment multiplied by the per share exercise price prior to the adjustment divided by the exercise price after the adjustment.

         In the event of stock split, stock dividend, recapitalization, reorganization, reclassification or other subdivision of the Common Stock, the exercise price of the December Warrants and the number of shares of Common Stock issuable on exercise of the December Warrants are proportionately adjusted. The exercise price of the December Warrants and the number of shares issuable on exercise are also adjusted in the event of certain mergers and consolidations, in the event of any sale or conveyance of all or substantially all of the Company's assets, in the event of certain distributions of its assets and in the event the Company distributes certain purchase rights.

         Dividends. The Series L Stock does not bear dividends and there is no provision for a sinking fund; accordingly, there are no provisions in the Series L Certificate restricting repurchase or redemption of the Series L Stock while there is a dividend or sinking fund arrearage. However, the Premium accrues as noted above.

         Ranking. Shares of Series L Stock rank prior to the Common Stock and any class or series of capital stock created after the creation of the Series L Stock (unless consent of the Holders is obtained as described below under "Voting Rights") and ranks pari passu with the Series K Stock and any class or series created after the creation of the Series L Stock that specifically states that it ranks pari passu with the Series L Stock and where the Holders have approved the issuance of such securities as described below under "Voting Rights." The Series L Stock ranks junior to the Series A Stock, and Series F-1, F-2, F-3 and F-4 Stock.

         Voting Rights. The Series L Stock generally has no voting rights except as otherwise provided by the Delaware General Corporation Law. However, the approval of the holders of a majority of the then outstanding shares of Series L Stock is required to: (1) alter or change the rights, preferences or privileges of the Series L Stock, (2) alter or change the rights, preferences or privileges of any capital stock of the Company so as to adversely affect the Series L Stock, (3) create any new class or series of capital stock ranking prior to or pari passu with the Series L Stock, (4) increase the authorized number of shares of Series L Stock, (5) issue any shares of Series L Stock other than pursuant to the December Securities Purchase Agreement, (6) issue any additional shares of any securities ranking senior to the Series L Stock or (7) redeem, or declare or pay a cash dividend or distribution on, any securities junior to the Series L Stock.

         In the event the Holders approve a change described in clause (1) above, a dissenting Holder has the right for a period of 30 days to convert its shares of Series L Stock pursuant to the terms of the Series L Certificate as they existed prior to the change.

         Except in the event of a required conversion at maturity, no Holder is entitled to receive shares of Common Stock on conversion of its Series L Stock to the extent that the sum of (1) the shares of Common Stock owned by such Holder and its affiliates and (2) the shares of Common Stock issuable on conversion of the Series L Stock would result in beneficial ownership by such Holder and its affiliates of more than 4.99% of the outstanding shares of Common Stock. Beneficial ownership for this purpose is determined in accordance with
Section 13(d) of the Exchange Act. This restriction cannot be amended or deleted unless the holders of a majority of the Common Stock and each Holder approves such amendment or deletion.

         Redemption Rights. In the event the unissued portion of any Holder's Cap Amount is less than 135% of the number of shares of Common Stock then issuable upon conversion of such Holder's Series L Stock and the Company fails to eliminate the prohibitions that have resulted in the existence of the Cap Amount within 90 days, then each Holder may (1) require (with the consent of the holders of 50% of the outstanding shares of Series L Stock) the Company to terminate the listing of the Common Stock on Nasdaq and to cause the Common Stock to be eligible for trading on the Nasdaq Small Cap Market or on the over-the-counter electronic bulletin board, at the option of the requesting Holder, or (2) require the Company to issue Common Stock at a Conversion Price equal to the average of the closing prices of the Common Stock on the five prior trading days. In addition, subject to the provisions discussed in the next paragraph, the Holder has the right to require the Company to redeem for cash at an amount equal to the "Redemption Amount" a portion of the Holder's Series L Stock such that, after giving effect to such purchase, the then unissued portion of the Holder's Cap Amount exceeds 135% of the total number of shares of Common Stock then issuable on conversion of its Series L Stock. The Redemption Amount per share of Series L Stock equals (1) $1,000 plus the accrued Premium plus all conversion default payments required under the Series L Certificate, multiplied by (2) the highest closing price of the Common Stock during the period beginning on the date of the redemption notice and ending on the date of redemption, divided by (3) the Conversion Price in effect on the date of the redemption notice.

         However, the Holders may not exercise a right of redemption in the circumstance described above so long as (i) the Company has not, at any time, decreased the number of shares of Common Stock reserved for issuance with respect to the Series L Stock ("Reserved Amount") below 12,500,000 shares of Common Stock; (ii) the Company shall have taken immediate action following the trigger date to increase the Reserved Amount to 200% of the number of shares of Common Stock then issuable upon conversion of the outstanding Series L Stock; and (iii) the Company continues to use its good faith best efforts to increase the Reserved Amount to 200% of the number of shares of Common Stock then issuable upon conversion of the outstanding Series L Stock. The Company will be deemed to have used "its good faith best efforts" to increase the Reserved Amount so long as it solicits shareholder approval to authorize the issuance of additional shares of Common Stock no less than three times during each 12 month period following the trigger date.

         The terms of the Series L Stock provide the Holders with the right to require the Company to redeem its Series L Stock at the Redemption Amount (1) if the Company fails to issue shares of Common Stock on conversion of the Series L Stock other than in certain specified circumstances all of which are in the sole control of the Company, (2) the Company fails to remove any restrictive legend on shares of Common Stock issued on conversion of the Series L Stock when required by the December Securities Purchase Agreement or the December Registration Rights Agreement, (3) the Company states that it will not issue shares of Common Stock to Holders in accordance with the terms of the Series L Certificate (other than in circumstances where other remedies are provided in the Series L Certificate), or (4) the Company shall (a) sell all or substantially all of its assets, (b) merger or consolidate with another entity, or (c) have approved, recommended or otherwise consented to any transaction or series of transactions which results in 50% or more of the voting power of its capital stock being owned beneficially by any one person or group within the meaning of Section 13(d) of the Exchange Act.

         The Holders do not have a right of redemption if the Common Stock is suspended from trading on any of, or is not listed on at least one of, the New York Stock Exchange, the American Stock Exchange, the Nasdaq National Market or the Nasdaq Small Cap Market for an aggregate of 10 trading days in any nine month period, and in such circumstance the Company is required to pay to the Holders within five (5) business days of the occurrence of that redemption event, as liquidated damages, an amount equal to 25% of the aggregate face amount of the shares of Series L Stock then held by each Holder. The liquidated damages are payable, at the Company's option, in cash or shares of Common Stock, such stock based upon a price per share equal to 50% of the lowest closing price of the Common Stock during the 10 consecutive trading day period immediately preceding the date of such redemption event. The Company is obligated to keep reserved 3,000,000 shares of Common Stock to satisfy its obligation with respect to the liquidated damages. In the event that the number of shares required to be issued by the Company with respect to the amount of liquidated damages exceeds 3,000,000 shares of Common Stock, and the Company does not have a sufficient number of shares of Common Stock authorized and available for issuance to satisfy its obligation with respect to the liquidated damages, the Company shall issue and deliver to the Holders all 3,000,000 shares of Common Stock so reserved for that purpose and, upon such issuance, the Holders shall have no right of redemption, but shall retain all other remedies to which they may be entitled at law or in equity, which remedies shall not include the right of redemption.

         In the event that the Company is required to pay the Redemption Amount, and if it should fail to do so, the Company is further obligated to (1) pay interest on such amount at the rate of 24% per annum until such Holder's Series L Stock is redeemed and (2) such Holder has the right to require the Company to convert the Redemption Amount plus accrued interest into shares of Common Stock at the lowest Conversion Price in effect during the period beginning on the date the Holder submitted its redemption notice and ending on the date of conversion.

         The Company has the right to redeem all (but not less than all) of the outstanding Series L Stock (other than shares that are subject to a notice of conversion) at any time when it is not in material violation of its obligations under the Series L Certificate, the December Securities Purchase Agreement or the December Registration Rights Agreement at the "Optional Redemption Amount." The Company can only exercise this right once. The Optional Redemption Amount per share of Series L Stock is the greater of (1) the sum of the face amount, the accrued Premium and all conversion default payments accrued through the date of redemption and (2) (a) the sum of $1,000, the accrued Premium and all conversion default payments required under the Series L Certificate, multiplied by (b) the volume weighted average sales price of the Common Stock on the trading day immediately preceeding the optional redemption notice, divided by
(c) the Conversion Price in effect on the date of the optional redemption notice. In the event the Company fails to pay any Holder its Optional Redemption Amount, then (1) the Holder is entitled to interest on such amount at the rate of 24% per annum until the later of the date such Holder's Series L Stock was to be redeemed or until the Company notifies the Holder that it will not redeem such Holder's Series L Stock and (2) such Holder has the right to require the Company to convert such Holder's Series L Stock into shares of Common Stock at the lowest Conversion Price in effect during the period beginning on the date the Company elected to redeem such shares and ending on the 20th trading date following the date such Series L Stock was to be redeemed.



Limitation of Liability

         Pursuant to the Company's Certificate of Incorporation and under Delaware law, directors of the Company are not liable for monetary damages for breach of their fiduciary duty as directors except (i) for a breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions by the director not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for a willful or negligent declaration of an unlawful dividend, stock purchase or redemption or (iv) for transactions from which the director derived an improper personal benefit.


Transfer Agent and Registrar

         The Transfer Agent and Registrar for the Common Stock and Series A Stock is American Stock Transfer & Trust Company, 40 Wall Street, New York, New York 10005.


Anti-takeover Effects of Provisions of the Certificate of Incorporation and Delaware Law


         The following provisions of the Company's Certificate of Incorporation and Bylaws could discourage potential acquisition proposals and could delay or prevent a change in control of the Company. Such provisions also may have the effect of preventing changes in the management of the Company. See "Certain Investment Considerations Relating to Network Imaging - Certain Anti-takeover Provisions of Certificate of Incorporation and Delaware Law."

         Preferred Stock. The Company's Certificate of Incorporation authorizes 20,000,000 shares of Preferred Stock with a par value of $0.0001. The Board of Directors is authorized to provide for the issuance of the shares of Preferred Stock in series, and by filing a certificate pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each such series, and to fix the designations, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof. In the event of a proposed merger, tender offer or other attempt to gain control of the Company of which management does not approve, it might be possible for the Board of Directors to authorize the issuance of a series of preferred stock with rights and preferences that could impede the completion of such a transaction. See " Certain Investment Considerations Relating to Network Imaging - Certain Anti-takeover Provisions of Certificate of Incorporation and Delaware Law."


         Delaware Anti-Takeover Statute. The Company is subject to Section 203 of the Delaware General Corporation Law, which, subject to certain exceptions, prohibits a Delaware corporation from engaging in any business combination with any interested shareholder for a period of three years following the date that such shareholder became an interested shareholder, unless: (1) prior to such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the shareholder becoming an interested shareholder; (2) upon consummation of the transaction that resulted in the shareholder becoming an interested shareholder, the interested shareholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned (i) by persons who are directors and also officers and (ii) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer, or (3) on or subsequent to such date the business combination is approved by the board of directors and authorized at an annual or special meeting of shareholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested shareholder.

         Section 203 defines business combination when used in reference to a corporation and any interested shareholder to include: (i) any merger or consolidation of the corporation with the interested shareholder or with any other corporation if the merger or consolidation is caused by the interested shareholder and, as a result of the transaction, Section 203(a) does not apply to the surviving corporation; (ii) any sale, lease, exchange, mortgage, transfer, pledge or other disposition involving the interested shareholder of 10% or more of the assets of the corporation; (iii) subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested shareholder; (iv) any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation owned by the interested shareholder; or (v) any receipt by the interested shareholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation. In general, Section 203 defines an interested shareholder as any entity or person beneficially owns, or within three years did own, 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by such entity or person.


                      NO RIGHTS OF DISSENTING STOCKHOLDERS

          Pursuant to Section 262 of the DGCL ("Section 262"), holders of Network Imaging Common Stock will not have the right to dissent from the Proposal and elect to have the fair value of their shares of Common Stock judicially determined and paid to them in cash. Under Section 262, dissenters' rights are not available to the stockholders of a corporation that is a party to a transaction such as the Restructuring.


                             INDEPENDENT ACCOUNTANTS


         The Board, upon the recommendation of the Audit Committee, appointed Ernst & Young LLP, independent accountants, as auditors of the Company to examine and report to stockholders on the consolidated financial statements of the Company and it subsidiaries for the year ended on December 31, 1996 and for the year ending December 31, 1997. Ernst & Young LLP currently serves as the Company's independent accountants. Representatives of Ernst & Young LLP will be present at the Special Meeting and will be given an opportunity to make a statement if they desire to do so. They also will be available to respond to appropriate questions from stockholders.


         The Company engaged Ernst & Young LLP on July 10, 1996 as independent accountants to examine the consolidated financial statements of the Company for the year ended December 31, 1996. Ernst & Young LLP replaced Price Waterhouse LLP. The Company's decision to retain Ernst & Young LLP as the Company's principal independent accountants and discontinue the engagement of Price Waterhouse LLP was ratified, confirmed and approved by the Company's Audit Committee at a meeting held on August 1, 1996.

         The Company dismissed Price Waterhouse LLP as its independent accountants on July 10, 1996. The reports of Price Waterhouse LLP on financial statements for the fiscal years ended December 31, 1995 and 1994 contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles. In connection with its audits for the fiscal years ended December 31, 1995 and 1994, and through July 10, 1996, there were no disagreements with Price Waterhouse LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements if not resolved to the satisfaction of Price Waterhouse LLP would have caused them to make reference thereto in their report on the financial statements for such years.

         During the fiscal years ended December 31, 1995 and 1994 and through July 10, 1996, Price Waterhouse LLP communicated certain internal control matters to the Company that meet the definition of reportable events (as defined in Regulation S-K Item 304(a)(1)(iv)). For the fiscal year ended December 31, 1994, such reportable events involved recommendations that the Company should ensure compliance with its revenue recognition policies and should further ensure that significant and/or unusual accounting and reporting issues are addressed and documented on a timely basis.

                              SHAREHOLDER PROPOSALS


         The Company anticipates that its 1998 annual meeting of stockholders will be held in June, 1998. In order to be considered for that meeting, shareholder proposals must be received by the Company no later than December 26, 1997. Stockholders should send their proposals to the Company's corporate headquarters address and must be submitted in accordance with Rule 14a-8 of the Exchange Act on or before December 26, 1997.



                                  LEGAL MATTERS


          Certain  legal  matters and the  validity of the Common  Stock will be
passed  upon  for  Network   Imaging  by   Kirkpatrick   &  Lockhart  LLP,  1800
Massachusetts Avenue, N.W., Washington, D.C. 20036.


                                     EXPERTS



         The consolidated financial statements of Network Imaging Corporation as of December 31, 1996 and for the year then ended, appearing in this Proxy Statement - Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors as set forth in their reports thereon appearing elsewhere herein, and are included in reliance upon such reports given the authority of such firm as experts in accounting and auditing.

         The consolidated financial statements of Network Imaging Corporation as of December 31, 1995 and for each of the two years in the period ended December 31, 1995 included in this Proxy Statement - Prospectus have been so included in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                          INDEX TO FINANCIAL STATEMENTS

                                                                       Page

Reports of Independent Accountants                                      F-2

Consolidated Balance Sheets as of December 31, 1996 and 1995            F-4

Consolidated Statements of Operations for the years ended
         December 31, 1996, 1995 and 1994                               F-5

Consolidated Statements of Changes in Stockholders' Equity
         for the years ended December 31, 1996, 1995 and 1994           F-6

Consolidated Statements of Cash Flows for the years ended
         December 31, 1996, 1995 and 1994                               F-7

Notes to Consolidated Financial Statements                              F-8



Consolidated Balance Sheets at September 30, 1997 (unaudited) and
         December 31, 1995                                              F-24

Consolidated Statements of Operations (unaudited) for the three
         months ended September 30, 1997 and 1996                       F-25


Consolidated Statements of Operations (unaudited) for the nine
         months ended Septmber 30, 1997 and 1996                        F-26


Consolidated Statements of Changes in Stockholders' Equity
         (unaudited) for the nine months ended September 30, 1997       F-27

Consolidated Statement of Cash Flows (unaudited) for the nine
         months ended September 30, 1997 and 1996                       F-28

Notes to Consolidated Financial Statements                              F-29

                         Report of Independent Auditors

Board of Directors
Network Imaging Corporation


We have audited the accompanying consolidated balance sheet of Network Imaging Corporation (the "Company"), as of December 31, 1996, and the related consolidated statement of operations, stockholders' equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that out audit provides a reasonable basis for our opinion.

In our opinion, the financial statement referred to above present fairly, in all material respects, the consolidated financial position of Network Imaging Corporation at December 31, 1996, and the consolidated results of their operations and their cash flows for the year ended in conformity with generally accepted accounting principles.


/S/ Ernst & Young LLP
February 14, 1997

                        REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and
Stockholders of Network Imaging Corporation

In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of operations, of changes in stockholders' equity and of cash flows present fairly, in all materials respects, the financial position of Network Imaging Corporation and its subsidiaries at December 31, 1995, and the results of their operations and their cash flows for each of the two years in the period ended December 31, 1995, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits prove a reasonable basis for the opinion expressed above.


/S/ Price Waterhouse, LLP
Washington, D.C.
March 29, 1996


                  NETWORK IMAGING CORPORATION AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
               (In thousands, except share and per share amounts)

                                                              December 31,
                                                           1996          1995
                                                         ---------    ---------
                           ASSETS

Current assets:
 Cash and cash equivalents                               $   7,601    $   9,359
 Short-term investments - restricted                          --          3,052
 Accounts and notes receivable, net                         13,243       16,300
 Inventories                                                 1,503        3,464
 Prepaid expenses and other                                  2,362        3,543
                                                         ---------    ---------
   Total current assets                                     24,709       35,718
Fixed assets, net                                            2,887        3,769
Long-term notes receivable, net                              1,979        1,215
Software development costs and
 purchased technology, net                                   3,813        4,630
Goodwill, net                                                3,237        4,468
Other assets                                                   153          164
                                                         ---------    ---------
   Total assets                                          $  36,778    $  49,964
                                                         =========    =========


                  LIABILITIES & STOCKHOLDERS' EQUITY

Current liabilities:
 Current debt maturities and
  obligations under capital leases                       $   2,063    $   5,365
 Accounts payable                                            3,185        6,201
 Accrued compensation and related
  expenses                                                   1,891        2,638
 Deferred revenue                                            3,789        4,408
 Other accrued expenses                                      3,888        3,652
                                                         ---------    ---------
   Total current liabilities                                14,816       22,264
Long-term debt and obligations
 under capital leases                                           88        1,264
Deferred income taxes                                          300          773
                                                         ---------    ---------
   Total liabilities                                        15,204       24,301
Commitments
Redeemable Series F preferred
 stock, 1,792,186 shares issued
 and outstanding                                             9,857       15,478
Stockholders' equity:
 Preferred stock, $.0001 par
  value, 20,000,000 shares
  authorized; 1,605,675 and
  1,605,228 shares issued and
  outstanding
 Common stock, $.0001 par value,
  50,000,000 shares authorized;
  22,896,612 and 18,637,226
  shares issued and outstanding                                  2            2
 Additional paid-in-capital                                124,429      105,065
 Accumulated deficit                                      (113,098)     (95,757)
 Translation adjustment                                        384          875
                                                         ---------    ---------
   Total stockholders' equity                               11,717       10,185
                                                         ---------    ---------
   Total liabilities and stockholders' equity            $  36,778    $  49,964
                                                         =========    =========


   The accompanying notes are an integral part of these financial statements.

                  NETWORK IMAGING CORPORATION AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                            Years ended December 31,
               (In thousands, except share and per share amounts)

                                       1996            1995            1994
                                   ------------    ------------    ------------
 Revenue:
  Products                         $     18,336    $     47,508    $     49,867
  Services                               21,141          21,643          17,161
                                   ------------    ------------    ------------
                                         39,477          69,151          67,028
                                   ------------    ------------    ------------
Costs and expenses:
  Cost of products sold                   9,953          29,263          36,757
  Cost of services provided              14,421          13,135          11,432
  Product development                     6,500           7,058           4,666
  Selling, general and
   administrative                        24,956          35,679          36,765
  Exchange fee and gain on
   sale of asset, net                       619            --              --
  Purchased in-process
   research and development                --              --             8,821
  Settlement with stockholders             --             1,642            --
  Loss on closure and sale of
   subsidiaries, net                        921           9,274            --
  Restructuring costs                      (175)         (1,433)          1,654
  Capitalized software
   write-off                               --              --             8,743
                                   ------------    ------------    ------------
                                         57,195          94,618         108,838
                                   ------------    ------------    ------------
Loss before investment and
 interest income and income
  taxes                                 (17,718)        (25,467)        (41,810)
  Investment and interest
   income, net                              309             224             579
                                   ------------    ------------    ------------
Loss before income taxes                (17,409)        (25,243)        (41,231)
  Income tax benefit                        (68)           (280)         (1,606)
                                   ------------    ------------    ------------
Net loss                                (17,341)        (24,963)        (39,625)
                                   ------------    ------------    ------------

Preferred stock
 preferences                             (3,730)         (9,933)         (4,496)
                                   ------------    ------------    ------------
Net loss applicable to
 common shares                     $    (21,071)   $    (34,896)   $    (44,121)
                                   ============    ============    ============

Net loss per common share          $      (1.02)   $      (2.41)   $      (3.56)
                                   ============    ============    ============

Weighted average shares
 outstanding                         20,681,694      14,502,399      12,391,225
                                   ============    ============    ============


   The accompanying notes are an integral part of these financial statements.

                  NETWORK IMAGING CORPORATION AND SUBSIDIARIES
            CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
              For the years ended December 31, 1996, 1995 and 1994
                      (In thousands, except share amounts)


                                                                                                         Additional
                                                  Preferred Stock                Common Stock              paid-in      Accumulated
                                              Shares            Amt.        Shares            Amt.         capital        Deficit
                                            -----------     -----------   -----------     -----------    -----------    -----------
Balance December 31, 1993                    1,400,000     $      --        10,542,105    $         1    $    74,153    $   (31,169)
Issuance of preferred stock,
 net of offering costs
 of $673                                       205,025                                                         4,453
Issuance of common stock,
net of offering costs of $39                                                 2,786,070                        19,184
Conversion of preferred stock                                                  300,000                         2,303
Accretion of preferred stock                                                                                  (1,286)
Dividends on preferred stock                                                                                  (3,210)
Translation adjustment
Net loss                                                                                                                    (39,625)
                                           -----------     -----------     -----------    -----------    -----------    -----------
Balance December 31, 1994                    1,605,025            --        13,628,175              1         95,597        (70,794)

Issuance of preferred stock,
 net of offering costs of $1,790                 2,174     $      --                                          19,949
Conversion of preferred stock                     (885)                      2,276,237
Redemption of preferred stock                   (1,086)                                                      (15,600)
Issuance of common stock, net
 of offering costs of $941                                                   2,732,814              1          9,198
Accretion of preferred stock                                                                                    (869)
Dividends on preferred stock                                                                                  (3,210)
Translation adjustment
Net loss                                                                                                                    (24,963)
                                           -----------     -----------     -----------    -----------    -----------    -----------
Balance December 31, 1995                    1,605,228            --        18,637,226              2        105,065        (95,757)
Issuance of common stock, net
 of offering costs of $376                                                   1,902,487                         6,149
Issuance of preferred stock,
 net of offering costs
 of $209                                         1,100     $      --                                          10,791
Issuance of warrants for
 line of credit                                                                                                  192
Buy-Back adjustment of
 Redeemable Series F
 preferred stock                                                                                               5,962
Conversion of preferred stock                     (653)                      2,356,899
Accretion of preferred stock                                                                                    (341)
Dividends on preferred stock                                                                                  (3,389)
Translation adjustment
Net loss                                                                                                                    (17,341)
                                           -----------     -----------     -----------    -----------    -----------    -----------
Balance December 31, 1996                    1,605,675     $      --        22,896,612    $         2    $   124,429    $  (113,098)
                                           ===========     ===========     ===========    ===========    ===========    ===========




                                                    Translation
                                                    Adjustment          Total
                                                    ----------        ---------
Balance December 31, 1993                            $   (191)         $ 42,794
Issuance of preferred stock,
 net of offering costs
 of $673                                                                  4,453
Issuance of common stock,
net of offering costs of $39                                             19,184
Conversion of preferred stock                                             2,303
Accretion of preferred stock                                             (1,286)
Dividends on preferred stock                                             (3,210)
Translation adjustment                                    543               543
Net loss                                                                (39,625)
                                                     --------          --------
Balance December 31, 1994                                 352            25,156

Issuance of preferred stock,
 net of offering costs of $1,790                                         19,949
Conversion of preferred stock                                             --
Redemption of preferred stock                                           (15,600)
Issuance of common stock, net
 of offering costs of $941                                                9,199
Accretion of preferred stock                                               (869)
Dividends on preferred stock                                             (3,210)
Translation adjustment                                    523               523
Net loss                                                                (24,963)
                                                     --------          --------
Balance December 31, 1995                                 875            10,185

Issuance of common stock, net
 of offering costs of $376                                                6,149
Issuance of preferred stock,
 net of offering costs
 of $209                                                                 10,791
Issuance of warrants for
 line of credit                                                             192
Buy-Back adjustment of
 Redeemable Series F
 preferred stock                                                          5,962
Conversion of preferred stock                                              --
Accretion of preferred stock                                               (341)
Dividends on preferred stock                                             (3,389)
Translation adjustment                                   (491)             (491)
Net loss                                                                (17,341)
                                                     --------          --------
Balance December 31, 1996                            $    384          $ 11,717
                                                     ========          ========




   The accompanying notes are an integral part of these financial statements.


                  NETWORK IMAGING CORPORATION AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                            Years Ended December 31,
                                 (In thousands)

                                               1996         1995         1994
                                             --------     --------     --------
Cash flows from operating
 activities:
 Net loss                                    $(17,341)    $(24,963)    $(39,625)
 Adjustments to reconcile
  net loss to net cash
  used in operating activities:
   Depreciation and amortization                5,793        6,270        6,085
   Purchased in-process
    research and development                     --           --          8,821
   Restructuring costs                           (175)      (1,433)       1,654
   Loss on closure and sale
    of subsidiaries                               921        9,274         --
   Impairment of spare parts
    inventory                                    --            276         --
   Capitalized software
    write-off                                    --           --          8,743
   Goodwill write-off                            --           --            953
   Stock Settlement                              --            787         --
   Realized gain on sale of
    short-term investments                       (108)        (151)        --
   Unrealized holding loss on
    short-term investments                       --           --            437
   Changes in assets and
    liabilities:
    Accounts and notes receivable               1,871       (1,350)      (1,174)
    Inventories                                   313          988       (2,305)
    Prepaid expenses and other                    937       (1,681)        (694)
    Accounts payable                           (3,353)        (313)       1,433
    Accrued compensation and
     related expenses                              54        2,107       (3,540)
    Deferred revenues                            (449)       1,521        2,651
    Deferred income taxes                        (246)        (331)      (1,223)
                                             --------     --------     --------
Net cash used in operating
 activities                                   (11,783)      (8,999)     (17,784)
                                             --------     --------     --------

Cash flows from investing
 activities:
 Sale (purchase) of short-term
  investments                                     111       12,731      (12,973)
 Capitalized software
  development and license costs                (1,979)      (1,784)      (6,966)
 Purchases of fixed assets                     (1,068)      (1,522)      (3,559)
 Business divestitures/
  acquisitions and related costs                  299          154       (3,640)
                                             --------     --------     --------
Net cash (used in) provided by
 investing activities                          (2,637)       9,579      (27,138)
                                             --------     --------     --------

Cash flows from financing
 activities:
 Proceeds from issuance of
  common stock, net                             6,149        8,412        3,057
 Proceeds from issuance
  preferred stock, net                         10,791       19,949        4,453
 Redemption of Series D
  preferred stock                                --        (15,600)        --
 Cash dividends paid on
  Series A preferred stock                     (3,210)      (3,210)      (2,830)
 Proceeds from borrowings
  and purchase of short-term
  investments, net                               --           (869)       3,537
 Proceeds from sale and
  leaseback of fixed assets                       196          226        2,413
 Principal payments on capital
  lease obligations                              (913)        (817)         (87)
 Principal payments on debt                      (270)      (3,382)      (1,526)
                                             --------     --------     --------
Net cash provided by
 financing activities                          12,743        4,709        9,017
                                             --------     --------     --------

Effect of exchange rate changes
 on cash and cash equivalents                     (81)          81          130
Net (decrease) increase in
 cash and cash equivalents                     (1,758)       5,370      (35,775)
Cash and cash equivalents at
 beginning of year                              9,359        3,989       39,764
                                             --------     --------     --------
Cash and cash equivalents
 at end of year                              $  7,601     $  9,359     $  3,989
                                              ========     ========     ========

Supplemental Cash Flow
 Information:
  Interest paid                              $    278     $    712     $    490
  Income taxes paid                          $    209     $    151     $    401





   The accompanying notes are an integral part of these financial statements.

                  NETWORK IMAGING CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 1996, 1995 and 1994

Network Imaging Corporation ("Network Imaging" or the "Company") is a developer and marketer of content and storage management software for unstructured information. Its flagship product, the 1View suite, manages the storage, access and distribution of any multimedia data, such as diagrams, documents, photographs, voice, and full-motion video. 1View is a solution for use in distributed, high transaction, high volume mission critical applications across legacy, client/server and Internet/intranet based environments. The Company is also a software developer for mainframe and PC based Computer Output to Laser Disk ("COLD") systems and a developer and marketer of storage management software systems.

In 1996, the Company's operations were approximately evenly divided between the United States and Europe. U.S. operations were conducted in or near Herndon, Virginia (primarily the development of the 1View suite and COLD family of storage products), Minneapolis, Minnesota and Denver, Colorado. European operations were conducted near Paris, France (hierarchical storage management software and related storage products and engineering services).


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         Principles of consolidation --

The consolidated financial statements include the accounts of Network Imaging Corporation and its subsidiaries. All significant intercompany transactions and balances have been eliminated.

         Cash equivalents and short-term investments --

The Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents. At December 31, 1995, restricted short-term investments are categorized as "available for sale" securities whose carrying amount approximates fair value because of the short-term maturity of the investments.

         Revenue recognition --

The Company recognizes software revenue in accordance with the AICPA Statement of Position 91-1, "Software Revenue Recognition". Revenue from hardware and software sales related to the Company's 1View(TM) and COLD software products is recognized when the product is delivered to the customer. The Company accounts for insignificant vendor obligations and post-contract support at the time of product delivery by accruing such costs at the time of sale.

Revenue from hardware and software contracts with significant completion services involving technically difficult issues for the attainment of customer acceptance is recognized upon customer acceptance. Revenue from maintenance contracts is recognized ratably over the terms of the contracts.

For labor intensive contracts which require significant production or customization, the Company accounts for such revenue in accordance with AICPA Statement of Position 81-1, "Accounting for Performance of Construction-type and Certain Production-type Contracts," using the percentage of completion method. Losses, if any, are recognized in the period that such losses are determined.

         Inventories --

Inventories are stated at the lower of cost, determined on the first-in, first-out method, or market.

         Fixed assets --

Fixed assets are stated at cost, net of accumulated depreciation. Depreciation is computed using straight-line and accelerated methods over the life of the related asset, generally three years. Leasehold improvements are amortized over the shorter of the estimated useful life of the improvements or the terms of the related lease.

         Software development and license costs --

The Company capitalizes certain software development costs in accordance with Statement of Financial Accounting Standards No. 86, "Accounting for the Costs of Computer Software to Be Sold, Leased or Otherwise Marketed," ("SFAS 86"). The Company capitalizes certain acquired software licenses (see Note 5) which are incorporated into the Company's products. Amortization of software development and license costs is provided on an individual product basis over the estimated life of the products of three years beginning when the related products are available for general release. Costs for research and development incurred prior to establishing technological feasibility of software products, or after their commercial release, are expensed in the period incurred. The Company periodically assesses capitalized software amounts and, when less than anticipated net realizable value, charges any such excess to expense.

         Goodwill --

The excess of the purchase price over the fair value of the net identifiable tangible and intangible assets of businesses acquired is being amortized on a straight-line basis over seven to ten years. Amortization expense in 1996, 1995 and 1994 was $1.1 million, $1.3 million and $1.2 million, respectively. Accumulated amortization as of December 31, 1996 and 1995 was $3.1 million and $1.9 million, respectively. In accordance with Statement of Financial Accounting Standards No. 121, the Company routinely evaluates recoverability of goodwill by comparing future undiscounted cash flows to the recorded carrying value. During 1994, the Company determined that goodwill from certain acquisitions was impaired and accordingly expensed $953,000.

         Product warranty --

Warranties for hardware sold by the Company are generally provided by the manufacturer. The Company provides warranties and service contracts for certain products and accrues related expenses based on actual claims history.

         Income taxes --

The Company's income taxes are presented in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS 109") which requires recognition of deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under SFAS 109, deferred tax liabilities and assets are determined based on the difference between the financial statement and tax basis of assets and liabilities, using enacted tax rates in effect for the year in which the differences are expected to reverse.

         Foreign currency translation --



The functional currency of the Company's foreign operation is the applicable local currency. Consequently, for the operation outside the United States, assets and liabilities are translated into United States dollars using exchange rates in effect at the balance sheet date and revenues and expenses using the average exchange rate during the period. The gains and losses resulting from such translations are included as a component of stockholders' equity. Since the Company's French subsidiary operates almost entirely within France, exposure to foreign exchange risk is limited.



         Net loss per common share --

Net loss applicable to common shares includes adjustments for dividends, accretion and redemption amounts related to the Company's preferred stock. Net loss per common share is computed using the weighted average number of common shares and common share equivalents, unless antidilutive, outstanding during the year.

         Use of estimates--

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.
         Stock Based Compensation --

Effective January 1, 1996, the Company adopted Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"), which allows companies which have stock-based compensation arrangements with employees to adopt a new fair-value basis of accounting for stock options and other equity instruments, or to continue to apply the existing accounting rules under Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" but with additional disclosure. The Company has adopted the disclosure provisions of SFAS 123 and therefore, the effect of adopting SFAS 123 did not have impact on its financial position, results of operations or cash flows as of, or for the year ended, December 31, 1996 (see Note 9).

         Reclassifications --

Certain reclassifications have been made to the prior year financial statements in order to conform to the current year presentation.

NOTE 2 - SHORT-TERM INVESTMENTS

Restricted short-term investments at December 31, 1995 consisted of certificates of deposit, which served primarily as collateral for the Company's line of credit that was repaid on March 31, 1996. There was no short-term investment balance at December 31, 1996.

NOTE 3 - RECEIVABLES

Receivables consist of the following:

                                                               December 31,
                                                           1996           1995
                                                             (in thousands)

Trade accounts receivable                                $  9,814      $ 11,549
Unbilled receivables                                        3,488         3,538
Notes receivable                                            2,475         2,808
Employee receivables                                          112           614
Other receivables                                             188           539
                                                         --------      --------
                                                           16,077        19,048
Allowance for uncollectible accounts receivable              (535)         (183)
Allowance for uncollectible notes receivable                 (320)       (1,350)
                                                         --------      --------
                                                           15,222        17,515


Less: Current receivables, net                            (13,243)      (16,300)
                                                         --------      --------
Long-term receivables, net                               $  1,979      $  1,215
                                                         ========      ========



The Company's notes receivable balance of $2.5 million at December 31, 1996 includes $1,950,000 of notes resulting from the divestitures of previously owned operating units (the "Divestitures") made during 1995 and 1996 (see Note 6) and $525,000 of notes receivable from former stockholders of a subsidiary acquired in 1994.

NOTE 4 - FIXED ASSETS

Fixed assets consist of the following:

                                                               December 31,
                                                           1996           1995
                                                              (in thousands)



Computer and office equipment                            $ 4,953        $ 3,911
Furniture and leasehold improvements                       1,131          1,199
Furniture, fixtures and equipment
 under capital leases                                      2,482          2,559
                                                         -------        -------
                                                           8,566          7,669
Less: Accumulated depreciation                            (5,679)        (3,900)
                                                         -------        -------
                                                         $ 2,887        $ 3,769
                                                         =======        =======


Depreciation and amortization expense related to fixed assets in 1996, 1995, and 1994 totaled $1.7 million, $2.1 million, and $1.7 million, respectively. Included in depreciation and amortization expense in 1996, 1995 , and 1994 were $580,000, $704,000, and $150,000 of amortization expense related to capital leases, respectively.


NOTE 5 - SOFTWARE DEVELOPMENT AND PURCHASED TECHNOLOGY

Capitalized software development and purchased technology consists of the following:
                                                            December 31,
                                                        1996              1995
                                                            (in thousands)

Internally developed                                  $  8,517         $  7,064
Purchased technology                                     3,149            2,910
                                                      --------         --------
                                                        11,666            9,974
Less:  Accumulated amortization                         (7,853)          (5,344)
                                                      --------         --------
                                                      $  3,813         $  4,630
                                                      ========         ========

During 1996, 1995 and 1994, amortization of capitalized software development and license costs totaled $2.6 million, $2.7 million and $3.0 million, respectively, and was included in cost of products sold. The Company expensed $3.4 million of purchased technology and $721,000 of capitalized software in 1995 due to the Divestitures. During 1994, the Company also charged to expense $8.7 million in capitalized software and purchased technology. The charge includes $5.3 million resulting from the 1994 restructuring plan related to products abandoned. The remaining $3.4 million charge, in 1994, relates to net realizability adjustments.

NOTE 6 - DIVESTITURES OF BUSINESSES

During 1996 and 1995, the Company engaged in a series of Divestitures resulting in losses of $921,000 and $9.3 million in 1996 and 1995, respectively. The Company received as consideration from the dispositions, cash and notes totaling $1.5 million and $4.3 million in 1996 and 1995, respectively.

The following unaudited pro forma information assumes that the 1996 disposition of the Symmetrical Technologies, Inc. subsidiary occurred January 1, 1996. The unaudited pro forma information is not necessarily indicative of the results of future operations or the actual results that would have occurred had the transactions taken place at January 1, 1996 (in thousands, except share amounts):

Revenue                                                   $ 37,812
Net loss                                                  $(16,251)
Net loss per common share                                 $  (0.97)


NOTE 7 - OTHER ACCRUED EXPENSES

Other accrued expenses consist of the following:


                                                                December 31,
                                                              1996         1995
                                                                (in thousands)

Accrued restructuring costs (see Note 12)                    $ --         $  324
Accrued preferred dividends                                     714          527
Accrued income and other taxes                                1,667        1,667
Other                                                         1,507        1,134
                                                             ------       ------
                                                             $3,888       $3,652
                                                             ======       ======


NOTE 8 - BORROWING ARRANGEMENTS

Borrowings consist of the following:
                                                                 December 31,
                                                             1996         1995
                                                              (in thousands)

Lines of credit                                            $   --       $ 3,276


Capital lease obligations
 bearing interest ranging from
    11.7% to 12.7%                                             957        1,702

Term loans from French government
 agencies, non-interest bearing,
 due at various dates through 1997                           1,098        1,162

Term notes with financial
 institutions, bearing interest
 ranging from 8.8% to 10%, due
 at various dates through 1997                                  96          489

                                                             2,151        6,629
                                                           -------      -------
Less:  Amounts due in one year                              (2,063)      (5,365)
                                                           -------      -------
Long-term debt and capital lease obligations               $    88      $ 1,264
                                                           =======      =======




At December 31, 1996, the Company maintained lines of credit which provided for borrowings up to $6.0 million, of which $5.0 million was issued by a stockholder of the Company and $1.0 million was issued by a French governmental agency. On December 31, 1996, the Company entered into a restricted $5 million line of credit agreement with a stockholder (the "Stockholder line of credit") to finance the buy back of the Series F Preferred Stock. The Stockholder line of credit bears interest at the prime rate (8.25% at December 31, 1996) plus 2% and is secured by the domestic accounts receivable of the Company, $6.4 million at December 31, 1996. In connection with the Stockholder line of credit, which expires on September 30, 1998, the Company issued warrants for the purchase of 200,000 shares of Common Stock. The fair value of the warrants is $192,000 which will be amortized over the term of the Stockholder line of credit as additional interest expense. The Company repaid and terminated its previous line of credit with a bank on March 31, 1996.

The French Line of Credit is secured by accounts receivable of the Company's French operations and bears interest at the French interbank monetary market rate (3.29% at December 31, 1996) plus 3%. The line of credit terminates May 31, 1997. At December 31, 1996, there were no borrowings outstanding against the line of credit.

The Company leases certain of its furniture and equipment under capital lease arrangements. Future minimum lease payments under these capital leases are:
1997, $925,000; 1998, $88,000; 1999, $10,000 and 2000, $7,000. Of the $1,030,000
total lease payments, $73,000 represents interest.

NOTE 9 - STOCKHOLDERS' EQUITY

         Common stock --

In March 1996, the Company completed a private placement of 934,634 shares of Common Stock, together with warrants to purchase an additional 64,000 shares of Common Stock, pursuant to Regulation D under the Securities Act of 1933. Net proceeds from the offering were $3.0 million. The Company subsequently registered the Common Stock and Common Stock issuable upon exercise of the warrants under the Securities Act of 1933.

In March and June 1996, the Company also issued 421,040 and 404,611 shares, respectively, of Common Stock pursuant to Regulation S under the Securities Act of 1933. Proceeds from the offerings were $1.7 million and $1.3 million, respectively.

         Series A preferred stock --



The Series A Cumulative Convertible Preferred Stock ("Series A Preferred") stockholders are entitled to cumulative dividends at the rate of $2.00 per share per year, payable quarterly, and could initially convert to common stock at a rate of 1.8116 shares of common for each share of Series A Preferred (an effective initial conversion price of $13.80), subject to adjustment in certain circumstances. In 1996, the Company paid $3.2 million in dividends to the Series A Preferred stockholders. The Series A Preferred stockholders vote as a class to approve or disapprove any issuance of any securities senior to or on parity with the Series A Preferred with respect to dividends or distributions. The Series A Preferred has a liquidation preference of $25.00 per share, plus accumulated unpaid dividends. At December 31, 1996, the Series A Preferred was convertible into 2,907,663 shares of Common Stock.


         Series E and G Preferred Stock--

The three shares of Series E Convertible Preferred Stock outstanding at December 31, 1995 were converted during 1996 into 10,389 shares of Common Stock. During 1996, all 200 shares of Series G Convertible Preferred Stock were converted into 551,546 shares of Common Stock.

         Series H and I Preferred Stock --

In June 1996, the Company completed two offerings, one pursuant to Regulation S under the Securities Act of 1933 of 300 shares of Series H Convertible Preferred Stock and warrants to purchase 80,000 shares of Common Stock, and the other pursuant to Regulation D under the Securities Act of 1933 of 300 shares of Series I Convertible Preferred Stock, both at $10,000 per share from which it received net proceeds of $5.9 million. The proceeds have been used for working capital and general corporate purposes. In connection with the sale of the Series I Convertible Preferred Stock, the Company agreed to register the Series I Preferred Stock and the Common Stock issuable upon exercise of the Series I. At December 31, 1996, 40 shares of Series H Preferred Stock had been converted into 116,082 shares of Common Stock and all 300 shares of Series I Preferred Stock had been converted into 1,272,214 shares of Common Stock. At December 31, 1996, the remaining shares of Series H Preferred Stock were convertible into 885,956 shares of Common Stock.

The Series H Preferred Stock has a per share liquidation preference, subordinate to the liquidation preferences of the other series of previously issued and outstanding Preferred Stocks of an amount per share equal to the sum of $10,000 plus 12% per annum simple interest thereon since the date of issuance. Each share is convertible at the option of the holder into the number of shares of Common Stock determined by dividing an amount equal to the initial purchase price of $10,000 by $3.50. Commencing on December 27, 1996, the Company may redeem the shares at the initial purchase price, if the holder does not exercise his conversion rights, and the holder may submit the shares for redemption at that price, in which case the Company may elect to pay the cash redemption price or issue a number of shares of Common Stock equal to that price, with the value of the Common Stock being determined by its average closing bid price for the five trading days immediately preceding the notice of redemption (the "Average Bid Price"). The Series H Preferred Stock has a dividend rate of 8% which is payable at the time of conversion or redemption in cash or shares of Common Stock, as elected by the Company, with the value of the Common Stock being determined by the Average Bid Price.

The Series I Preferred Stock had a per share liquidation preference, subordinate to the liquidation preferences of the other series of previously issued and outstanding Preferred Stocks, of an amount per share equal to the sum of $10,000 plus an amount equal to accrued but unpaid dividends per share since the date of issuance. Each share was convertible at the option of the holder into the number of shares of Common Stock ("Conversion Shares") determined by dividing an amount equal to the initial purchase price of $10,000 by the lesser of $4.00 and 81% of the average bid price. The Series I Preferred Stock had a dividend rate of 6% which was paid at the time of conversion into shares of Common Stock, as elected by the Company.

         Series J Preferred Stock --

In September 1996, the Company completed an offering pursuant to Regulation D under the Securities Act of 1933, of 500 shares of Series J Convertible Preferred Stock at $10,000 per share from which it received net proceeds of $5.0 million. The proceeds have been used for working capital and general corporate purposes. In connection with the sale of the Series J Convertible Preferred Stock, the Company agreed to register the Series J Preferred Stock and the Common Stock issuable upon exercise of the Series J. At December 31, 1996, 110 shares of Series J Preferred Stock had been converted into 406,668 shares of Common Stock and the remaining shares of Series J Preferred Stock were convertible into 1,295,372 shares of Common Stock.

The Series J Preferred Stock has a per share liquidation preference, subordinate to the liquidation preferences of the other series of previously issued and outstanding Preferred Stocks, of an amount per share equal to the sum of $10,000 plus an amount equal to accrued but unpaid dividends per share since the date of issuance. Each share is convertible at the option of the holder into the number of shares of Common Stock ("Conversion Shares") determined by dividing an amount equal to the initial purchase price of $10,000 plus accrued but unpaid dividends per share since the date of issuance by the lesser of $3.25 and 81% of the average closing bid price per share of the Common Stock for the five (5) trading days immediately preceding the notice of conversion ("Conversion Average Bid Price"). The Company may, commencing on September 30, 1997, require conversion if the Series J Preferred Stock and underlying Common Stock have been registered under the Securities Act for at least ten trading days. When the Conversion Average Bid Price is less than $3.25, the Company, subject to the rights of senior securities regarding redemption, may redeem shares of Series J Preferred Stock submitted for conversion at a price per share equal to the amount determined by multiplying the number of Conversion Shares by the Conversion Average Bid Price. The Series J Preferred Stock has a dividend rate of 6% which is payable at the time of conversion or redemption in cash or shares of Common Stock, as elected by the Company.



         Stock purchase warrants --

The Company has the following warrants outstanding at December 31, 1996:


Warrants              Warrants          Exercise                                    Outstanding         Shares Issuable
Issuance              Issued           Price Range                Expiration       Dec. 31, 1996         Upon Exercise
-------- ----------------------------------------------           ----------       -------------         --------------
Pre-IPO               148,993            $1.00                       May 1997             33,663              33,663
IPO Units           1,595,000            $5.993                      May 1997            654,392             850,710
Placement             397,472         $5.71-$14.88              May 1997-Oct. 1998       307,472             467,082
Other                 350,334         $3.063-$7.00             Jan. 1997-June 2001      275,334             275,334
Series A preferred    140,000           $22.77                     December 1998         140,000             253,624
Series D preferred    227,068            $7.57                      July 2000             27,068             227,068
Series E preferred     34,400            $7.20                      July 2000             34,400              34,400
Private Placement     179,400          $3.50-$4.00                Nov.-Dec. 2000         179,400             179,400
Series G preferred     40,000            $3.75                     December 2000          40,000              40,000
Series H Preferred     80,000            $3.50                      June 2001             80,000              80,000
                    ---------                                                          ---------            ---------
                    3,192,667                                                          1,971,729            2,441,281
                    =========                                                          =========            =========

         Stock option plans --

During 1994, 1995 and 1996, the Company granted options to buy Common Stock of the Company under five stock option plans. Certain options qualify as incentive stock options under the Internal Revenue Code. The vesting and the terms of any option granted under the plans are determined by the Board of Directors with the requirement that the term of an incentive stock option shall not exceed ten years. To date, options granted range from five- to ten-year terms. The exercise price per share of Common Stock subject to an incentive stock option will not be less than the fair market value at the time of grant. The Company has also issued non-qualified plan options. An aggregate of 9.1 million shares have been authorized for issuance under the Company's stock option plans.

Pro forma information regarding net income and earnings per share is required by SFAS 123, and has been determined as if the Company had accounted for its employee stock options under the fair value method. The fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions for 1995 and 1996, respectively: average risk-free interest rates of 6.6% and 6.7%; dividend yields of 0.0%; volatility factors of the expected market price of the Company's common stock of .63; and a weighted-average expected life of the option of 5 years.

The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.



For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. The Company's pro forma loss is $35.6 million and $23.1 million for 1995 and 1996, respectively, and pro forma loss per share is $2.46 and $1.12 for 1995 and 1996, respectively. The effect of applying SFAS 123 on the 1995 and 1996 pro forma net loss is not necessarily representative of the effects on reported net loss and net loss per share for future years due to, among other things, 1) the vesting period of the stock options and the 2) fair value of additional stock options in future years.



The  following  table  summarizes  the activity in stock  options  issued by the
Company:
                                                      Exercise
                                            Options                 Price
                                           ----------          ---------------
Balance, January 1, 1994                    3,183,250          $1.00 - $12.38
Granted                                     2,967,000           3.38 -  12.38
Exercised                                    (321,658)          1.00 -   7.63
Canceled                                     (560,792)          1.00 -  12.13
                                           ----------
Balance, December 31, 1994                  5,267,800           1.00 -  12.38
Granted                                     2,486,250           3.32 -   6.82
Exercised                                     (89,957)          2.25 -   3.75
Canceled                                   (1,163,769)          2.25 -  12.38
                                           ----------
Balance, December 31, 1995                  6,500,324           1.00 -  12.38
Granted                                     1,454,000           2.69 -   4.50
Exercised                                     (88,869)          1.00 -   3.75
Canceled                                     (851,619)          1.00 -   6.82
                                           ----------
Balance, December 31, 1996                  7,013,836          $1.00 - $ 8.75
                                           ==========

At December 31, 1996, options to purchase 3,125,102 shares had vested and were exercisable at a weighted average exercise price of $3.90 per share and had a weighted average contractual life of 6.5 years.


NOTE 10 - REDEEMABLE PREFERRED STOCK

In December 1996, the Company entered into an agreement with the holder of the Series F Preferred Stock to redeem the shares for an aggregate of $9.9 million or $5.50 per share. The agreement requires the Company to make payments totaling $6.6 million through June 30, 1997, and an additional $3.6 million on January 31, 1998. The $3.6 million payment due on January 31, 1998, is subject to certain acceleration terms that are under the control of the Company. Under the agreement, the outstanding obligation amount will compound at 8% per annum, commencing October 1, 1996. The reduction of the Company's Series F redemption obligation under the terms of the agreement resulted in a $6.0 million increase in stockholders' equity.

NOTE 11 - INCOME TAXES

The source of the loss before income taxes was from the following jurisdictions:

                                                      Year Ended December 31,
                                                   1996                   1995
                                                          (in thousands)

U.S.                                             $(16,332)             $(23,480)
Foreign                                            (1,077)               (1,763)
                                                 --------              --------
                                                 $(17,409)             $(25,243)
                                                 ========              ========

The income tax expense (benefit) consists of the following:


                                                        Year Ended December 31,
                                                         1996              1995
                                                             (in thousands)
Current tax expense (benefit):

U.S. Federal                                             $  --            $  51
                                                         -----            -----
State and local                                             --               --
                                                         -----            -----
Foreign                                                     --               --
                                                         -----            -----
Deferred tax expense:
     Foreign                                               (68)            (331)
                                                         -----            -----
Total income tax                                         $ (68)           $(280)
                                                         =====            =====

Deferred tax assets and liabilities are comprised of the following:

                                                              December 31,
                                                           1996           1995
                                                              (in thousands)
Deferred tax assets:
  Net operating losses                                   $ 24,419      $ 12,180
  Other                                                     1,659         1,997
                                                         --------      --------
    Gross deferred tax assets                            $ 26,078      $ 14,177
                                                         ========      ========
Deferred tax liabilities:
  Software development costs                               (1,372)       (1,661)
                                                         --------      --------
    Gross deferred tax liabilities                         (1,372)       (1,661)
Deferred tax asset valuation allowance                    (24,752)      (13,032)
                                                         --------      --------
                                                         $    (46)     $   (516)
                                                         ========      ========
Current deferred tax assets
 (included in prepaid and other
  current assets net of valuation allowance)                  254           257
Non-current deferred tax liabilities                         (300)         (773)
                                                         --------      --------
                                                         $    (46)     $   (516)
                                                         ========      ========

Income tax expense (benefit) differs from the amount of income tax determined by applying the applicable U.S. statutory federal income tax rate to the loss before income taxes as a result of the following differences:

                                                         Year Ended December 31,
                                                            1996       1995
                                                             (in thousands)


Statutory U.S. tax rate benefit                            (34.0%)    (34.0%)
State income taxes, net                                     (4.0)      (4.0)


Operating losses and tax credits with no current
     tax benefit                                            37.5       31.0
Other                                                        0.1        5.9
                                                            ----       ----
                                                            (0.4%)     (1.1%)
                                                            ====       ====


As of December 31, 1996, the Company had net operating loss and research tax credit carry forwards of approximately $53 million and $913,000, respectively, for U.S. income tax purposes which expire in years through 2010. The Company experienced changes in ownership during prior years which triggered certain limitations under Internal Revenue Code Section 382. Accordingly, the utilization of the net operating loss and research tax credits will be limited in future years due to the changes in ownership.

Provision has not been made for U.S. or additional foreign taxes on undistributed earnings of foreign subsidiaries. The earnings have been and will continue to be reinvested in those subsidiaries. These earnings could become subject to additional tax if they were remitted as dividends, if they were loaned to the Company or a U.S. affiliate, or if the Company sold its stock in the sub-sidiaries. It is not practicable to estimate the amount of additional tax that might be payable on the foreign earnings; however, the Company believes that, due to the operation of the foreign tax credits, any foreign tax credits would largely eliminate any U.S. tax and offset any foreign tax.


NOTE 12 - RESTRUCTURING CHARGES AND CAPITALIZED SOFTWARE WRITE-OFFS



At December 31, 1996, the Company's 1994 restructuring plan (the "Plan") was complete. In accordance with the Plan, 90 employees had been terminated and/or resigned and the Company's excess leased property was sublet through the lease termination date. Under the Plan, the Company incurred net charges in estimate of $175,000 and $1.4 million in 1996 and 1995, respectively and net restructuring charges of $1.7 million in 1994. In conjunction with the Plan, the Company also expensed capitalized software of $5.3 million in 1994.


NOTE 13 - BUSINESS SEGMENTS

The Company sells its products and services through a single industry segment to a wide variety of customers throughout the United States and Western Europe. The Company performs ongoing credit evaluations of its customers' financial condition and generally does not require collateral from its customers.

The following table sets forth summary information for the years ended December 31, 1996, 1995 and 1994 (in thousands):

                                                    United              Western
                                                    States               Europe
1996:
     Revenue                                       $ 21,383            $ 18,094
     Net loss                                       (16,332)             (1,009)
     Total assets                                    22,718              14,060

1995:
     Revenue                                       $ 38,367            $ 30,784
     Net loss                                       (23,531)             (1,432)
     Total assets                                    30,654              19,310

1994:
     Revenue                                       $ 37,619            $ 29,409
     Net loss                                       (35,360)             (4,265)
     Total assets                                    43,963              27,908

Revenue in 1996 included sales to the U.S. Government and French Government totaling $1.1 million and $10.3 million, respectively. Revenue in 1995 included sales to the U.S. Government and French Government totaling $1.7 million and $9.6 million, respectively. Revenue in 1994 included sales to the U.S. Government and French Government totaling $3.3 million and $7.6 million, respectively.


NOTE 14 - COMMITMENTS

The Company leases its corporate office, sales offices, assembly facilities and certain equipment under non-cancelable operating leases certain of which provide for annual escalations that are amortized over the lease term and pro rata operating expense reimbursements. Rent expense related to these leases was $1.6 million, $2.7 million and $2.9 million for the years ended December 31, 1996, 1995, and 1994, respectively.

Future minimum lease payments under non-cancelable operating leases are as follows (in thousands):

Year Ending
December 31,

  1997                                                   $1,328
  1998                                                    1,076
  1999                                                      940
  2000                                                      363
  Thereafter                                                 --
                                                        -------
                                                         $3,707
                                                        =======

NOTE 15 - CONTINGENCIES

         Department of Justice, Securities and Exchange Commission and Company internal investigations --

During November 1996, the Company received a letter from the Securities and Exchange Commission advising the Company that it was terminating an investigation that it had been conducting. In 1994, the Company learned that it was the subject of investigation by the Commission and the U.S. Attorney's Office in the Southern District of New York which the Company understood was focused on certain accounting issues, including questions relating to capitalization of software and pooling-of-interests accounting treatment for certain acquisitions, and certain matters related to activities during the years 1992 and 1993. The Company has had no communications with the U.S. Attorney's Office from the date it received the letter from the SEC.

         Other --

Dorotech, which was acquired in October 1993, had previously co-guaranteed the lease payment of ATG Gigadisc SA ("ATG"), a former affiliated company, under a sale and leaseback of land and buildings ending April 2007. As part of the December 1996 Series F Preferred Stock redemption agreement (See Note 10), the holder of the Series F Preferred Stock agreed to use best efforts to obtain a release from the landlord.

The Company is also subject to other legal proceedings and claims which are in the ordinary course of business. Management believes that the outcome of such matters will not have a material impact on the Company's financial position or its result of operations.


NOTE 16 - RELATED PARTY TRANSACTIONS

         The Company has employment and consulting agreements with individuals who are current or former members of the Board of Directors and officers of the Company. The Company has five year agreements with the Chairman of the Board of Directors and Secretary and with the former Chairman of the Board of Directors and his consulting firm. The Company also has a five year consulting agreement with another former Director and his consulting firm. The Company recognized total compensation expense of approximately $715,000 and $898,000 in 1996 and 1995, respectively, related to these employment and consulting agreements. During December 1996, the Company and a stockholder entered into a line of credit agreement. At December 31, 1996, there were no borrowings against the line of credit (see Note 8).

The Company holds two notes receivable totaling $525,000 from two former stockholders of a subsidiary acquired in 1994 due and payable December 1998. Interest accrues at 6.55% per annum.

NOTE 17 - EMPLOYEE PROFIT SHARING PLANS AND 401K PLAN

The Company has a mandatory and a voluntary profit sharing plan covering substantially all employees in France. Contributions to the plans are based upon earnings of the French operations. Plan contributions in 1996 totaled $28,000, while there were no contributions made to the plans in 1995 and 1994.

The Company also sponsors, in the United States, a 401K plan which covers all full-time employees. Participants in the plan may make contributions of up to fifteen percent of pre-tax annual compensation. The Company may make discretionary matching contributions at the option of the Board of Directors. The Company made no contributions in 1996, 1995 or 1994.

                  NETWORK IMAGING CORPORATION AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
               (In thousands, except share and per share amounts)

                                                                                                                       Pro Forma at
                                                                                        December 31,   September 30,   September 30,
                                                                                           1996            1997             1997
                                                                                        -----------     -----------     -----------
                                                                                                        (Unaudited)     (Unaudited)
                           ASSETS
Current assets:
 Cash and cash equivalents                                                                $   7,601       $   3,782       $   3,782
 Accounts and notes receivable, net                                                          13,243          14,451          14,451
 Inventories                                                                                  1,503           1,404           1,404
 Prepaid expenses and other                                                                   2,362           2,214           2,214
                                                                                          ---------       ---------       ---------
        Total current assets                                                                 24,709          21,851          21,851
Fixed assets, net                                                                             2,887           2,096           2,096
Long-term notes receivable, net                                                               1,979           1,648           1,648
Software development costs and purchased technology, net                                      3,813           3,347           3,347
Goodwill, net                                                                                 3,237           2,228           2,228
Other assets                                                                                    153             310             310
                                                                                          ---------       ---------       ---------
          Total assets                                                                    $  36,778       $  31,480       $  31,480
                                                                                          =========       =========       =========


                       LIABILITIES & STOCKHOLDERS' EQUITY

Current liabilities:
 Current debt maturities and obligations under capital leases $                               2,063       $   1,238       $   1,238
 Accounts payable                                                                             3,185           3,890           3,890
 Accrued compensation and related expenses                                                    1,891           1,983           1,983
 Deferred revenue                                                                             3,789           3,599           3,599
 Other accrued expenses                                                                       3,888           4,895           4,895
                                                                                          ---------       ---------       ---------
          Total current liabilities                                                          14,816          15,605          15,605
Long-term debt and obligations under capital leases                                              88           7,318           7,318
Deferred income taxes                                                                           300             191             191
                                                                                          ---------       ---------       ---------
          Total liabilities                                                                  15,204          23,114          23,114
Commitments
Redeemable Series F preferred stock, 1,792,186 and 792,186 shares issued and outstanding at December 31, 1997 and September 30, 1997 and 792,186 shares issued and outstanding on a pro forma basis at
 September 30, 1997                                                                           9,857           6,357           6,357
Redeemable Series K preferred stock, no and 3,300 shares issued and outstanding at December 31, 1996 and September 30, 1997 and no
 shares issued and outstanding on a pro froma basis at September 30, 1997                      --             3,700            --
Stockholders' equity:
 Preferred stock, $.0001 par value, 20,000,000 shares authorized;
  1,605,675 and 1,605,035 shares issued and outstanding at
  December 31, 1996 and September 30, 1997 and 1,608,335 shares issued and outstanding on a proforma basis at September 30, 1997
 Common stock, $.0001 par value, 50,000,000 shares authorized;
  22,896,612 and 25,865,809 shares issued and outstanding at
  December 31, 1996 and September 30, 1997 and
  25,865,809 shares issued and outstanding on a pro forma basis
  at September 30, 1997                                                                           2               3               3
 Additional paid-in-capital                                                                 124,429         121,108         124,808
 Accumulated deficit                                                                       (113,098)       (122,233)       (122,233)
 Translation adjustment                                                                         384            (569)           (569)
                                                                                          ---------       ---------       ---------
          Total stockholders' equity (deficit)                                               11,717          (1,691)          2,009
                                                                                          ---------       ---------       ---------
          Total liabilities and stockholders' equity                                      $  36,778       $  31,480       $  31,480
                                                                                          =========       =========       =========









   The accompanying notes are an integral part of these financial statements.

                  NETWORK IMAGING CORPORATION AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
               (In thousands, except share and per share amounts)
                                   (Unaudited)



                                                Three Months Ended September 30,
                                                     1997              1996
                                                  -----------       -----------

Revenue:
  Products                                        $     5,225       $     4,107
  Services                                              4,719             5,272
                                                  -----------       -----------
                                                        9,944             9,379
                                                  -----------       -----------
Costs and expenses:
  Cost of products sold                                 2,585             2,169
  Cost of services provided                             3,865             3,700
  Sales and marketing                                   3,649             3,332
  General and administrative                            1,649             1,995
  Product development                                   1,142             1,129
  Loss on sale of subsidiary                             --                 921
                                                  -----------       -----------
                                                       12,890            13,246
                                                  -----------       -----------
Loss before investment and
 interest income and income taxes                      (2,946)           (3,867)
  Investment and interest income
  (expense), net                                         (130)               41
                                                  -----------       -----------
Loss before income taxes                               (3,076)           (3,826)
  Income tax benefit                                     (142)              (77)
                                                  -----------       -----------
Net loss                                               (2,934)           (3,749)
                                                  -----------       -----------

Preferred stock preferences
  Accrued dividends                                      (930)             (865)
  Imputed dividends                                      (774)             --
                                                  -----------       -----------
Net loss applicable to
 common shares                                    $    (4,638)      $    (4,614)
                                                  ===========       ===========

Net loss per common share                         $     (0.18)      $     (0.22)
                                                  ===========       ===========

Weighted average shares outstanding                25,436,748        21,112,811
                                                  ===========       ===========













   The accompanying notes are an integral part of these financial statements.

                  NETWORK IMAGING CORPORATION AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
               (In thousands, except share and per share amounts)
                                   (Unaudited)


                                                 Nine Months Ended September 30,
                                                     1997              1996
                                                 ------------      ------------

Revenue:
  Products                                       $     13,591      $     13,497
  Services                                             14,805            15,552
                                                 ------------      ------------
                                                       28,396            29,049
                                                 ------------      ------------
Costs and expenses:
  Cost of products sold                                 6,740             7,976
  Cost of services provided                            11,681            11,975
  Sales and marketing                                  10,901            11,652
  General and administrative                            4,949             7,522
  Product development                                   3,451             4,190
  Gain from extinguishment of debt                       (267)             --
  Loss on sale of subsidiary                             --                 921
  Exchange fee and gain on
   sale of asset, net                                    --                 619
  Restructuring costs                                    --                (175)
                                                 ------------      ------------
                                                       37,455            44,680
                                                 ------------      ------------
Loss before investment and
 interest income and income taxes                      (9,059)          (15,631)
  Investment and interest income
  (expense), net                                         (163)              188
                                                 ------------      ------------
Loss before income taxes                               (9,222)          (15,443)
  Income tax benefit                                      (87)              (89)
                                                 ------------      ------------
Net loss                                               (9,135)          (15,354)
                                                 ------------      ------------

Preferred stock preferences
  Accrued dividends                                    (2,836)           (2,749)
  Imputed dividends                                      (774)             --
                                                 ------------      ------------
Net loss applicable to
 common shares                                   $    (12,745)     $    (18,103)
                                                 ============      ============

Net loss per common share                        $      (0.51)     $      (0.90)
                                                 ============      ============

Weighted average shares outstanding                24,957,354        20,081,412
                                                 ============      ============













   The accompanying notes are an integral part of these financial statements.

                  NETWORK IMAGING CORPORATION AND SUBSIDIARIES
            CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' DEFICIT
                  For the nine months ended September 30, 1997
                      (In thousands, except share amounts)
                                   (Unaudited)



                                                                                                          Additional
                                                 Preferred Stock                 Common Stock              paid-in      Accumulated
                                                  Shares        Amt.          Shares            Amt.       capital         Deficit
                                              -----------------------      --------------------------     ----------     ----------

Balance December 31, 1996                     1,605,675      $     --       22,896,612     $        2     $  124,429     ($ 113,098)

Issuance of common stock
 upon exercise of warrants                                                      23,331                            23

Conversion of preferred
 stock                                             (640)                     2,926,818              1

Offering costs on issuance
 of preferred stock                                                                                              (25)

Issuance of common stock                                                        19,048                            27

Issuance of warrants and
 extension                                                                                                       264

Accrued dividends on preferred
 stock                                                                                                        (2,836)

Imputed dividends on preferred
 stock                                                                                                          (774)

Translation adjustment

Net loss                                                                                                                     (9,135)
                                             ------------------------      --------------------------     ----------     ----------

Balance September 30, 1997                    1,605,035      $     --       25,865,809     $        3     $  121,108     $ (122,233)
                                             ========================      ==========================     ==========     ==========

                                            Translation
                                             Adjustment               Total
                                            ------------          -------------

Balance December 31, 1996                       $    384               $ 11,717

Issuance of common stock
 upon exercise of warrants                                                   23

Conversion of preferred
 stock                                                                        1

Offering costs on issuance
 of preferred stock                                                         (25)

Issuance of common stock                                                     27

Issuance of warrants and
 extension                                                                  264

Accrued dividends on preferred
 stock                                                                   (2,836)

Imputed dividends on preferred
 stock                                                                     (774)

Translation adjustment                              (953)                  (953)

Net loss                                                                 (9,135)
                                                --------               --------

Balance September 30, 1997                      $   (569)              $ (1,691)
                                                ========               ========








   The accompanying notes are an integral part of these financial statements.

                  NETWORK IMAGING CORPORATION AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (Unaudited)


                                                              Nine Months
                                                           Ended September 30,
                                                           1997          1996
                                                        ----------    ----------
                                                             (In thousands)

Cash flows from operating activities:
 Net loss                                                $ (9,135)     $(15,354)
 Adjustments to reconcile net loss
  to net cash used in operating
  activities:
   Depreciation and amortization                            3,752         4,465
   Gain on sale of asset                                     --            (111)
   Restructuring costs                                       --            (175)
   Loss on sale of subsidiary                                --             921
   Other non-cash items                                        15          --
   Changes in assets and
    liabilities:
     Accounts and notes receivable                         (1,837)        3,147
     Inventories                                               (6)          358
     Prepaid expenses and other                               145        (1,103)
     Accounts payable                                       1,698        (1,421)
     Accrued compensation and
      related expenses                                        242          (494)
     Accrued expenses, other                                  161        (1,656)
     Deferred revenues                                        (81)        1,707
     Deferred income taxes                                    (71)         (235)
                                                         --------      --------
Net cash used in operating activities                      (5,117)       (9,951)
                                                         --------      --------

Cash flows from investing activities:
 Sale of short-term investments                              --             111
 Capitalized software development
  and license costs                                        (1,059)       (1,513)
 Purchases of fixed assets                                   (557)         (748)
 Net cash provided in business
  divestiture                                                --            (401)
                                                         --------      --------
Net cash used in investing activities                      (1,616)       (2,551)
                                                         --------      --------

Cash flows from financing activities:
 Proceeds from issuance of common
  and preferred stocks, net                                    (2)       16,937
 Proceeds from issuance of Series
  K preferred stock, net                                    2,926          --
 Cash dividends paid on Series A
  preferred stock                                          (1,605)       (2,408)
 Cash dividends paid on Series F
  preferred stock                                            (174)         --
 Payments on Mandatory Redeemable
  Preferred Stock                                          (3,500)         --
 Proceeds from borrowings                                   5,000          --
 Proceeds from issuance of
  long-term debt                                            2,000
 Proceeds from sale and leaseback
  of fixed assets                                            --             196
 Proceeds from Notes Receivable
  related to business divestitures                             60          --
 Principal payments on capital
  lease obligations                                          (800)         (667)
 Principal payments on debt                                  (843)         (271)
                                                         --------      --------
Net cash provided by financing
 activities                                                 3,062        13,787
                                                         --------      --------

Effect of exchange rate changes on
 cash and cash equivalents                                   (148)          (77)
Net decrease in cash and cash
 equivalents                                               (3,819)        1,208
Cash and cash equivalents at
 beginning of year                                          7,601         9,359
                                                         --------      --------
Cash and cash equivalents at September 30,               $  3,782      $ 10,567
                                                         ========      ========

Supplemental Cash Flow Information:
     Interest paid                                       $    478      $    231
     Income taxes paid                                   $    261      $    170





   The accompanying notes are an integral part of these financial statements.

                  NETWORK IMAGING CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


                           September 30, 1997 and 1996



1.  BASIS OF PRESENTATION



The unaudited financial statements presented herein have been prepared in accordance with the instructions to Form 10-Q and should be read in conjunction with the financial statements and notes thereto included in this Prospectus for the year ended December 31, 1996, which include information and note disclosures not included herein. In the opinion of management all adjustments, which include only those of a normal recurring nature, necessary to fairly present the Company's financial position, results of operations and cash flows have been made to the accompanying financial statements. The results of operations for the nine month period ended September 30, 1997 may not be indicative of the results that may be expected for the year ending December 31, 1997.


Certain   reclassifications  have  been  made  to  the  prior  period  financial statements to conform to the current period presentation.


2.  NEW ACCOUNTING PRONOUNCEMENT

In February 1997, the Financial Accounting Standards Board issued Statement No. 128, Earnings per Share, which is required to be adopted on December 31, 1997. At that time, the Company will be required to change the method currently used to compute earnings per share and to restate all prior periods. Under the new requirements for calculating primary earnings per share, the dilutive effect of stock options will be excluded. The impact of Statement 128 on the calculation of the primary and fully diluted earnings per share is not expected to be material.


The Company intends to adopt Statement of Financial Accounting Standards No.131, Disclosure about Segments of an Enterprise and Related Information (SFAS No.
131), in fiscal year 1998. SFAS No. 131 changes the way companies report segment information and requires segments to be determined based on how management measures performance and makes decisions about allocating resources. The adoption of SFAS No. 131 is not expected to materially impact the Company's financial position or results of operations.



3.  REDEEMABLE PREFERRED STOCK



During the first quarter of 1997, the Company redeemed 1,000,000 shares of Series F Preferred Stock for $3.5 million. The Company used proceeds from its line of credit to finance the Series F Preferred share buy back.

During the second quarter of 1997, the Company was to have redeemed the remaining 792,186 shares of Series F Preferred Stock for $2.8 million. Under an amendment to the December 1996 redemption agreement, the $2.8 million payment is now due on January 31, 1998, subject to certain acceleration terms related to the occurrence of certain events that are under the control of the Company.




4.  LINE OF CREDIT



During the second quarter of 1997, the Company drew the remaining $1.5 million from its $5.0 million line of credit established to finance the Series F Preferred share buy back. As part of the additional borrowing, the use of proceeds restriction was amended to allow its use for general corporate purposes and the Company entered into an amendment to the security agreement, which expanded the lender's security interest to include all personal property of the Company, including without limitation, (1) all personal property of the Company,
(2) all leases, licenses, permits, (3) all software products intellectual property now owned or hereafter developed by the Company, (4) all inventory, (5) all accounts, contract rights, chattel papers, instruments, general intangibles, documents, other obligations, monies, revenues, credits, claims, goodwill and causes of action, (6) all trade or service names, trademarks, service marks, logos and all patents, patent applications, copyrights, licensing agreements and royalty payments, (7) proceeds of the foregoing, and (8) all of the capital stock of Dorotech, S.A.



5.  NASDAQ-NMS MAINTENANCE REQUIREMENTS



At June 30, and September 30, 1997, the Company had not maintained net tangible assets of at least $4 million, which is one of the quantitative maintenance criteria for inclusion of the Company's securities on Nasdaq National Market. To remedy the short-fall and offset any adverse impact, the Company issued, during July 1997, 3,300 shares of Series K Convertible Preferred Stock ("Series K Stock") and warrants and received net proceeds of $2.9 million. Pursuant to the terms of the offering, the purchasers are also required to make additional purchases of shares of Series K Stock and warrants for $3.0 million upon the Company's achievement of certain performance milestones and the satisfaction of certain other conditions and an additional $4.7 million at their option (See
Note 7).

On August 21, 1997, the Company received a letter from the Nasdaq National Market indicating that the Company may not have sufficient assets to continue its listing on the Nasdaq National Market. The Company has responded to that inquiry and after further correspondence with Nasdaq requested a hearing before the Nasdaq National Market's Hearing Department to explain its plan for achievement and maintenance of the minimum net tangible assets requirement. Following a hearing held on Thursday, October 30, 1997, a Nasdaq Listing Qualifications Panel determined to grant the Company's request for continued inclusion in the Nasdaq National Market pursuant to an exception to the Nasdaq National Market's minimum net tangible asset requirement.

The Panel found that the Company had presented a reasonable plan for compliance. Based upon the plan detailed by the Company, the Panel concluded that the Company could achieve compliance with the continued listed requirements for the long-term.

In order to fully comply with the exception granted by the Panel, the Company must complete its plan of compliance in accordance with a timetable set forth by the Panel. The Company must demonstrate full compliance with the Nasdaq National Market continued listing requirements by December 31, 1997. The Panel also required that the Company have a minimum of $6.0 million in net tangible assets to ensure long term compliance with the net tangible assets requirement.



Although the Company believes that it can maintain the required net tangible assets of at least $6 million through additional issuances of its Series K Stock and warrants or other additional offerings of equity securities, there can be no assurance that the Company will complete such offerings or that, if completed, they will be on terms favorable to the Company or in an amount sufficient to permit the Company to continue to maintain net tangible assets of at least $6 million.



6.  CONVERTIBLE NOTES

During July and August 1997, the Company issued, pursuant to a private placement exemption under the Securities Act of 1933, as amended, 8% Convertible Notes due July 8, 2002 and August 20, 2002 totaling $2.0 million. The notes are convertible into the Company's Common Stock beginning 45 days after issue at a conversion price of $1.875 and $1.50 per share, the prices on the issue dates.

On or after October 30, and December 12, 1997, the holders have the right to redeem the convertible notes plus accrued interest on one business days' notice to the Company in cash or shares of Common Stock, at the Company's election. On or after October 30, and December 12, 1997, the Company has the right to redeem the convertible notes plus accrued interest on 30 days' notice tothe holders in cash or share of Common Stock, at the holders' election. If shares of Common Stock are used, Common Stock is issued at a rate of 90% of the previous 5 trading days average closing bid price. The interest is compounded semi-annually. The warrants issued to the investors have an exercise price of $1.875 and $1.50 per share and expire on July 8, and August 20, 2000, respectively.


7.  CONVERTIBLE PREFERRED STOCK OFFERINGS

During July 1997, the Company agreed to issue up to 11,000 units ("Units") consisting of one share of Series K Stock and warrants to acquire 75 shares of Common Stock at an exercise price of $2.40 per share at the price of $1,000 per Unit. On July 28, 1997, the Company issued 3,300 Units and received net proceeds of $2.9 million (the "Offering"). The Company also issued warrants to purchase 162,462 shares of Common Stock at $1.625 per share to the placement agent in the transaction. Under the requirements of a newly issued SEC staff position, the carrying value of the Series K Stock was increased by $774,000, or the corresponding amount allocated to beneficial conversion feature described below. The Company also recorded a related $774,000 non-cash charge to preferred stock dividends. In accordance with the terms of the Offering, the proceeds will be used for working capital and general corporate purposes. Pursuant to the terms of the Offering, the purchasers are required to make additional purchases of the Units for $3.0 million upon the Company's achievement of certain performance milestones and the satisfaction of certain other conditions. The remaining $4.7 million is to be offered to the purchasers and the purchasers, at their election, may elect to make purchases of the Units. In connection with the sale of the Units, the Company agreed to register the Common Stock issuable upon the conversion of the preferred stock and the execution of the warrants.



The Series K Preferred Stock has a per share liquidation preference, subject to the liquidation preferences of the Series A Preferred Stock, the Series F-1, F-2, F-3 and F-4 Preferred and the Series H Preferred Stock of an amount equal to the sum of $1,000 plus 7% per annum simple interest thereon for the period since the date of issuance. Each share is convertible at the option of the holder into the number of shares of Common Stock determined by dividing an amount equal to the initial purchase price of $1,000 by the lesser of (1) $2.00 and (2) the lowest closing sale price for the Common Stock for the ten trading days immediately preceding the conversion multiplied by the "Conversion Percentage." The "Conversion Percentage" is (a) 105% prior to the 61st day following July 28, 1997 (the "First Closing Date"), (b) 96% for the period between the 61st and the 90th day following the First Closing Date, (c) 85% for the period between the 91st and the 180th day following the First Closing Date, and (d) 81% for the period after the 180th day following the First Closing Date. The Series K Stock has a dividend rate of 7% per annum which is payable at the time of conversion or redemption in cash or shares of Common Stock, as elected by the Company.




8.  PREFERRED STOCK DIVIDENDS

During July 1997, the Company announced that it was suspending the dividend payment to holders of Series A Cumulative Convertible Preferred Stock ("Series A Stock"). Holders of Series A Stock did not receive dividends payable for the three months ended July 31, 1997 or October 31, 1997 in the amounts of $0.50 per share or $802,512.50 in the aggregate, respectively.

9.  STOCK OPTION REPRICING

In August 1997, the Board of Directors approved a plan to reprice the Company's outstanding stock options. The plan allowed holders of out-of-the-money options, excluding executives, officers, and directors, to receive a new exercise price of $1.50 per option share, the market price on the date the plan was approved. The plan allowed executives and officers of out-of-the-money options to also receive a new exercise price of $1.50, but the number of shares of Common Stock covered by these options were reduced pursuant to the Black-Scholes formula so that there would be approximate economic equivalence between old and new options. As a result, options for an aggregate of 561,752 out of a total of 1,635,000 shares of Common Stock at exercise prices ranging from $6.82 to $1.91 per share were repriced.

10.  RESTATEMENT

In connection with the Company's issuance of Series K Preferred Stock on July 28, 1997, ("the Offering"), the Company has restated its Consolidated Financial Statements for the quarter ended September 30, 1997 to reflect the Offering as temporary equity (See Note 7). The Offering was reclassified from shareholders' equity to temporary equity due to conditions of redemption, pursuant to the terms of the Certificate of Designation for the Series K Stock, that were not solely within control of the Company. As a result of this change, the Company's total stockholders' equity at September 30, 1997 decreased from $2.0 million to negative ($1.7) million. Subsequent to September 30, 1997, the Company received from the Series K Stockholders an amendment to the redemption provisions whereby, all conditions of redemption are now solely within control of the Company (See Note 11).

11.  SUBSEQUENT EVENT AND PRO FORMA BALANCE SHEET

On November 30, 1997, the Company and the Series K Preferred Stockholders agreed to amend certain redemption provisions of the Certificate of Designation to the Series K Stock that were not solely within the control of the Company. The stockholders agreed not to exercise any right of redemption if the stockholder's Cap Amount exceeds 135% of the total number of shares of Common Stock then issuable on conversion of its Series K Stock. The stockholders agreed to forgo their right to exercise such rights so long as (i) the Company has not, at any time, decreased the reserved amount of shares below 12,500,000 shares of Common Stock; (ii) the Company shall have taken immediate action following the trigger date to increase the reserved amount to 200% of the number of shares of Common Stock then issuable upon conversion of the outstanding Preferred Stock; and
(iii) the Company continues to use its good faith best efforts to increase the reserved amount to 200% of the number of shares of Common Stock then issuable upon conversion of the outstanding Preferred Stock. The parties agreed that the Company will be deemed to have used "its good faith best efforts" to increase the Reserved Amount so long as it solicits shareholder approval to authorize the issuance of additional shares of Common Stock no less than three (3) times during each 12 month period following the trigger date. Furhter, the stockholders agreed not to exercise any right of redemption if the Common Stock is suspended from trading on any of, or is not listed on at least one of, the New York Stock Exchange, the American Stock Exchange, the Nasdaq National Market or the Nasdaq Small Cap Market for an aggregate of 10 trading days in any nine month period, and in such circumstance the stockholders would be entitled to receive within five (5) business days of the occurrence of a redemption event, as liquidated damages an amount equal to 25% of the aggregate face amount of the shares of Series K Stock then held by each stockholder. The liquidated damages are payable, at the Company's option, in cash or shares of Common Stock, such stock based upon a price per share equal to 50% of the lowest closing price of the Common Stock during the 10 consecutive trading day period immediately preceding the date of such redemption event. Additionally, the Company has agreed to keep reserved 3,000,000 shares of Common Stock to satisfy its obligation with respect to the liquidated damages. In the event that the number of shares required to be issued by the Company with respect to the amount of liquidated damages exceeds 3,000,000 shares of Common Stock, and the Company does not have a sufficient number of shares of Common Stock authorized and available for issuance to satisfy its obligation with respect to the liquidated damages, the Company shall issue and deliver to the stockholders all 3,000,000 shares of Common Stock so reserved for that purpose and, upon such issuance, the stockholders shall have no right of redemption upon a Redemption Event as specified in the Certificate of Designation to the Series K Stock, but shall retain all other remedies to which they may be entitled at law or in equity which remedies shall not include the right of redemption. The stockholders also agreed not to exercise a right of redemption if the registration statement required to be filed by the Company, pursuant to a registration rights agreement entered into between the parties, has not been declared effective by January 31, 1998, or such registration statement, after being declared effective, cannot be utilized by the holders of the Series K Preferred Stock for the resale of their securities for an aggregate of more than 30 days after June 30, 1998, however, in any such events and while any of such events continues, the Company agrees to provide that the permanent reductions to the conversion percentages set forth in the registration rights agreement shall accrue at the rate of two hundreds (.02) per week instead of two hundreds (.02) per month. The stockholders further agreed not to exercise a right of redemption upon an event where the Company has 50% or more of the voting power of its capital stock owned beneficially by one person, entity or group (as such term is used under Section 13(d) of the Securities Exchange Act of 1934, as amended), so long as the Company has not approved, recommended or otherwise consented to the transaction which triggered that event. The parties have agreed that all subsequent holders of the Series K Stock shall be bound by the terms of the amendment, and the parties shall be responsible for communicating the terms of the amendment to any such subsequent holders. As a result, the Series K Preferred Stock classified as temporary equity at September 30, 1997 will be included within shareholders' equity at December 31, 1997. The pro forma balance sheet at September 30, 1997 reflects the Series K Preferred Stock as if it had been classified as permanent shareholders' equity.

                                                                       ANNEX A



BT Alex. Brown
Incorporated


Dated as of December 2, 1997


Board of Directors of Network Imaging Corporation
500 Huntmar Drive
Herndon, VA 20170

Dear Sirs:

         Network Imaging Corporation (the "Company") proposes to amend the Certificate of Designations of the Company's Series A Cumulative Convertible Preferred Stock (the "Series A Stock"). The proposed Certificate of Amendment to such Certificate of Designations (the "Certificate of Amendment") provides for, inter alia, a conversion rate at which holders may voluntarily convert shares of the Series A Stock into Common Stock, $.0001 par value, of the Company (the "Common Stock"), a limitation on the Company's ability to force conversion of the Series A Stock, the cessation of the accrual of cash dividends at their current rate as of April 30, 1997 and certain other changes.

         The changes contemplated by the Certificate of Amendment are referred to herein as the "Proposal." The holders of the Company's outstanding Common Stock are referred to herein as the "Common Stockholders." You have requested our opinion as to whether the Proposal is fair, from a financial point of view, to the Common Stockholders, in their capacity as such.

         BT Alex. Brown Incorporated, as a customary part of its investment banking business, is engaged in the valuation of businesses and their securities in connection with recapitalizations, mergers and acquisitions, negotiated underwritings, private placements and valuations for estate, corporate and other purposes. We are rendering the opinion set forth herein to the Board of Directors of the Company in connection with the Proposal and will receive a fee for such services and have received fees for rendering other financial advisory services to the Company.

         In connection with our opinion, we have reviewed the Certificate of Amendment and the documents referred to therein, certain publicly available financial information concerning the Company, certain non-public information, including financial forecasts, furnished to us concerning the Company, and the Company's Registration Statement on Form S-4 filed with the Securities and
Exchange Commission on September 26, 1997, and Amendment No.1 to the Registration Statement filed with the Securities and Exchange Commission on December 2, 1997, including the Proxy Statement pertaining to the Proposal contained therein. We have also held discussions with members of the senior management of the Company regarding its business and prospects. In addition, we have (i) reviewed the reported price and trading activity for the Common Stock and the Series A Stock, (ii) reviewed certain financial and stock market information for the Company, and similar information for certain other companies whose securities are publicly traded, and (iii) performed such other studies and analyses, and considered such other factors, as we deemed appropriate.

         We have not independently verified the information described above and, for purposes of this opinion and with your consent, have assumed the accuracy, completeness and fair presentation thereof. With respect to financial forecasts and other information relating to the prospects of the Company, we have assumed that such forecasts and other information were reasonably prepared and reflect the best currently available estimates and good faith judgments of the management of the Company as to the likely future financial performance of the Company. In addition, we have not conducted a physical inspection of the properties or facilities or made an independent evaluation or appraisal of the assets of the Company, nor have we been furnished with any such evaluation or appraisal. Our opinion is based on financial, economic, monetary, market, and other conditions as they exist and can be evaluated as of the date of this letter. We are not expressing any opinion as to the price at which Company's Common Stock will trade subsequent to adoption of the Proposal or subsequent to its implementation. We have made no independent investigation of any legal matters affecting the Company and have assumed the correctness of all legal advice given to the Company and the Board of Directors of the Company.

         Our opinion expressed herein was prepared for the use of the Board of Directors of the Company and does not constitute a recommendation to any stockholders as to how such stockholder should vote. We hereby consent to the inclusion of this opinion in its entirety as an exhibit to any proxy statement distributed in connection with the Proposal and as an exhibit to the Registration Statement.

         Based upon and subject to the foregoing, it is our opinion that as of the date of this letter, the Proposal is fair, from a financial point of view, to the Common Stockholders.

Very truly yours,

/s/ BT Alex. Brown Incorporated
BT Alex. Brown Incorporated

                                                                      ANNEX B


                           CERTIFICATE OF AMENDMENT TO
                         CERTIFICATE OF DESIGNATIONS OF
                 SERIES A CUMULATIVE CONVERTIBLE PREFERRED STOCK
                         OF NETWORK IMAGING CORPORATION

                     Pursuant to Section 242 of the General
                    Corporation Law of the State of Delaware


         We, James J. Leto, President, and Julia A. Bowen, Assistant Secretary, of Network Imaging Corporation (the "Corporation"), a corporation organized and existing under the General Corporation Law of the State of Delaware, in accordance with the provisions of Section 103 thereof, DO HEREBY CERTIFY:

         That, pursuant to authority conferred upon the Board of Directors of the Corporation by its Certificate of Incorporation, and pursuant to the provisions of Sections 151(a) and (g) of the General Corporation Law of the State of Delaware, the Board of Directors, at a meeting duly called and held on December 6, 1993, adopted a resolution creating a series of 1,750,000 shares of cumulative convertible preferred stock designated as Series A Cumulative Convertible Preferred Stock;

         That, (1) on December 3, 1997, the Board of Directors of the Corporation resolved to amend the Certificate of Designations of the Series A Cumulative Convertible Preferred Stock ("Certificate of Designations"), (2) on December __, 1997, the holders of Common Stock, voting separately as a class, and the holders of the Series A Cumulative Convertible Preferred Stock, voting separately as a class, (3) by unanimous written consent dated December __, 1997, the holder of the Series F-1 Convertible Preferred Stock, the Series F-2 Convertible Preferred Stock, the Series F-3 Convertible Preferred Stock and the Series F-4 Convertible Preferred Stock and (4) by unanimous written consent dated December __, 1997, the holders of the Series K Convertible Preferred Stock, resolved to amend the Certificate of Designations as follows:

1. Designation and Number. The designation of the series of preferred stock fixed by this resolution shall be "Series A Cumulative Convertible Preferred Stock" (hereinafter referred to as the "Series A Preferred Stock" and the number of shares constituting such series shall be 1,750,000. Each share shall have a par value of $.0001 per share.

2. Rank. The Series A Preferred Stock shall rank: (i) prior to all of the Corporation's Common Stock, par value $.0001 per share ("Common Stock"), (ii) prior to all of the Corporation's Series F-1, F-2, F-3 and F-4 Convertible Preferred Stock, par value $.0001 per share (collectively, "Series F Preferred Stock"), (iii) prior to all of the Corporation's Series K Convertible Preferred Stock, par value $.0001 per share ("Series K Preferred Stock"), (iv) prior to any class or series of capital stock of the Corporation hereafter created either specifically ranking by its terms junior to the Series A Preferred Stock or not specifically ranking by its terms senior to or on parity with the Series A Preferred Stock (collectively with the Common Stock, the Series F Preferred Stock and the Series K Preferred Stock, "Junior Securities"); (v) subject to the provisions of subparagraph 4(ii) hereof, on parity with any class or series of capital stock of the Corporation hereafter created specifically ranking by its terms on parity with the Series A Preferred Stock ("Parity Securities"); and
          (vi) subject to the provisions of subparagraph 4(ii) hereof, junior to any class or series of capital stock of the Corporation hereafter created specifically ranking by its terms senior to the Series A Preferred Stock ("Senior Securities"), in each case, as to payment of dividends or as to distributions of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary (all such distributions being referred to collectively as "Distributions").

3.        Dividends.

          (i) No dividends shall accrue on the Series A Preferred Stock from May 1, 1997 through the date prior to the date ("Meeting Date") this Certificate of Amendment to Certificate of Designations of Series A Cumulative Convertible Preferred Stock of Network Imaging Corporation is approved by the holders of Common Stock, voting separately as a class, the holders of Series A Preferred Stock, voting separately as a class, the holders of Series F Preferred Stock, voting separately as a class, and the holders of Series K Preferred Stock, voting separately as a class.

          (ii) The dividend rate of the Series A Preferred Stock shall be computed at a rate of $.84 per share per annum payable in kind on each outstanding share of Series A Preferred Stock from the Meeting Date. Dividends shall be payable quarterly in arrears out of funds legally available therefor on March 15, June 15, September 15 and December 15 of each year, commencing March 15, 1998 (each a "Series A Dividend Payment Date"). Dividends on shares of Series A Preferred Stock shall be cumulative and shall accrue (whether or not declared), without interest, from the first day of the quarterly period in which such dividend may be payable as herein provided, except with respect to the first quarterly payment, which shall accrue from the Meeting Date. On each Series A Dividend Payment Date, all dividends that shall have accrued on each share of Series A Preferred Stock outstanding on the applicable record date shall accumulate and be deemed to become "due." Any dividend that shall not be paid on the Series A Dividend Payment Date on which it shall become due shall be deemed to be "past due" (a "Cumulated Series A Dividend") until such Cumulated Series A Dividend shall have been paid.

          (iii) The Corporation shall have the right to pay dividends on each Series A Dividend Payment Date in shares of Common Stock, valued at the Quarterly Average Stock Price (as hereinafter defined). The "Quarterly Average Stock Price" shall be the average Closing Price (as hereinafter defined) per share of Common Stock during the 10 consecutive trading days following release by the Corporation of its earnings for the quarterly period ended immediately prior to the applicable Series A Dividend Payment Date. The "Closing Price" means, as of any date, the last sale price per share of Common Stock on the principal securities exchange or trading market where the Common Stock is listed or traded as reported by Bloomberg Financial Markets or a comparable reporting service of national reputation selected by the Board of Directors of the Corporation ("Board") if Bloomberg Financial Markets is not then reporting Closing Prices per share of Common Stock (collectively, "Bloomberg"), or if the foregoing does not apply, the last reported sale price per share of Common Stock in the over-the-counter market on the electronic bulletin board as reported by Bloomberg, or, if no sale price is reported per share of Common Stock by Bloomberg, the average of the bid prices of any market makers for the Common Stock as reported in the "pink sheets" by the National Quotation Bureau, Inc. If the Closing Price cannot be calculated on such date on any of the foregoing bases, the Closing Price per share of Common Stock on such date shall be the fair market value as reasonably determined by an investment banking firm selected by the Board, with the costs of such appraisal to be borne by the Corporation. If the Corporation determines to pay dividends on any Series A Dividend Payment Date in shares of Common Stock, the Corporation shall cause certificates representing shares of Common Stock to be mailed to the holders of record of Series A Preferred Stock (determined in accordance with subparagraph 3(v)) within 30 Business Days (as hereinafter defined) of the applicable Series A Dividend Payment Date.

          (iv) If dividends are to be paid in cash, the Board shall declare and pay current dividends out of funds legally available therefor (after giving effect to the payment of all requisite dividends on Senior Securities).

          (v) In order to determine the holders of the Series A Preferred Stock entitled to receive dividends, the Corporation shall fix a record date not more than 60 days prior to any Series A Dividend Payment Date. If any such Series A Dividend Payment Date should fall on a day that is not a "Business Day," then the Corporation shall pay the applicable dividend if payable in cash on the next succeeding Business Day. "Business Day" shall mean a day other than a Saturday, Sunday or other day on which any national securities exchange or quotation system on which the Common Stock of the Corporation is traded or quoted is authorized or required by law to close.

          (vi) The Corporation shall not: (A) pay or declare and set apart for payment any dividends or Distributions on the Corporation's Junior Securities, other than dividends payable in the form of additional shares of the same Junior Security as that on which such dividend is declared, or (B) redeem, purchase, or otherwise acquire any shares of Junior Securities or any right, warrant or option to acquire any Junior Securities, unless full Cumulated Series A Dividends have been, or contemporaneously are, paid or declared and set apart for such payment on the Series A Preferred Stock.

          (vii) No full dividends shall be paid or declared and set apart for payment on any class or series of Parity Securities for any period unless full Cumulated Series A Dividends have been, or contemporaneously are, paid or declared and set apart for such payment on the Series A Preferred Stock for all dividend periods terminating on or prior to the date of payment of such full Cumulated Series A Dividends. No full dividends shall be paid or declared and set apart for payment on the Series A Preferred Stock for any period unless full cumulative dividends have been, or contemporaneously are, paid or declared and set apart for payment on the Parity Securities for all dividend periods terminating on or prior to the date of payment of such full Cumulated Series A Dividends. When dividends are not paid in full upon the Series A Preferred Stock and the Parity Securities, all dividends paid or declared and set apart for payment upon shares of Series A Preferred Stock and the Parity Securities shall be paid or declared and set apart for payment pro rata, so that the amount of dividends paid or declared and set apart for payment per share on the Series A Preferred Stock and the Parity Securities shall in all cases bear to each other the same ratio that accrued and unpaid dividends per share on the shares of Series A Preferred Stock and the Parity Securities bear to each other (without taking into account the dividends so paid and those so declared and set apart for payment).

          (viii) To the extent the Corporation shall not have funds legally available to pay all Cumulated Series A Dividends when due under paragraphs 3, 5, 6, 7 or 8 hereof or otherwise, the Corporation's obligation to make such payment shall be deferred until the first date on which the Corporation shall have funds legally available for all or a portion of such payment, which shall then be made in whole or in part, as the case may be, until such Cumulated Series A Dividends shall have been paid in full.

4.        Voting Rights.

          (i) Except as may otherwise be provided herein or required by law, the holders of the shares of Series A Preferred Stock ("Series A Holders") shall not be entitled to any vote in respect of such shares.

          (ii) The affirmative vote, in person or by proxy, of the Series A Holders of the majority of the outstanding shares of the Series A Preferred Stock, voting as a single class, on a one-vote-per-share of Series A Preferred Stock basis, shall be necessary for the Corporation to authorize: (x) any class or series of Senior Securities; or (y) any class or series of Parity Securities; provided, however, that no such vote shall be required pursuant to clause (x) or (y) in the event the Corporation shall then have the right to redeem the Series A Preferred Stock and, prior to the date of issuance of such new class or series of Senior Securities or Parity Securities, provision shall have been made for the redemption or exchange of all the outstanding shares of the Series A Preferred Stock and such redemption or exchange occurs on or prior to the date of issuance of such new series or class of Senior Securities or Parity Securities.

          (iii) On all matters on which the Series A Preferred Stock is entitled to vote by law, the Series A Holders shall be entitled to one vote per share of Series A Preferred Stock, voting separately as a single class, and the presence, in person or by proxy, of the Series A Holders of a majority of the outstanding shares of the Series A Preferred Stock shall constitute a quorum.

5.        Conversion Rights.

          (i) Each share of Series A Preferred Stock may be converted, at the option of each Series A Holder, at any time and from time to time, into fully-paid and non-assessable shares of Common Stock; provided, however, that a Series A Holder's right to so convert shares of Series A Preferred Stock shall terminate as to shares thereof that are redeemed or exchanged by the Corporation on the Exchange Date or the time a Change in Control occurs (as hereinafter defined) therefor as provided in and subject to the terms and conditions of subparagraph 7(ii) or 8(ii) hereof, respectively. The number of shares of Common Stock to which the Series A Holder of each share of Series A Preferred Stock shall be entitled upon conversion shall be the product obtained by multiplying the number of shares of Series A Preferred Stock to be converted by the Conversion Rate (as hereinafter defined); in addition, the Series A Holder shall be entitled upon conversion to receive cash or shares of Common Stock (valued at the Quarterly Average Stock Price determined as of the immediately preceding Series A Dividend Payment Date), at the option of the Corporation, in an amount equal to all Cumulated Series A Dividends on each share of Series A Preferred Stock so converted, provided, if dividends are paid in cash, there are funds legally available therefor. The "Conversion Rate," that is, the number of shares of Common Stock for which each share of Series A Preferred Stock may be converted, shall be determined by reference to the Average Stock Price (as hereinafter defined). The "Average Stock Price" shall be the average Closing Price per share of Common Stock during the 20 consecutive trading days following the Meeting Date. With the quotient of $10 and the Average Stock Price provided that such quotient is not greater than 7.68 and not less than 5.00, if the Average Stock Price is less than or equal to $1.30, the Conversion Rate shall be 7.68; if the Average Stock Price is greater than $1.30 but less than or equal to $1.50, the Conversion Rate shall be 6.67; if the Average Stock Price is greater than $1.50 but less than or equal to $1.75, the Conversion Rate shall be 5.71; and if the Average Stock Price is greater than $1.75, the Conversion Rate shall be 5.00. The Corporation shall not issue fractional shares of Common Stock upon conversion of Series A Preferred Stock or as Cumulated Series A Dividends, but, in lieu thereof, shall pay to a Series A Holder cash in an amount equal to such fraction multiplied by the Closing Price per share of the Common Stock on the trading day prior to the date on which the shares are converted.

          (ii) The Series A Preferred Stock shall be converted into Common Stock in the following manner:

                   (A)     Shares of Series A  Preferred  Stock  received by the
                    Corporation in exchange for Common Stock shall be retired and canceled and shall no longer be available for issuance as Series A Preferred Stock.

                   (B)     A Series A Holder shall give  written  notice  to the
                    Corporation of its desire to convert all or a portion of the shares of Series A Preferred Stock owned by such Series A Holder. Such notice shall be accompanied by certificates, duly endorsed for transfer, evidencing the number of shares of Series A Preferred Stock such Series A Holder desires to convert, together with cash, if any, required by subparagraph 5(ii)(C) hereof. The Corporation will, as soon as practicable thereafter, deliver to such Series A Holder or to such Series A Holder's nominee or nominees, a certificate or certificates for the appropriate number of shares of Common Stock, together with cash, as provided in subparagraph 5(i), with respect to any fractional shares otherwise issuable upon conversion, and cash or shares of Common Stock (valued at the Quarterly Average Stock Price determined as of the immediately preceding Series A Dividend Payment Date), at the option of the Corporation, in an amount equal to all Cumulated Series A Dividends on each share of Series A Preferred Stock so converted, provided, if dividends are paid in cash, there are funds legally available therefor, and, in the event of a partial conversion, a certificate representing the balance, if any, of the shares of Series A Preferred Stock represented by the surrendered certificate or certificates but not converted to Common Stock.

                   (C)     In the event that shares of Series A Preferred  Stock
                    are surrendered for conversion on any date during the period from the close of business on a record date fixed for determining the Series A Holders entitled to receive dividends to the opening of business on the corresponding Series A Dividend Payment Date, the Series A Holder must also deliver to the Corporation an amount in cash equal to the dividend payable with respect to such shares of Series A Preferred Stock on such Series A Dividend Payment Date and shall continue to be entitled to receive such dividend on such Series A Dividend Payment Date. In the event that the date on which the shares are converted is the Series A Dividend Payment Date, such Series A Holder will be entitled to receive the dividend payable with respect to such Series A Preferred Stock and shall not be required to include any payment in the amount of the dividend payable with respect to such converted shares of Series A Preferred Stock.

                   (D)     If,  prior to the date on which all shares  of Series
                    A Preferred Stock are converted, the Corporation shall (1) pay a dividend in shares of Common Stock or make a distribution in shares of Common Stock, (2) subdivide its outstanding shares of Common Stock, (3) combine its outstanding shares of Common Stock into a smaller number of shares of Common Stock or (4) issue by reclassification of its Common Stock other securities of the Corporation, the Conversion Rate in effect on the opening of business on the record date for determining stockholders entitled to participate in such transaction shall thereupon be adjusted, or, if necessary, the right to convert shall be amended, such that the number of shares of Common Stock receivable upon conversion of the shares of Series A Preferred Stock immediately prior thereto shall be adjusted so that the Series A Holder shall be entitled to receive, upon the conversion of such shares of Series A Preferred Stock, the kind and number of shares of Common Stock or other securities of the Corporation that it would have owned or would have been entitled to receive after the happening of any of the events described above had the Series A Preferred Stock been converted immediately prior to the happening of such event or any record date with respect thereto. Any adjustment made pursuant to this subparagraph 5(ii)(D) shall become effective immediately after the effective date of such event and such adjustment shall be retroactive to the record date, if any, for such event. No adjustment with respect to any ordinary cash dividends (made out of current earnings) on shares of Common Stock shall be made.

                   (E)     Whenever the Conversion Rate is adjusted  pursuant to
                    any of the foregoing provisions of this paragraph 5, the Corporation shall forthwith prepare a written statement signed by the president or any vice president and the treasurer or any assistant treasurer or the secretary or any assistant secretary of the Corporation, setting forth the adjusted Conversion Rate determined as provided in this paragraph 5, and in reasonable detail the facts requiring such adjustment. Such statement shall be filed among the permanent records of the Corporation and a copy thereof shall be furnished to any Series A Holder requesting the same, and shall at all reasonable times during business hours be open to inspection by the Series A Holders. Within 10 days of the event requiring an adjustment, the Corporation shall also cause a notice, stating that such an adjustment has been made and setting forth the adjusted Conversion Rate, to be mailed, first-class, postage prepaid, to all then Series A Holders of record at their addresses as the same appear on the stock records of the Corporation.

                   (F)     If a Series A Holder has delivered notice to the Cor-
                    poration of its desire to convert all or a portion of its shares of Series A Preferred Stock, and certificates, duly endorsed for conversion in respect of such shares and cash, if any, required by subparagraph 5(ii)(C) hereof, then all shares of Series A Preferred Stock so tendered to the Corporation shall be deemed to be no longer outstanding and, notwithstanding the failure of the Corporation to issue the Common Stock, such Series A Holder shall be deemed, for all purposes (except as set forth in the next sentence of this subparagraph 5(ii)(F)), to be a holder of the number of shares of Common Stock into which the shares of Series A Preferred Stock such Series A Holder is entitled to receive pursuant to the terms of this paragraph 5 in each case as of the close of business on the date on which such conversion notice is delivered. In the event such Series A Holder has delivered notice to the Corporation of his desire to convert all or a portion of his shares of Series A Preferred Stock, such Series A Holder shall retain the right to receive all Cumulated Series A Dividends payable on the shares so converted through the date such Series A Holder's conversion notice is delivered, as provided in this paragraph 5, notwithstanding such conversion.

          (iii) The Corporation shall not, by amendment of its Certificate of Incorporation as amended as of the date hereof, or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation but shall at all times in good faith assist in the carrying out of all the provisions of this paragraph 5. The Corporation shall at all times reserve and keep available out of its authorized but unissued Common Stock the full number of shares of Common Stock deliverable upon the conversion of all the then outstanding shares of Series A Preferred Stock and shall take all such action and obtain all such permits or orders as may be necessary to enable the Corporation to validly and legally issue fully paid and non-assessable shares of Common Stock upon the conversion of Series A Preferred Stock. The Corporation shall obtain, prior to or concurrently with the first issuance of the Series A Preferred Stock, the authorization for the listing of shares of Common Stock issuable upon conversion of the Series A Preferred Stock on the Nasdaq National Market and shall use its best efforts to maintain, for as long as any shares of Series A Preferred Stock shall be outstanding, such authorization or authorization for the listing of such shares on a national securities exchange on which the Common Stock may hereafter be listed. The Corporation shall pay any and all transfer, stamp and other like taxes that may be payable in respect of the issuance or delivery to a Series A Holder of shares of Common Stock on conversion of the Series A Preferred Stock by such holder.

                   (A)     Liquidation Price. In the event of  any  voluntary or
                    involuntary liquidation, dissolution or winding up of the affairs of the Corporation, the amount that shall be paid to a Series A Holder of each share of Series A Preferred Stock shall be $12.00 and an additional sum equal to all Cumulated Series A Dividends on a share of Series A Preferred Stock (hereinafter called the "Liquidation Price"), and no more. Upon any liquidation, dissolution or winding up of the Corporation, the Series A Holders will be entitled to be paid, after payment or provision for payment of the debts and other liabilities of the Corporation and after payment or provision for payment is made upon any Senior Securities, but before any Distribution or payment is made upon any Junior Securities, an amount in cash equal to the aggregate Liquidation Price of all shares outstanding, and the Series A Holders will not be entitled to any further payment. If, upon any such liquidation, dissolution or winding up of the Corporation, the Corporation's assets to be distributed among the Series A Holders and the holders of Parity Securities (the "Parity Holders") are insufficient to permit payment in full to such Series A Holders and the Parity Holders of the aggregate amount that they are entitled to be paid, then the available assets to be distributed will be distributed ratably among such Series A Holders and Parity Holders based upon the aggregate Liquidation Price of the Series A Preferred Stock and the aggregate liquidation preference of any Parity Securities held by each such Series A Holder and Parity Holder, respectively. The Corporation will mail written notice of such liquidation, dissolution or winding up, not less than 30 days prior to the payment date stated therein, to each Series A Holder of record. Neither the consolidation or merger of the Corporation into or with any other corporation or any other person, nor the sale or transfer by the Corporation of all or any part of its assets, nor the reduction of the capital stock of the Corporation will be deemed to be a liquidation, dissolution or winding up of the Corporation within the meaning of paragraphs 2 and 6.

6.        7.  Exchange.

          (i) Time of Exchange. The Corporation may, at its option, redeem shares of the Series A Preferred Stock, in whole or in part, by action of the Board, at any time after December 31, 1998, by exchanging shares of Common Stock for shares of Series A Preferred Stock at the Conversion Rate, provided (A) during the period beginning January 1, 1999 and ending on December 31, 1999, the Closing Price per share of the Common Stock is at least $4.00 per share for 20 consecutive trading days,
                    (B) during the period beginning January 1, 2000 and ending on December 31, 2000, the Closing Price per share of the Common Stock is at least $3.00 per share for 20 consecutive trading days and (c) during the period beginning January 1, 2001, at any time at the Corporation's option. In addition, each Series A Holder shall also be entitled, upon exchange, to receive cash or shares of Common Stock (valued at the Quarterly Average Stock Price determined as of the immediately preceding Series A Dividend Payment Date), at the option of the Corporation, in an amount equal to all Cumulated Series A Dividends on each share of Series A
                    Preferred Stock so exchanged, provided, if dividends are paid in cash, there are funds legally available therefor. The Corporation shall not issue fractional shares of Common Stock in exchange for Series A Preferred Stock or as Cumulated Series A Dividends, but, in lieu thereof, shall pay to a Series A Holder cash in an amount equal to such fraction multiplied by the Closing Price per share of Common Stock on the last trading day prior to the date on which the shares of Series A Preferred Stock are exchanged. The number of shares of Common Stock received in exchange for shares of Series A Preferred Stock plus the number of shares of Common Stock paid as Cumulated Series A Dividends are hereinafter referred to as "Exchange Shares," and the Exchange Shares plus the Cumulated Series A Dividends payable in cash, if any, are hereinafter referred to as the "Exchange Price."

          (ii) Procedures for Exchange. The Series A Preferred Stock shall be exchanged pursuant to subparagraph 7(i) in the following manner:

                   (A)     Shares of the Series A  Preferred  Stock  redeemed by
                    the Corporation shall be retired and canceled and shall no longer be available for issuance as Series A Preferred Stock.

                   (B)     In the  event of an  exchange  of  shares  of  Series
                    A Preferred Stock pursuant to subparagraph 7(i), notice of exchange of shares of Common Stock for shares of Series A Preferred Stock shall be given by the Corporation, not less than 30 nor more than 60 days prior to the Business Day designated in such notice (the "Exchange Date"), by first class mail to Series A Holders at their respective addresses then appearing on the records of the Corporation, and shall also be published, on or about the date of such mailing, in the National Edition of the Wall Street Journal. Such notice of exchange shall specify the Exchange Date, the Conversion Rate, whether Cumulated Series A Dividends will be paid in cash or in shares of Common Stock, the total number of shares of Series A Preferred Stock to be exchanged and, if fewer than all the shares held by such Series A Holder, the number of shares of such Series A Holder to be exchanged, and the place or places of exchange. The conversion rights of the Series A Holders shall continue until the Exchange Date (provided no default by the Corporation in the payment of the Exchange Price shall have occurred and be continuing, and in the event of any such default the Series A Holders' conversion rights shall continue until such shares are actually redeemed, exchanged or converted), and such notice shall state the then effective Conversion Rate and that the right of Series A Holders to exercise their conversion rights shall terminate at the close of business on the Exchange Date (provided no default by the Corporation in the payment of the Exchange Price shall have occurred and be continuing). On or before the Exchange Date, each Series A Holder shall surrender to the Corporation or its designated agent, at such place as it may designate in the exchange notice, certificates, duly endorsed for transfer, evidencing the number of shares of Series A Preferred Stock held by such Series A Holder and being exchanged. Upon such surrender, the Series A Holder shall be entitled to receive the Exchange Price per share.

                   (C)     If on the Exchange Date,  (1) notice of exchange  has
                    been mailed or delivered as provided herein and (2) the Corporation has deposited with an independent paying agent funds necessary to pay the Exchange Price payable in cash and certificates representing shares of Common Stock representing the Exchange Shares, then, unless the Corporation defaults on the exchange, all shares of Series A Preferred Stock subject to exchange shall, whether or not certificates for such shares have been surrendered for cancellation, be deemed to be no longer outstanding for any purpose and all rights with respect to such shares shall cease, except the right of the Series A Holder to receive the Exchange Price per share, without interest. The Corporation shall issue to the Series A Holder certificates representing the shares of Common Stock that constitute the Exchange Shares only after such holder's Series A Preferred Stock certificates have been surrendered to the Corporation for cancellation.

7.        8.   Change in Control

          (i) In the event of a "Change in Control" of the Corporation (as hereinafter defined), each Series A Holder shall have the right to put the security to the Corporation at $25.00 per share ("Change in Control Price") and no more. The Corporation shall have the right to pay the Change in Control Price in cash and/or shares of Common Stock (in which case such shares of Common Stock shall be valued at average stock price for the ten days preceding the Change in Control event, provided, if the Change in Control Price is to be paid in cash, there are funds legally available therefor. The Corporation shall not issue fractional shares of Common Stock in exchange for Series A Preferred Stock, but, in lieu thereof, shall pay to a Series A Holder cash in an amount equal to such fraction multiplied by the Closing Price per share of Common Stock on the last trading day prior to the date on which the shares of Series A Preferred Stock are exchanged.

          (ii) Procedures for Exchange. The Series A Preferred Stock shall be exchanged pursuant to subparagraph 8(i) in the following manner:

                   (A) Shares of the Series A Preferred Stock redeemed by the Corporation in exchange for the Change in Control Price shall be retired and canceled and shall no longer be available for issuance as Series A Preferred Stock.

                   (B)     In the  event  of a  Change  in  Control  may  occur,
                    notice shall be given by the Corporation, not less than 30 nor more than 60 days prior to the Business Day designated in such notice (the "Change in Control Exchange Date"), by first class mail to Series A Holders at their respective addresses then appearing on the records of the Corporation, and shall also be published, on or about the date of such mailing, in the National Edition of the Wall Street Journal. Such notice of exchange shall specify the Change in Control Exchange Date, whether the Change in Control Price is to be paid in cash, in shares of Common Stock or in a combination thereof, and the place or places of exchange. The conversion rights of the Series A Holders shall continue until the Change in Control occurs (provided no default by the Corporation in the payment of the Change in Control Price shall have occurred and be continuing, and in the event of any such default the Series A Holders' conversion rights shall continue until such shares are actually redeemed, exchanged or converted), and such notice shall state the then effective Conversion Rate and that the right of Series A Holders to exercise their conversion rights shall terminate at the time the Change in Control occurs (provided no default by the Corporation in the payment of the Change in Control Price shall have occurred and be continuing). On or before the Change in Control Exchange Date, each Series A Holder shall surrender to the Corporation or its designated agent, at such place as it may designate in the exchange notice, certificates, duly endorsed for transfer, evidencing the number of shares of Series A Preferred Stock held by such Series A Holder. Upon such surrender, the Series A Holder shall be entitled to receive the Change in Control Price per share.

                   (C)     If, at the time the Change  in  Control  occurs,  (1)
                    notice of exchange has been mailed or delivered as provided herein and (2) the Corporation has deposited with an independent paying agent funds necessary to pay the aggregate Change in Control Price payable in cash and certificates representing shares of Common Stock if part of the Change in Control Price is to be paid in shares of Common Stock, then, unless the Corporation defaults on the exchange, all shares of Series A Preferred Stock subject to exchange shall, whether or not certificates for such shares have been surrendered for cancellation, be deemed to be no longer outstanding for any purpose and all rights with respect to such shares shall cease, except the right of the Series A Holder to receive the Change in Control Price per share, without interest. The Corporation or its independent paying agent shall pay the Change in Control Price only after such holder's Series A Preferred Stock certificates have been surrendered to the Corporation for cancellation.

          (iii) "Change in Control" shall means the occurrence, after the Meeting Date, of any of the following events, directly or indirectly or in one or more series of transactions:

                   (A) The consolidation or merger of the Corporation with any Third Party (as hereinafter defined), unless the Corporation is the entity surviving such merger or consolidation;

                   (B) The transfer of all or substantially all of the assets of the Corporation to a Third Party;

                   (C)     A Third Party, directly or indirectly, through one or
                           more   subsidiaries  or  transactions  or  acting  in
                           concert with one or more persons or entities:

                           (x) acquires beneficial ownership of more than 50% of the outstanding shares of Common Stock;

                           (y) acquires irrevocable proxies representing more than 50% of the outstanding shares of Common Stock; or

                           (z) acquires any combination of beneficial ownership of outstanding shares of Common Stock and irrevocable proxies representing more than 50% of the outstanding shares of Common Stock.

                  Notwithstanding any provision contained herein, a Change in Control shall not include any of the above described events if they are the result of a Third Party's inadvertently acquiring beneficial ownership or irrevocable proxies or a combination of both for 50% or more of the outstanding shares of Common Stock, and the Third Party as promptly as practicable thereafter divests itself of beneficial ownership or irrevocable proxies for a sufficient number of shares so that the Third Party no longer has beneficial ownership or irrevocable proxies or a combination of both for 50% or more of the outstanding shares of Common Stock.

          (iv) Third Party" means a single person or a group of persons or entities acting in concert not wholly owned directly or indirectly by the Corporation.

         IN WITNESS WHEREOF, we have executed and subscribed this Certificate of Amendment and do hereby affirm the foregoing as true under the penalties of perjury this ____ day of December, 1997.

                                       NETWORK IMAGING CORPORATION



                                       By:      ______________________
                                       Name:  James J. Leto
                                       Title:  President
ATTEST:

______________________
Name:   Julia A. Bowen
Title:  Assistant Secretary

                                                                      ANNEX C



                           CERTIFICATE OF AMENDMENT TO

                         CERTIFICATE OF DESIGNATIONS OF
                 SERIES A CUMULATIVE CONVERTIBLE PREFERRED STOCK
                         OF NETWORK IMAGING CORPORATION


                     Pursuant to Section 242 of the General

                    Corporation Law of the State of Delaware



         We, James J. Leto, President, and Julia A. Bowen, Assistant Secretary, of Network Imaging Corporation (the "Corporation"), a corporation organized and existing under the General Corporation Law of the State of Delaware, in accordance with the provisions of Section 103 thereof, DO HEREBY CERTIFY:

         That, pursuant to authority conferred upon the Board of Directors of the Corporation by its Certificate of Incorporation, and pursuant to the provisions of Sections 151(a) and (g) of the General Corporation Law of the State of Delaware, the Board of Directors, at a meeting duly called and held on December 6, 1993, adopted a resolution creating a series of 1,750,000 shares of cumulative convertible preferred stock designated as Series A Cumulative Convertible Preferred Stock;

         That, (1) on December 3, 1997, the Board of Directors of the Corporation resolved to amend the Certificate of Designations of the Series A Cumulative Convertible Preferred Stock ("Certificate of Designations"), (2) on December __, 1997, the holders of Common Stock, voting separately as a class, and the holders of the Series A Cumulative Convertible Preferred Stock, voting separately as a class, (3) by unanimous written consent dated December __, 1997, the holder of the Series F-1 Convertible Preferred Stock, the Series F-2 Convertible Preferred Stock, the Series F-3 Convertible Preferred Stock and the Series F-4 Convertible Preferred Stock and (4) by unanimous written consent dated December __, 1997, the holders of the Series K Convertible Preferred Stock, resolved to amend the Certificate of Designations as follows:

1. Designation and Number. The designation of the series of preferred stock fixed by this resolution shall be "Series A Cumulative Convertible Preferred Stock" (hereinafter referred to as the "Series A Preferred Stock" and the number of shares constituting such series shall be 1,750,000. Each share shall have a par value of $.0001 per share.

2. Rank. The Series A Preferred Stock shall rank: (i) prior to all of the Corporation's Common Stock, par value $.0001 per share ("Common Stock"), (ii) prior to all of the Corporation's Series F-1, F-2, F-3 and F-4 Convertible Preferred Stock, par value $.0001 per share (collectively, "Series F Preferred Stock"), (iii) prior to all of the Corporation's Series K Convertible Preferred Stock, par value $.0001 per share ("Series K Preferred Stock"), (iv) prior to any class or series of capital stock of the Corporation hereafter created either specifically ranking by its terms junior to the Series A Preferred Stock or not specifically ranking by its terms senior to or on parity with the Series A Preferred Stock (collectively with the Common Stock, the Series F Preferred Stock and the Series K Preferred Stock, "Junior Securities"); (v) subject to the provisions of subparagraph 4(ii) hereof, on parity with any class or series of capital stock of the Corporation hereafter created specifically ranking by its terms on parity with the Series A Preferred Stock ("Parity Securities"); and
          (vi) subject to the provisions of subparagraph 4(ii) hereof, junior to any class or series of capital stock of the Corporation hereafter created specifically ranking by its terms senior to the Series A Preferred Stock ("Senior Securities"), in each case, as to payment of dividends or as to distributions of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary (all such distributions being referred to collectively as "Distributions").


3.        Dividends.


         (i)      No dividends shall accrue on the Series A Preferred Stock from
                    May 1, 1997 through the date prior to the date ("Meeting Date") this Certificate of Amendment to Certificate of Designations of Series A Cumulative Convertible Preferred Stock of Network Imaging Corporation is approved by the holders of Common Stock, voting separately as a class, the holders of Series A Preferred Stock, voting separately as a class, the holders of Series F Preferred Stock, voting separately as a class, and the holders of Series K Preferred Stock, voting separately as a class.

          (ii) The dividend rate of the Series A Preferred Stock shall be computed at a rate of $.84 per share per annum payable in kind on each outstanding share of Series A Preferred Stock from the Meeting Date. Dividends shall be payable quarterly in arrears out of funds legally available therefor on March 15, June 15, September 15 and December 15 of each year, commencing March 15, 1998 (each a "Series A Dividend Payment Date"). Dividends on shares of Series A Preferred Stock shall be cumulative and shall accrue (whether or not declared), without interest, from the first day of the quarterly period in which such dividend may be payable as herein provided, except with respect to the first quarterly payment, which shall accrue from the Meeting Date. On each Series A Dividend Payment Date, all dividends that shall have accrued on each share of Series A Preferred Stock outstanding on the applicable record date shall accumulate and be deemed to become "due." Any dividend that shall not be paid on the Series A Dividend Payment Date on which it shall become due shall be deemed to be "past due" (a "Cumulated Series A Dividend") until such Cumulated Series A Dividend shall have been paid.

         (iii)    The Corporation shall have the right to pay  dividends on each
                    Series A Dividend Payment Date in shares of Common Stock, valued at the Quarterly Average Stock Price (as hereinafter defined). The "Quarterly Average Stock Price" shall be the average Closing Price (as hereinafter defined) per share of Common Stock during the 10 consecutive trading days following release by the Corporation of its earnings for the quarterly period ended immediately prior to the applicable Series A Dividend Payment Date. The "Closing Price" means, as of any date, the last sale price per share of Common Stock on the principal securities exchange or trading market where the Common Stock is listed or traded as reported by Bloomberg Financial Markets or a comparable reporting service of national reputation selected by the Board of Directors of the Corporation ("Board") if Bloomberg Financial Markets is not then reporting Closing Prices per share of Common Stock (collectively, "Bloomberg"), or if the foregoing does not apply, the last reported sale price per share of Common Stock in the over-the-counter market on the electronic bulletin board as reported by Bloomberg, or, if no sale price is reported per share of Common Stock by Bloomberg, the average of the bid prices of any market makers for the Common Stock as reported in the "pink sheets" by the National Quotation Bureau, Inc. If the Closing Price cannot be calculated on such date on any of the foregoing bases, the Closing Price per share of Common Stock on such date shall be the fair market value as reasonably determined by an investment banking firm selected by the Board, with the costs of such appraisal to be borne by the Corporation. If the Corporation determines to pay dividends on any Series A Dividend Payment Date in shares of Common Stock, the Corporation shall cause certificates representing shares of Common Stock to be mailed to the holders of record of Series A Preferred Stock (determined in accordance with subparagraph 3(v)) within 30 Business Days (as hereinafter defined) of the applicable Series A Dividend Payment Date.

          (iv) If dividends are to be paid in cash, the Board shall declare and pay current dividends out of funds legally available therefor (after giving effect to the payment of all requisite dividends on Senior Securities).


          (v) In order to determine the holders of the Series A Preferred Stock entitled to receive dividends, the Corporation shall fix a record date not more than 60 days prior to any Series A Dividend Payment Date. If any such Series A Dividend Payment Date should fall on a day that is not a "Business Day," then the Corporation shall pay the applicable dividend if payable in cash on the next succeeding Business Day. "Business Day" shall mean a day other than a Saturday, Sunday or other day on which any national securities exchange or quotation system on which the Common Stock of the Corporation is traded or quoted is authorized or required by law to close.


          (vi) The Corporation shall not: (A) pay or declare and set apart for payment any dividends or Distributions on the Corporation's Junior Securities, other than dividends payable in the form of additional shares of the same Junior Security as that on which such dividend is declared, or (B) redeem, purchase, or otherwise acquire any shares of Junior Securities or any right, warrant or option to acquire any Junior Securities, unless full Cumulated Series A Dividends have been, or contemporaneously are, paid or declared and set apart for such payment on the Series A Preferred Stock.

          (vii) No full dividends shall be paid or declared and set apart for payment on any class or series of Parity Securities for any period unless full Cumulated Series A Dividends have been, or contemporaneously are, paid or declared and set apart for such payment on the Series A Preferred Stock for all dividend periods terminating on or prior to the date of payment of such full Cumulated Series A Dividends. No full dividends shall be paid or declared and set apart for payment on the Series A Preferred Stock for any period unless full cumulative dividends have been, or contemporaneously are, paid or declared and set apart for payment on the Parity Securities for all dividend periods terminating on or prior to the date of payment of such full Cumulated Series A Dividends. When dividends are not paid in full upon the Series A Preferred Stock and the Parity Securities, all dividends paid or declared and set apart for payment upon shares of Series A Preferred Stock and the Parity Securities shall be paid or declared and set apart for payment pro rata, so that the amount of dividends paid or declared and set apart for payment per share on the Series A Preferred Stock and the Parity Securities shall in all cases bear to each other the same ratio that accrued and unpaid dividends per share on the shares of Series A Preferred Stock and the Parity Securities bear to each other (without taking into account the dividends so paid and those so declared and set apart for payment).


         (viii) To the extent the Corporation shall not have funds legally available to pay all Cumulated Series A Dividends when due under paragraphs 3, 5, 6, 7 or 8 hereof or otherwise, the Corporation's obligation to make such payment shall be deferred until the first date on which the Corporation shall have funds legally available for all or a portion of such payment, which shall then be made in whole or in part, as the case may be, until such Cumulated Series A Dividends shall have been paid in full.


4.        Voting Rights.

          (i) Except as may otherwise be provided herein or required by law, the holders of the shares of Series A Preferred Stock ("Series A Holders") shall not be entitled to any vote in respect of such shares.


          (ii) The affirmative vote, in person or by proxy, of the Series A Holders of the majority of the outstanding shares of the Series A Preferred Stock, voting as a single class, on a one-vote-per-share of Series A Preferred Stock basis, shall be necessary for the Corporation to authorize: (x) any class or series of Senior Securities; or (y) any class or series of Parity Securities; provided, however, that no such vote shall be required pursuant to clause (x) or (y) in the event the Corporation shall then have the right to redeem the Series A Preferred Stock and, prior to the date of issuance of such new class or series of Senior Securities or Parity Securities, provision shall have been made for the redemption or exchange of all the outstanding shares of the Series A Preferred Stock and such redemption or exchange occurs on or prior to the date of issuance of such new series or class of Senior Securities or Parity Securities.


          (iii) On all matters on which the Series A Preferred Stock is entitled to vote by law, the Series A Holders shall be entitled to one vote per share of Series A Preferred Stock, voting separately as a single class, and the presence, in person or by proxy, of the Series A Holders of a majority of the outstanding shares of the Series A Preferred Stock shall constitute a quorum.

5.        Conversion Rights.


          (i) Each share of Series A Preferred Stock may be converted, at the option of each Series A Holder, at any time and from time to time, into fully-paid and non-assessable shares of Common Stock; provided, however, that a Series A Holder's right to so convert shares of Series A Preferred Stock shall terminate as to shares thereof that are redeemed or exchanged by the Corporation on the Exchange Date or the time a Change in Control occurs (as hereinafter defined) therefor as provided in and subject to the terms and conditions of subparagraph 7(ii) or 8(ii) hereof, respectively. The number of shares of Common Stock to which the Series A Holder of each share of Series A Preferred Stock shall be entitled upon conversion shall be the product obtained by multiplying the number of shares of Series A Preferred Stock to be converted by the Conversion Rate (as hereinafter defined); in addition, the Series A Holder shall be entitled upon conversion to receive cash or shares of Common Stock (valued at the Quarterly Average Stock Price determined as of the immediately preceding Series A Dividend Payment Date), at the option of the Corporation, in an amount equal to all Cumulated Series A Dividends on each share of Series A Preferred Stock so converted, provided, if dividends are paid in cash, there are funds legally available therefor. The "Conversion Rate," that is, the number of shares of Common Stock for which each share of Series A Preferred Stock may be converted, shall be determined by reference to the Average Stock Price (as hereinafter defined). The "Average Stock Price" shall be the average Closing Price per share of Common Stock during the 20 consecutive trading days following the Meeting Date. With the quotient of $10 and the Average Stock Price provided that such quotient is not greater than 7.68 and not less than 5.00, if the Average Stock Price is less than or equal to $1.30, the Conversion Rate shall be 7.68; if the Average Stock Price is greater than $1.30 but less than or equal to $1.50, the Conversion Rate shall be 6.67; if the Average Stock Price is greater than $1.50 but less than or equal to $1.75, the Conversion Rate shall be 5.71; and if the Average Stock Price is greater than $1.75, the Conversion Rate shall be 5.00. The Corporation shall not issue fractional shares of Common Stock upon conversion of Series A Preferred Stock or as Cumulated Series A Dividends, but, in lieu thereof, shall pay to a Series A Holder cash in an amount equal to such fraction multiplied by the Closing Price per share of the Common Stock on the trading day prior to the date on which the shares are converted.



          (ii) The Series A Preferred Stock shall be converted into Common Stock in the following manner:

                   (A) Shares of Series A Preferred Stock received by the Corporation in exchange for Common Stock shall be retired and canceled and shall no longer be available for issuance as Series A Preferred Stock.


                   (B)     A Series A Holder shall  give written  notice  to the
                    Corporation of its desire to convert all or a portion of the shares of Series A Preferred Stock owned by such Series A Holder. Such notice shall be accompanied by certificates, duly endorsed for transfer, evidencing the number of shares of Series A Preferred Stock such Series A Holder desires to convert, together with cash, if any, required by subparagraph 5(ii)(C) hereof. The Corporation will, as soon as practicable thereafter, deliver to such Series A Holder or to such Series A Holder's nominee or nominees, a certificate or certificates for the appropriate number of shares of Common Stock, together with cash, as provided in subparagraph 5(i), with respect to any fractional shares otherwise issuable upon conversion, and cash or shares of Common Stock (valued at the Quarterly Average Stock Price determined as of the immediately preceding Series A Dividend Payment Date), at the option of the Corporation, in an amount equal to all Cumulated Series A Dividends on each share of Series A Preferred Stock so converted, provided, if dividends are paid in cash, there are funds legally available therefor, and, in the event of a partial conversion, a certificate representing the balance, if any, of the shares of Series A Preferred Stock represented by the surrendered certificate or certificates but not converted to Common Stock.



                   (C)     In the event that shares of Series A Preferred  Stock
                    are surrendered for conversion on any date during the period from the close of business on a record date fixed for determining the Series A Holders entitled to receive dividends to the opening of business on the corresponding Series A Dividend Payment Date, the Series A Holder must also deliver to the Corporation an amount in cash equal to the dividend payable with respect to such shares of Series A Preferred Stock on such Series A Dividend Payment Date and shall continue to be entitled to receive such dividend on such Series A Dividend Payment Date. In the event that the date on which the shares are converted is the Series A Dividend Payment Date, such Series A Holder will be entitled to receive the dividend payable with respect to such Series A Preferred Stock and shall not be required to include any payment in the amount of the dividend payable with respect to such converted shares of Series A Preferred Stock.

                   (D)     If,  prior to the date on  which all shares of Series
                    A Preferred Stock are converted, the Corporation shall (1) pay a dividend in shares of Common Stock or make a distribution in shares of Common Stock, (2) subdivide its outstanding shares of Common Stock, (3) combine its outstanding shares of Common Stock into a smaller number of shares of Common Stock or (4) issue by reclassification of its Common Stock other securities of the Corporation, the Conversion Rate in effect on the opening of business on the record date for determining stockholders entitled to participate in such transaction shall thereupon be adjusted, or, if necessary, the right to convert shall be amended, such that the number of shares of Common Stock receivable upon conversion of the shares of Series A Preferred Stock immediately prior thereto shall be adjusted so that the Series A Holder shall be entitled to receive, upon the conversion of such shares of Series A Preferred Stock, the kind and number of shares of Common Stock or other securities of the Corporation that it would have owned or would have been entitled to receive after the happening of any of the events described above had the Series A Preferred Stock been converted immediately prior to the happening of such event or any record date with respect thereto. Any adjustment made pursuant to this subparagraph 5(ii)(D) shall become effective immediately after the effective date of such event and such adjustment shall be retroactive to the record date, if any, for such event. No adjustment with respect to any ordinary cash dividends (made out of current earnings) on shares of Common Stock shall be made.



                   (E)     Whenever the Conversion Rate is adjusted  pursuant to
                    any of the foregoing provisions of this paragraph 5, the Corporation shall forthwith prepare a written statement signed by the president or any vice president and the treasurer or any assistant treasurer or the secretary or any assistant secretary of the Corporation, setting forth the adjusted Conversion Rate determined as provided in this paragraph 5, and in reasonable detail the facts requiring such adjustment. Such statement shall be filed among the permanent records of the Corporation and a copy thereof shall be furnished to any Series A Holder requesting the same, and shall at all reasonable times during business hours be open to inspection by the Series A Holders. Within 10 days of the event requiring an adjustment, the Corporation shall also cause a notice, stating that such an adjustment has been made and setting forth the adjusted Conversion Rate, to be mailed, first-class, postage prepaid, to all then Series A Holders of record at their addresses as the same appear on the stock records of the Corporation.

                   (F)     If a Series A Holder has delivered notice to the Cor-
                    poration of its desire to convert all or a portion of its shares of Series A Preferred Stock, and certificates, duly endorsed for conversion in respect of such shares and cash, if any, required by subparagraph 5(ii)(C) hereof, then all shares of Series A Preferred Stock so tendered to the Corporation shall be deemed to be no longer outstanding and, notwithstanding the failure of the Corporation to issue the Common Stock, such Series A Holder shall be deemed, for all purposes (except as set forth in the next sentence of this subparagraph 5(ii)(F)), to be a holder of the number of shares of Common Stock into which the shares of Series A Preferred Stock such Series A Holder is entitled to receive pursuant to the terms of this paragraph 5 in each case as of the close of business on the date on which such conversion notice is delivered. In the event such Series A Holder has delivered notice to the Corporation of his desire to convert all or a portion of his shares of Series A Preferred Stock, such Series A Holder shall retain the right to receive all Cumulated Series A Dividends payable on the shares so converted through the date such Series A Holder's conversion notice is delivered, as provided in this paragraph 5, notwithstanding such conversion.

          (iii) The Corporation shall not, by amendment of its Certificate of Incorporation as amended as of the date hereof, or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation but shall at all times in good faith assist in the carrying out of all the provisions of this paragraph 5. The Corporation shall at all times reserve and keep available out of its authorized but unissued Common Stock the full number of shares of Common Stock deliverable upon the conversion of all the then outstanding shares of Series A Preferred Stock and shall take all such action and obtain all such permits or orders as may be necessary to enable the Corporation to validly and legally issue fully paid and non-assessable shares of Common Stock upon the conversion of Series A Preferred Stock. The Corporation shall obtain, prior to or concurrently with the first issuance of the Series A Preferred Stock, the authorization for the listing of shares of Common Stock issuable upon conversion of the Series A Preferred Stock on the Nasdaq National Market and shall use its best efforts to maintain, for as long as any shares of Series A Preferred Stock shall be outstanding, such authorization or authorization for the listing of such shares on a national securities exchange on which the Common Stock may hereafter be listed. The Corporation shall pay any and all transfer, stamp and other like taxes that may be payable in respect of the issuance or delivery to a Series A Holder of shares of Common Stock on conversion of the Series A Preferred Stock by such holder.

                   (A)     Liquidation Price.  In the  event of any voluntary or
                    involuntary liquidation, dissolution or winding up of the affairs of the Corporation, the amount that shall be paid to a Series A Holder of each share of Series A Preferred Stock shall be $12.00 and an additional sum equal to all Cumulated Series A Dividends on a share of Series A Preferred Stock (hereinafter called the "Liquidation Price"), and no more. Upon any liquidation, dissolution or winding up of the Corporation, the Series A Holders will be entitled to be paid, after payment or provision for payment of the debts and other liabilities of the Corporation and after payment or provision for payment is made upon any Senior Securities, but before any Distribution or payment is made upon any Junior Securities, an amount in cash equal to the aggregate Liquidation Price of all shares outstanding, and the Series A Holders will not be entitled to any further payment. If, upon any such liquidation, dissolution or winding up of the Corporation, the Corporation's assets to be distributed among the Series A Holders and the holders of Parity Securities (the "Parity Holders") are insufficient to permit payment in full to such Series A Holders and the Parity Holders of the aggregate amount that they are entitled to be paid, then the available assets to be distributed will be distributed ratably among such Series A Holders and Parity Holders based upon the aggregate Liquidation Price of the Series A Preferred Stock and the aggregate liquidation preference of any Parity Securities held by each such Series A Holder and Parity Holder, respectively. The Corporation will mail written notice of such liquidation, dissolution or winding up, not less than 30 days prior to the payment date stated therein, to each Series A Holder of record. Neither the consolidation or merger of the Corporation into or with any other corporation or any other person, nor the sale or transfer by the Corporation of all or any part of its assets, nor the reduction of the capital stock of the Corporation will be deemed to be a liquidation, dissolution or winding up of the Corporation within the meaning of paragraphs 2 and 6.




7.  Exchange.


          (iv) Time of Exchange. The Corporation may, at its option, redeem shares of the Series A Preferred Stock, in whole or in part, by action of the Board, at any time after December 31, 1998, by exchanging shares of Common Stock for shares of Series A Preferred Stock at the Conversion Rate, provided (A) during the period beginning January 1, 1999 and ending on December 31, 1999, the Closing Price per share of the Common Stock is at least $4.00 per share for 20 consecutive trading days,
                    (B) during the period beginning January 1, 2000 and ending on December 31, 2000, the Closing Price per share of the Common Stock is at least $3.00 per share for 20 consecutive trading days and (c) during the period beginning January 1, 2001, at any time at the Corporation's option. In addition, each Series A Holder shall also be entitled, upon exchange, to receive cash or shares of Common Stock (valued at the Quarterly Average Stock Price determined as of the immediately preceding Series A Dividend Payment Date), at the option of the Corporation, in an amount equal to all Cumulated Series A Dividends on each share of Series A
                    Preferred Stock so exchanged, provided, if dividends are paid in cash, there are funds legally available therefor. The Corporation shall not issue fractional shares of Common Stock in exchange for Series A Preferred Stock or as Cumulated Series A Dividends, but, in lieu thereof, shall pay to a Series A Holder cash in an amount equal to such fraction multiplied by the Closing Price per share of Common Stock on the last trading day prior to the date on which the shares of Series A Preferred Stock are exchanged. The number of shares of Common Stock received in exchange for shares of Series A Preferred Stock plus the number of shares of Common Stock paid as Cumulated Series A Dividends are hereinafter referred to as "Exchange Shares," and the Exchange Shares plus the Cumulated Series A Dividends payable in cash, if any, are hereinafter referred to as the "Exchange Price."

          (v) Procedures for Exchange. The Series A Preferred Stock shall be exchanged pursuant to subparagraph 7(i) in the following manner:

                   (A)     Shares of the Series A  Preferred  Stock  redeemed by
                    the Corporation shall be retired and canceled and shall no longer be available for issuance as Series A Preferred Stock.


                   (B)     In  the  event  of  an exchange of shares of Series A
                    Preferred Stock pursuant to subparagraph 7(i), notice of exchange of shares of Common Stock for shares of Series A Preferred Stock shall be given by the Corporation, not less than 30 nor more than 60 days prior to the Business Day designated in such notice (the "Exchange Date"), by first class mail to Series A Holders at their respective addresses then appearing on the records of the Corporation, and shall also be published, on or about the date of such mailing, in the National Edition of the Wall Street Journal. Such notice of exchange shall specify the Exchange Date, the Conversion Rate, whether Cumulated Series A Dividends will be paid in cash or in shares of Common Stock, the total number of shares of Series A Preferred Stock to be exchanged and, if fewer than all the shares held by such Series A Holder, the number of shares of such Series A Holder to be exchanged, and the place or places of exchange. The conversion rights of the Series A Holders shall continue until the Exchange Date (provided no default by the Corporation in the payment of the Exchange Price shall have occurred and be continuing, and in the event of any such default the Series A Holders' conversion rights shall continue until such shares are actually redeemed, exchanged or converted), and such notice shall state the then effective Conversion Rate and that the right of Series A Holders to exercise their conversion rights shall terminate at the close of business on the Exchange Date (provided no default by the Corporation in the payment of the Exchange Price shall have occurred and be continuing). On or before the Exchange Date, each Series A Holder shall surrender to the Corporation or its designated agent, at such place as it may designate in the exchange notice, certificates, duly endorsed for transfer, evidencing the number of shares of Series A Preferred Stock held by such Series A Holder and being exchanged. Upon such surrender, the Series A Holder shall be entitled to receive the Exchange Price per share.

                   (C)     If on the Exchange Date, (1) notice  of  exchange has
                    been mailed or delivered as provided herein and (2) the Corporation has deposited with an independent paying agent funds necessary to pay the Exchange Price payable in cash and certificates representing shares of Common Stock representing the Exchange Shares, then, unless the Corporation defaults on the exchange, all shares of Series A Preferred Stock subject to exchange shall, whether or not certificates for such shares have been surrendered for cancellation, be deemed to be no longer outstanding for any purpose and all rights with respect to such shares shall cease, except the right of the Series A Holder to receive the Exchange Price per share, without interest. The Corporation shall issue to the Series A Holder certificates representing the shares of Common Stock that constitute the Exchange Shares only after such holder's Series A Preferred Stock certificates have been surrendered to the Corporation for cancellation.

 8. Change in Control

         (vi)     In the event of a "Change in Control" of the  Corporation  (as hereinafter defined), each Series A Holder shall have the right to put the security to the Corporation at $25.00 per share ("Change in Control Price") and no more. The Corporation shall have the right to pay the Change in Control Price in cash and/or shares of Common Stock (in which case such shares of Common Stock shall be valued at average stock price for the ten days preceding the Change in Control event, provided, if the Change in Control Price is to be paid in cash, there are funds legally available therefor. The Corporation shall not issue fractional shares of Common Stock in exchange for Series A Preferred Stock, but, in lieu thereof, shall pay to a Series A Holder cash in an amount equal to such fraction multiplied by the Closing Price per share of Common Stock on the last trading day prior to the date on which the shares of Series A Preferred Stock are exchanged.

         (vii)    Procedures for Exchange. The Series A Preferred Stock shall be exchanged pursuant to subparagraph 8(i) in the following manner:

                  (A)      Shares of the Series A Preferred  Stock  redeemed  by
                    the Corporation in exchange for the Change in Control Price shall be retired and canceled and shall no longer be available for issuance as Series A Preferred Stock.

                  (B)      In the event of a Change in Control may occur, notice
                    shall be given by the Corporation, not less than 30 nor more than 60 days prior to the Business Day designated in such notice (the "Change in Control Exchange Date"), by first class mail to Series A Holders at their respective addresses then appearing on the records of the Corporation, and shall also be published, on or about the date of such mailing, in the National Edition of the Wall Street Journal. Such notice of exchange shall specify the Change in Control Exchange Date, whether the Change in Control Price is to be paid in cash, in shares of Common Stock or in a combination thereof, and the place or places of exchange. The conversion rights of the Series A Holders shall continue until the Change in Control occurs (provided no default by the Corporation in the payment of the Change in Control Price shall have occurred and be continuing, and in the event of any such default the Series A Holders' conversion rights shall continue until such shares are actually redeemed, exchanged or converted), and such notice shall state the then effective Conversion Rate and that the right of Series A Holders to exercise their conversion rights shall terminate at the time the Change in Control occurs (provided no default by the Corporation in the payment of the Change in Control Price shall have occurred and be continuing). On or before the Change in Control Exchange Date, each Series A Holder shall surrender to the Corporation or its designated agent, at such place as it may designate in the exchange notice, certificates, duly endorsed for transfer, evidencing the number of shares of Series A Preferred Stock held by such Series A Holder. Upon such surrender, the Series A Holder shall be entitled to receive the Change in Control Price per share.

                  (C)      If, at the time the Change  in  Control  occurs,  (1)
                    notice of exchange has been mailed or delivered as provided herein and (2) the Corporation has deposited with an independent paying agent funds necessary to pay the aggregate Change in Control Price payable in cash and certificates representing shares of Common Stock if part of the Change in Control Price is to be paid in shares of Common Stock, then, unless the Corporation defaults on the exchange, all shares of Series A Preferred Stock subject to exchange shall, whether or not certificates for such shares have been surrendered for cancellation, be deemed to be no longer outstanding for any purpose and all rights with respect to such shares shall cease, except the right of the Series A Holder to receive the Change in Control Price per share, without interest. The Corporation or its independent paying agent shall pay the Change in Control Price only after such holder's Series A Preferred Stock certificates have been surrendered to the Corporation for cancellation.

         (viii) "Change in Control" shall means the occurrence, after the Meeting Date, of any of the following events, directly or indirectly or in one or more series of transactions:

                  (A)      The consolidation or merger of the  Corporation  with
                    any Third Party (as hereinafter defined), unless the Corporation is the entity surviving such merger or consolidation;

                  (B)      The  transfer  of  all  or  substantially  all of the
                    assets of the Corporation to a Third Party;

                  (C)      A Third Party, directly or indirectly, through one or
                    more subsidiaries or transactions or acting in concert with one or more persons or entities:

                           (x) acquires beneficial ownership of more than 50% of the outstanding shares of Common Stock;

                           (y) acquires irrevocable proxies representing more than 50% of the outstanding shares of Common Stock; or

                           (z) acquires any combination of beneficial ownership of outstanding shares of Common Stock and irrevocable proxies representing more than 50% of the outstanding shares of Common Stock.

                  Notwithstanding any provision contained herein, a Change in Control shall not include any of the above described events if they are the result of a Third Party's inadvertently acquiring beneficial ownership or irrevocable proxies or a combination of both for 50% or more of the outstanding shares of Common Stock, and the Third Party as promptly as practicable thereafter divests itself of beneficial ownership or irrevocable proxies for a sufficient number of shares so that the Third Party no longer has beneficial ownership or irrevocable proxies or a combination of both for 50% or more of the outstanding shares of Common Stock.

         (ix) "Third Party" means a single person or a group of persons or entities acting in concert not wholly owned directly or indirectly by the Corporation.

         IN WITNESS WHEREOF, we have executed and subscribed this Certificate of Amendment and do hereby affirm the foregoing as true under the penalties of perjury this ____ day of December, 1997.



                                        NETWORK IMAGING CORPORATION





                                        By:      _____________________

                                        Name:  James J. Leto

                                        Title:  President

ATTEST:

---------------------
Name:  Julia A. Bowen
Title:   Assistant Secretary